As filed with the Securities and Exchange Commission on January 25, 2006

Registration No. ___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZION OIL & GAS, INC.
(Name of Small Business Issuer in its Charter)
Delaware	1382	20-0065053
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

6510 Abrams Road, Suite 300, Dallas, Texas 75231
(214) 221-4610
(Address and Telephone Number of Principal Executive Offices)

15 Bareket St., Caesarea Industrial Park, 38900 Israel
+972 (0) 46 23 14 25
(Address of principal place of business or intended principal place of business)

The Corporation Trust Company
1209 Orange Street, Wilmington, Delaware 19801, (302) 658-7581
(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Alice A. Waters, Esq. 111 East Franklin Street, Waxahachie, Texas 75165 (972) 938-9090	Virginia K. Sourlis, Esq. The Galleria 2 Bridge Avenue Red Bank, New Jersey 07701 (732) 530-9007

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities To be Registered Common Stock, $.01 par value	Amount To be Registered 2,100,000* shares	Proposed Maximum Offering Price Per Unit $7.00 per share	Proposed Maximum Aggregate Offering Price $14,000,000	Amount of Registration Fee $1,648

*Includes 100,000 Gift Shares.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

PROSPECTUS SUMMARY *

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS *

RISK FACTORS *

USE OF PROCEEDS *

PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION *

CAPITALIZATION *

DETERMINATION OF OFFERING PRICE *

DILUTION *

ADDITIONAL SHARES TO BE REGISTERED *

DIVIDEND POLICY *

PLAN OF DISTRIBUTION *

LEGAL PROCEEDINGS *

MANAGEMENT *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT *

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS *

EXECUTIVE COMPENSATION *

STOCK OPTION PLAN *

DESCRIPTION OF SECURITIES *

SHARES ELIGIBLE FOR FUTURE SALE *

INTEREST OF NAMED EXPERTS AND COUNSEL *

BUSINESS AND PROPERTIES *

TAX CONSEQUENCES *

EXPERTS *

WHERE YOU CAN FIND MORE INFORMATION *

Zion Oil & Gas, Inc.

Shares of Common Stock, par value $.01 per Share

Minimum 350,000 Shares	Maximum 2,000,000 Shares

Zion Oil & Gas, Inc. is offering to sell to the public a minimum of 350,000 up to a maximum of 2,000,000 shares of our common stock, par value $.01 per share, at a price of $7.00 per share, through Network 1 Financial Securities, Inc. (the "Underwriter") and other broker/dealers (arranged by the Underwriter) who are members of the National Association of Securities Dealers, Inc. (NASD). The compensation to the Underwriter and other broker/dealers (collectively, the "Placement Agents") will consist of a commission of 7% ($0.49 per share) and a non-accountable expense allowance of 3% ($0.21 per share), as described in "PLAN OF DISTRIBUTION--Placement Agents" on page 26. In addition, the Underwriter shall receive warrants (the "Underwriter's Warrants") to purchase the number of shares equal to 10% of the shares sold by the Placement Agents, at an exercise price of $9.00 per share, exercisable no sooner than six months after the last closing of this offering, and terminating five years after the date of the first closing of this offering.

This offering is a "best efforts minimum/maximum offering." The Placement Agents are not required to place any firm orders or purchase any of the shares, but have agreed to use their best efforts to market the shares on our behalf. We cannot sell any of the shares until we have received and accepted subscriptions (using the tear-out form in the back of this prospectus) and payment for a minimum of 350,000 shares ($2,450,000). We and the Placement Agents will deposit all payments in an escrow account at ___________, with whom we have signed an escrow agreement. If we do not accept an investor's subscription, we will return his funds promptly, with any interest earned, without deduction. If we do not receive acceptable subscriptions and payment for 350,000 shares on or before a date (the "Minimum Date") which is 120 days following the date of this prospectus (which may, in our discretion, be extended by us for up to 120 days), we will terminate the offering and promptly refund the money raised with any interest earned, without deduction. If the minimum is received on or before the Minimum Date we will schedule an initial closing date, notify the investors of that date, and complete the initial sale of all subscriptions and funds received up to the initial closing date by transferring the funds out of the escrow account and promptly issuing the stock to the investors. After the initial closing, we and the Placement Agents will continue to deposit all subsequent payments into the escrow account until the earlier of (i) a date (the "Termination Date") which is 180 days following the date of this prospectus (which may, in our sole discretion, be extended by us for up to 60 days without notice to the investors), or (ii) the date on which a total of 2,000,000 shares have been subscribed and accepted, promptly after which we will have a final closing. There may be one or more interim closings between the initial and the final closings. Your minimum purchase must be at least 100 shares ($700). Depending upon the state in which you reside, the maximum amount you may invest may depend on certain "suitability standards." This is our initial public offering and no public market currently exists for our common stock. We have applied for listing of our common stock on the American Stock Exchange. We are also registering 100,000 shares of common stock (the "Gift Shares"), to be given by certain of our shareholders to specific individuals and entities after the registration statement is declared effective by the Securities and Exchange Commission .

Investing in our common stock is very risky. See "Risk Factors" at page 3 of this prospectus to read about the risks that you should consider before buying shares of our stock. Please note that all dollar amounts are in United States Dollars.

Price to Public	Placement Agents' Commissions (1)	Proceeds to Zion (1)(2)

Per Share	$7.00	$0.49	$6.51
Total Minimum	$2,450,000	$171,500	$2,278,500
Total Maximum	$14,000,000	$980,000	$13,020,000

(1) Reflects maximum amount of commissions payable to Placement Agents. In addition, we have agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"); and the Underwriter shall be entitled to a non-accountable expense allowance, compensation under a consulting agreement, and certain warrants to purchase a number of common shares equal to ten percent (10%) of the shares sold by it and other Placement Agents. See "Plan of Distribution--Placement Agents" on page 26.

(2) Before deducting estimated offering expenses of up to $278,500 in the minimum offering and $720,000 in the maximum offering.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed.

Network 1 Financial Securities, Inc.

The date of this prospectus is ,2006

PROSPECTUS SUMMARY

All references in this prospectus to the "Company", "Zion", "Zion Oil", "we", "us" or "our" are to Zion Oil & Gas, Inc., a Delaware corporation, and its predecessor, Zion Oil & Gas, Inc., a Florida corporation. Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of our common stock. You should read the entire prospectus carefully, including the risk factors and financial statements, before you decide to purchase our common stock. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

Zion Oil & Gas, Inc.

Zion Oil is a development stage oil and gas exploration company with a five-year operating history. Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231 and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park, Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com. We were incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003. Since April 2000 we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain. In October 2002, we submitted a detailed exploration report to the Petroleum Commissioner of the Ministry of National Infrastructures of the State of Israel, identifying our recommended prospect areas for deep drilling (to a depth of approximately 15,000 feet). Effective January 1, 2003, the Israeli government approved our prospects for drilling and consolidated our existing petroleum rights into a single exploration license (the "license" or the "Ma'anit-Joseph License") covering approximately 95,800 acres. On August 1, 2005, the license was expanded to cover approximately 98,100 acres, as shown on the map on the page 66 of this prospectus. The license expires April 30, 2007. On December 29, 2004 we signed a drilling contract to reenter and deepen the Ma'anit #1 well to a maximum depth of up to approximately 16,400 feet with Lapidoth Israel Oil Prospectors, Ltd, the sole Israeli oil well drilling contractor. We commenced drilling operations on April 10, 2005, and on July 14, 2005 reached our total depth of 15,482 feet. We commenced completion operations on July 20, 2005 and temporarily suspended such operations on November 4, 2005, pending completion of a technical review of all the data collected during the drilling and completion operations. On August 1, 2005, we were awarded a preliminary permit with priority rights (the "permit" or the "Asher Permit") to conduct preliminary geological and geophysical exploration activities on an area covering approximately 121,000 acres to the north and west of the Ma'anit-Joseph License. The permit expires on March, 31, 2007, but can be converted into an exploration license on up to 100,000 acres on the completion of the required work program.

The Offering
Securities offered by Zion	A minimum of 350,000 and a maximum of 2,000,000 shares of common stock, par value $.01 per share.
Common stock to be outstanding after this offering	Minimum of 8,123,788 shares, Maximum of 9,773,788 shares
Use of proceeds	Net proceeds will be used for exploratory well completion and drilling, prospect exploration, to reduce debt and for working capital. See "USE OF PROCEEDS" on page 11.

Summary of Financial Data (in US Dollars)
Balance sheets as of:	12/31/2003	12/31/2004	9/30/2005	9/30/2005	9/30/2005
	(Audited)(1)	(Audited)(1)	(Unaudited) (1)	(Pro Forma) (2)	(Pro Forma)(3)

Assets	$ 1,075,498	$ 1,914,774	$ 8,541,047	$ 10,541,047	$ 20,841,047
Liabilities	765,292	1,213,116	2,412,730	2,412,730	2,412,730
Stockholders' equity	310,206	701,658	6,128,317	8,128,317	18,428,317
Stockholders' equity
per common share	0.06	0.14	0.83	1.06	1.97

Statements of operations for:	Year ending	Year Ending	9 Mo. Ending
	12/31/2003	12/31/2004	9/30/2005
	(Audited)	(Audited)(1)	(Unaudited) (1)

Net income (loss)	$ (815,314)	$ (1,675,244)	$ (901,904)

_______________________________________

(1) Complete audited financial statements as of December 31, 2003 and 2004 and unaudited financial statements as of September 30, 2005 are included in this prospectus.

(2) Assumes minimum amount raised in the offering.

(3) Assumes maximum amount raised in the offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary", "Risk Factors", "Plan of Operation and Management's Discussion", "Business and Properties", and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance. In come cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "intends", "estimates", "predicts", "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

RISK FACTORS

An investment in our shares is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this prospectus, before investing. You should not invest in our shares unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

We are a development stage company.

Zion was incorporated in April 2000 and is still in its development stage. Our operations are subject to all of the risks inherent in establishing a new business enterprise. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and gas exploration business. We cannot warrant or provide any assurance that our business objectives will be accomplished. See "BUSINESS AND PROPERTIES", page 60.

Our financial condition has been unsound in the past and might again be so in the future.

All of our audited financial statements since inception have contained a statement by the auditors that raise the question about us being able to continue as a "going concern" unless we are able to raise additional capital. The audited financial statements for the year ending December 31, 2004 are included at pages F-1 to F-19 of this prospectus. The unaudited financial statements for the nine months ending September 30, 2005 are included at pages F-20 to F-36 of this prospectus. See Note 1 "Basis of Presentation" to our reviewed nine month financial statements which states in part: "Given the scope of the Company's planned operations over the next year, the success of the Company's recent private placements of $3,995,000 in common stock and warrants that closed March 31,2005, its accredited private placement of $1,380,000 in common stock and warrants that closed on June 10, 2005, its second accredited private placement of $3,230,000 of common stock that closed October 24, 2005, warrants exercised for $390,000 in December 2005, private placements of $814,000 in common stock and warrants in December 2005 through January 24, 2006, and the recent exploration efforts of the Company in Israel, it is the opinion of management that the going concern basis is appropriate."

We have no proved reserves or current production.

We do not have any proved reserves or current production of oil or gas. We cannot assure you that any wells will be completed or produce oil or gas in commercially profitable quantities.

We have a history of operating losses.

We incurred operating losses of $387,152 for the year ended December 31, 2002, $815,314 for the year ended December 31, 2003, $1,675,244 for the year ended December 31, 2004 and $901,904 for the nine months ended September 30, 2005. The accumulated deficit as of September 30, 2005 was $3,951,731. We cannot assure that we will ever be profitable.

We are committed to paying executive compensation for three years.

We have committed to the payment of $945,000 per year, for the three years beginning January 1, 2006, in cash compensation to five of our most senior executives. If we do not have a discovery of oil or gas, a sizable portion of the amounts raised in this offering may be used for executive compensation, reducing the amounts available for exploratory drilling. See "EXECUTIVE COMPENSATION--Executive Employment Arrangements", page 50.

If we are unable to obtain additional financing, we may be unable to successfully execute our business plan.

Our planned work program is expensive. If we are unable to raise at least $3,000,000 net proceeds during 2006 in a combination of this offering, warrant exercises, loans and foreign placements of our securities or we are unable to attract additional participants in the Joseph Project, we may not be able to complete the steps of our minimum work program for completing our Ma'anit #1 well, the cost of which could be as much as $1,000,000. A new well could cost as much as $7.5 million for a dry hole and $9 million for a completed producer, assuming there are no drilling or completion problems. If we raise less than the maximum amount of the offering, we may have to seek other forms of financing, including the sale (if possible) of a portion of our license rights and obligations to one or more other petroleum exploration companies in order to drill our planned appraisal well on the Ma'anit prospect. Moreover, even if the Ma'anit #1 and/or the appraisal well we plan to drill is completed as a commercial well, we may have to seek additional forms of financing, including the sale (if possible) of a portion of our license rights and obligations to drill additional wells to develop the Ma'anit prospect and additional wells planned to test additional prospects (including deep tests to the Permian) on our license. Any additional financing could cause your relative interest in our assets and potential to be significantly diluted. Even if we have exploration success, we may not be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses. See "Plan of Operation and Management's Discussion", page 14 .

Your investment will be diluted.

Your investment will be immediately diluted in terms of net tangible asset value per share. After the offering, your dilution will be between 72% and 85%. See "Dilution", page 24, for more details.

Oil and gas exploration is an inherently risky business.

Exploratory drilling involves enormous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. Even when properly used and interpreted, seismic data analysis and other computer simulation techniques are only tools used to assist geoscientists in trying to identify subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically available. The risk analysis techniques we use in evaluating potential drilling sites rely on subjective judgments of our personnel and consultants. There is no assurance that other companies with superior financial resources, larger technical infrastructure and more experience will agree with our analysis and recommendations. The prospects we intend to drill may be significantly more risky than we think they are, and your investment could be at greater risk than if you invested with an established oil and gas exploration company. See "BUSINESS AND PROPERTIES", page 60.

Our operations in Israel are subject to political and economic risks.

Our operations are concentrated in Israel and could be directly affected by political, economic and military conditions in Israel. Despite efforts to secure a lasting peace between Israel and its Arab neighbors and Palestinian residents, the future of these peace efforts is uncertain. Between October 2000 and the summer of 2004, there was a significant increase in violence primarily in the West Bank and the Gaza Strip, and negotiations between Israel and Palestinian representatives ceased for a period of over thirty months. Negotiations recommenced in June 2003 with the internationally sponsored "Road Map" plan, to which there is significant opposition from extremists on both sides. With the death of the former chairman of the Palestinian Authority in November 2004, violence has subsided, and Israel has effectively completed a disengagement process in the Gaza Strip and northern Samaria. Violence has further diminished with the building by Israel of the security fence between centers of Israeli and Palestinian populations. The chances for this renewed peace process cannot be predicted. This uncertainty is heightened with the recent incapacitation of the Israeli Prime Minister, Ariel Sharon, and the upcoming elections in both Israel and the Palestinian Authority.

Kibbutz Ma'anit (where we have drilled our first well) is in an area adjacent to Israeli Arab villages where anti-Israeli rioting broke out in late 2000. Any future armed conflict, political instability or continued violence in the region could have a negative effect on our operations and business conditions in Israel, as well as our ability to raise additional capital necessary for completion of our exploration program.

Our operations in Israel may be subject to:

  political and economic uncertainties, including changes in governmental energy and environmental policies or the personnel administering them;

  loss of revenue, property and equipment as a result of war, insurrection or terrorist activities;

  exchange rate fluctuations;

  changes in laws and policies affecting operations of foreign-based companies in Israel;

  modification of license and permit rights; and

  royalty and tax increases and other risks arising out of Israeli State sovereignty over the mineral rights in Israel and its taxing authority.

Consequently, our operations may be substantially affected by factors beyond our control, any of which could negatively affect our financial performance. Further, in the event of a legal dispute in Israel, we may be subject to the exclusive jurisdiction of Israeli courts or we may not be successful in subjecting persons who are not United States residents to the jurisdiction of courts in the United States, either of which could adversely affect the outcome of a dispute.

The legal and fiscal conditions of our license and permit, and operations could be impaired by changes in law and fiscal policy in Israel.

Our license and permit are issued under the Israeli Petroleum Law, 5712-1952, which together with certain regulations issued pursuant to the Israeli Income Tax Ordinance, sets out the basic terms of our rights and the royalty and tax regime to which we will be subject if we discover and produce petroleum. Over the last five years, several proposals were submitted by Israeli government authorities to amend various provisions of the Petroleum Law and the related fiscal regime which, if they had been adopted and applied to outstanding petroleum rights, might have resulted in increasing our costs of exploration and production. This adds to uncertainties attendant upon the conduct of petroleum activities in Israel, including possible increase of the tax burden to which we might have been subject in the event of a substantial discovery. While there are no specific proposals currently under consideration, it is possible that previous proposals may be resubmitted or new proposals presented. Until such time, if ever, as such proposals, if any, are presented, it is not possible to know whether and to what extent, if at all, amendments to the Petroleum Law or the related fiscal regime will affect our operations or, in the event of a discovery, potential results. See "BUSINESS AND PROPERTIES -Israel's Petroleum Law" and "-Petroleum Taxation" at pages 68-72.

Our license and permit could be canceled or terminated, and we would not be able to successfully execute our business plan.

Our license and permit are granted for fixed periods and each requires compliance with a work program detailed in the license or permit respectively. If we do not fulfill the relevant work program, the Israeli government may terminate the license or permit before its scheduled expiration date. See "BUSINESS AND PROPERTIES - Properties", pages 62-66 .

There are limitations on the transfer of interests in the license and permit, which could impair our ability to raise additional funds to execute our business plan.

The Israeli government has the right to approve any transfer of rights and interests in our license and permit and any mortgage of the license or permit to borrow money. If we try to raise additional funds through borrowings or joint ventures with other companies and are unable to obtain some of these approvals from the government, the value of your investment could be significantly diluted or even lost. See " BUSINESS AND PROPERTIES - Properties", pages 62-66.

Our dependence on the limited contractors, equipment and professional services available in Israel will result in increased costs and possibly material delays in our work schedule.

In Israel, as of the date of this prospectus, there is only one drilling contractor, one provider of seismic services and one provider of logging services. The drilling contractor has only one drilling rig in Israel capable of drilling to our target depth. Consequently, due to the lack of competitive resources, costs for our operations may be more expensive than costs for similar operations in other parts of the world. We are also more likely to incur some delays in our drilling schedule and be subject to a greater risk of failure in meeting our required work schedule. Similarly, some of the oil field personnel we need to undertake our planned operations are not necessarily available in Israel or available on short notice for work in Israel, a situation that may result in increased costs and some delays in the work schedule. See "Plan of Operation and Management's Discussion - Consequences of Delay", page 22.

Our dependence on Israeli local licenses and permits may require more funds than we have budgeted and may cause delays in our work schedule.

We are subject to a number of Israeli local licenses and permits. Some of these are issued by the Israeli security forces, the Civil Aviation Authority, the Israeli Water Commission, the Israel Lands Authority, the holders of the surface rights in the lands on which we intend to conduct drilling operations, including Kibbutz Ma'anit, the Department of Public Works, local and regional Planning Commissions, and Regional and Town Councils. In order to obtain necessary licenses and permits, more money than the amounts budgeted for those purposes may be required, and we may have to delay the planned work schedule.

Voting control is concentrated, which may diminish control of minority shareholders.

Five of our senior executives (John Brown, Eugene Soltero, Richard Rinberg, Philip Mandelker and Glen Perry) and Ralph F. DeVore hold proxies to vote the shares of common stock of some of our shareholders. Mr. Brown will also hold a proxy to vote 200,000 shares of common stock approved by our board for issuance (but not yet issued) to Richard Rinberg when he was elected as our president effective November 1, 2005. Including their own shares of common stock, the five executives hold 61% , and Mr. DeVore holds 9%, of our voting rights outstanding prior to this offering. After the completion of this offering, assuming the minimum shares offered are issued, the five executives and Mr. DeVore will have control of 57% and 9%, respectively, of our outstanding voting rights. If the maximum shares are issued they will hold 47% and 7%, respectively, of our outstanding votes. The ability of the five executives to exercise significant control over us may discourage, delay or prevent a takeover attempt that a shareholder might consider in his or her best interest and that might result in a shareholder receiving a premium for his or her common stock. Also, the five executives and Mr. DeVore (if they vote the same way) may have the ability to:

  control the vote of most matters submitted to our shareholders, including any merger, consolidation or sale of all or substantially all of our assets;

  elect all of the members of our board of directors;

  prevent or cause a change in control of our Company; and

  decide whether to issue additional common stock or other securities or declare dividends.

Some of the shares of common stock owned by the other officers and directors are not subject to the proxies held by the five executives and Mr. DeVore. When those shares are added in, the management of Zion (which does not include Mr. DeVore) now holds 64% of the voting control and would have 62% of the voting control if the minimum amount of the offering is placed and 51% of the voting control if the maximum is placed. After issuance of the 200,000 shares to Mr.

Rinberg, management would have 65% currently, 63% after the minimum offering, and 52% after the maximum offering, of the voting control. For more details see "Security Ownership of Certain Beneficial Owners and Management - Voting Agreements", page 41.

Cash dividends may not be paid to shareholders.

You may receive little or no cash or stock dividends on your shares of common stock. The board of directors has not directed the payment of any dividends, does not anticipate paying dividends on the shares for the foreseeable future and intends to retain any future earnings to the extent necessary to develop and expand our business. See "DIVIDEND POLICY", page 26. Payment of cash dividends, if any, will depend, among other factors, on our earnings, capital requirements, and the general operating and financial condition, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

There will be a limited public market, if any, for the shares.

There is no public market for the shares of common stock being offered. We cannot assure you that a sufficient active trading market will develop or that you will be able to resell your shares at prices equal to or greater than your respective initial purchase price. The market prices for the securities of energy companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. The market price of the shares may be affected significantly by factors such as announcements by us or by our competitors, variations in our results of operations, and market conditions in the extractive industries in general. The market price may also be affected by movements in prices of stock in general. As a result of these factors, you may not be able to liquidate an investment in the shares readily or at all.

Shares currently outstanding may soon be eligible for future sale, which might put downward pressure on the price of all shares.

All of the shares of common stock that are currently held are restricted securities and were purchased at prices lower than the price of this offering. Such shares cannot be sold in the open market without a separate registration except in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). However, most of these shares have been held for more than the minimum holding period under Rule 144, and the holders may sell those shares into the public market, which might put downward pressure on the price. Of the 7,773,788 shares outstanding on January 24, 2006, approximately 3,355,296 of these shares (43%) may be sold, subject to certain volume restrictions, after the first closing of this offering. Of the remaining shares, 2,488,625 shares (32%) are subject to a lock-in agreement between Zion and Network 1 that terminates 90 days after the initial closing date and 1,929,867 shares (25%) are within the minimum holding period. See "SHARES ELIGIBLE FOR FUTURE SALE", page 58.

There may be a limited market for natural gas, causing natural gas prices to decrease, which could negatively impact the results of our operations and financial condition.

To the best of our knowledge, as of the date hereof, there are three primary competitors for the sale of natural gas to the Israeli market. The source of the gas is from the recently discovered gas fields offshore Israel and the Gaza Strip and the gas fields offshore Egypt. In light of the relatively small size of the current Israeli market for natural gas, in the event that we and other groups exploring for natural gas in Israel succeed in discovering significant new reserves, such discoveries may result in a decrease in the market price for natural gas and impede our ability to sell any reserves we discover until such time as the Israeli market for natural gas increases to an extent where it is able to accommodate additional reserves.

Although our projects are primarily for oil reserves, we may find significant volumes of natural gas. If, as we develop and expand production of our Israeli gas reserves, the Israeli market for gas does not also develop and grow as projected by the Israeli government, there may be too much gas for the market to absorb in the short term, causing natural gas prices to decrease, which would negatively impact the results of our operations and our financial condition. At present, the gas pipeline in our area is still in the planning stages and we do not know when it will be available to transport large amounts of gas from our area of operation. For more details see "Plan of Operation and Management's Discussion - Markets", page 19.

If compliance with environmental regulations is more expensive than anticipated, it could adversely impact the profitability of our business.

Our operations are subject to laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of our doing business. Many Israeli laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both. Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas exploration and production, would result in substantial costs and liabilities.

Although environmental assessments are conducted on all acquired properties, in our use of existing or previously drilled well-bores such as the Ma'anit #1, we may not be aware of what environmental safeguards were taken at the time the well was drilled. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon us.

Sales of only the minimum offering amount will limit our activities.

This offering is being made on a "best efforts minimum/maximum" basis. Failure to raise funds beyond the minimum subscription of 350,000 shares will limit the activities of Zion. We cannot assure you that the minimum shares or all of the shares will be sold. Subscriptions are irrevocable, but we have the right to accept or reject a subscription. See "USE OF PROCEEDS", page 11 and "PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION - Basic Plan Modifications", page 18. The minimum purchase by any one investor will be $700, upon the terms and conditions described in this Prospectus.

There is significant competition in the oil and gas industry, and some of our competitors have more capital than we do.

The oil and gas exploration business is highly competitive and has few barriers to entry. We will be competing with other oil and gas companies and investment partnerships to develop oil and gas properties in Israel and to purchase equipment and obtain labor necessary to complete wells. Many of our competitors are larger than we are and have substantially greater access to capital and technical resources than we do and may therefore have a significant competitive advantage.

Fluctuation in oil and gas prices could adversely affect our financial condition.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital may depend substantially on prevailing prices for oil and natural gas. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we can produce economically. Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Depressed prices in the future would have a negative impact on our future financial results. The volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas. In addition, we assess the carrying value of our assets annually in accordance with generally accepted accounting principles under the full cost method. If oil and gas prices decline, the carrying value of our assets could be subject to downward revision.

The loss of key personnel could adversely impact our business.

We are highly dependent on the services of Eugene Soltero, Richard Rinberg, Glen Perry and other key personnel. The loss of certain of our key employees would likely have a material adverse impact on the development of our business. We currently do not maintain key employee insurance policies on these employees.

Earnings will be diluted due to charitable contributions and key employees incentive plan.

We are committed to donating 6% of our gross sales revenues (after payout of exploration costs through the first discovery well) to two charitable trusts and allocating 1.5% (after payout of drilling costs on a well-by-well basis) to a key employees incentive plan. This means that the total royalty burden on our property (including the government royalty of 12.5%) will be 20%. As our expenses increase with respect to the amount of sales, these donations and allocation could significantly dilute future earnings and, thus, depress the price of the common stock. See "Plan of Operation and Management's Discussion-Charitable Trusts", page 20.

Price of common stock was arbitrarily determined without regard to tangible book value.

The price of the common stock you would be purchasing from us has been arbitrarily set without regard to our tangible book value per share. We cannot promise that the shares will continue to be worth what you will pay for them.

USE OF PROCEEDS

The net proceeds to us from the sale of a minimum of 350,000 and a maximum of 2,000,000 shares of common stock at an offering price of $7.00 per share are estimated to be approximately $2,000,000 and $12,300,000, respectively, after deducting estimated placement agent commissions and offering expenses.

Some of our officers, directors, their affiliates and associates have loaned (and/or have not been paid for services billed, or salaries earned) amounts totaling approximately $900,000 during the past three years. If only the minimum of $2,450,000 is raised in this offering, these persons have agreed to continue to defer receipt of these salaries and fees, as provided in "PLAN OF DISTRIBUTION", page 26. If the maximum of $14,000,000 is raised in this offering, somewhat more than half of these amounts will be paid out of the proceeds received. If an amount between the minimum and the maximum is raised, portions of the outstanding accounts payable will be exchanged for shares and/or deferred and the remainder paid, based upon the amount raised and our other financial conditions at the time of the termination of this offering.

We intend to use most of the net proceeds of this offering for geological and geophysical studies and exploration and development drilling on our Israeli license and permit areas. Our work program calls for the completion and testing of an existing well (the Ma'anit #1) at an estimated cost of $800,000 to $1,000,000 and the drilling of an appraisal/deep exploratory well in the license area at an estimated "dry hole" cost of $7,400,000 to $9,100,000 to drill to a total depth of approximately 5,000 meters (16,400 feet) to 5,500 meters (18,045 feet). We intend to evaluate the new well through a combination of electrical wireline tool investigations, recovery of samples from the target formation (coring) and testing. A "dry hole" is a well that for either geological or mechanical reasons is judged by us to be incapable of producing oil or gas in commercial quantities. If any well is not a "dry hole", a completion attempt would be made at an estimated completion cost of $1,000,000 to $2,500,000 in order to set production casing, perforate, install the production tubing and wellhead and conduct extended tests of the well. We cannot assure you that any wells will be completed or produce oil or gas in commercial quantities. If the minimum of approximately $2,000,000 net proceeds are raised, we will attempt to complete the Ma'anit #1. If the maximum of approximately $12,300,000 net proceeds are raised, we may drill an offset appraisal well to the Ma'anit #1 well or combination appraisal/deep exploration well offsetting the Ma'anit #1 before attempting to complete it. See "Plan of Operation and Management's Discussion", page 14.

Our engineers estimate that, in order to be commercially productive, any of the wells we intend to drill to the approximate depth of 5,000 meters (16,400 feet), based on industry standards, should be capable of producing at least 100 barrels of oil per day or 600 thousand cubic feet of gas per day. Such production levels will not pay out the cost of drilling the well, but only the costs of operating the well on a current basis. In order to justify the costs of drilling of additional wells, there should be the expectation that each additional well would have initial production rates in excess of 1,000 barrels of oil per day or six million cubic feet of gas per day, or some combination of the two. The remaining net proceeds will be used for general and administrative expenses and working capital. We intend to invest the net proceeds of this offering in short-term, investment grade obligations or bank certificates of deposit in both Israel and the United States until they are used.

If the minimum amount is raised in this offering and assuming that the we are able to raise an additional approximate amount of $1,000,000 in net available funds from additional sources including currently open offerings to non-United States residents under Regulation S promulgated by the SEC and the exercise of warrants lapsing on December 31, 2006, the proceeds from this offering will satisfy our cash requirements through April 2007, including the completion attempt of the Ma'anit #1. This assumes that our officers would be willing, as they have done in the past, to defer some of their salaries until more cash is available. Thereafter, it will be necessary to raise additional funds for subsequent drilling. Out of the net proceeds of $2,000,000 in this minimum case, $900,000 would be used for general and administrative expenses (mostly salaries and professional fees), $900,000 would be available for the completion attempt on the first well and $200,000 would be set aside for contingencies on the completion attempt and exploration activities. Following completion of the first well, we will install gas separation facilities and storage tanks at an estimated cost of $600,000, which will be paid from other funds (such as borrowings or the proceeds from exercises of outstanding warrants expiring December 31, 2006) and not from the net proceeds of this offering.

To the extent this offering is successful in raising the maximum funds, we expect to have sufficient money to drill a new well to at least 17,000 feet, complete the Ma'anit #1, and pay overhead through April 2007. Funds for the completion of the new well, if successful, would have to come from other sources, including the exercise of outstanding warrants that expire December 31, 2006. Out of the net proceeds of $12,300,000, we would spend up to $500,000 to repay some of our outstanding notes and accounts payable to shareholders and officers. For the period ending April 30, 2007, we estimate that our general and administrative expenses will be $2,050,000, most of which would be spent on salaries, benefits and professional fees. With the maximum funds available, we estimate that we would spend $500,000 on geological and geophysical studies in our license and permit areas (including approximately $100,000 annually to maintain our current license and permit). We would spend up to $8,800,000 to drill a second well (including $1,000,000 set aside for drilling contingencies), $300,000 to complete the first well, $50,000 to set up the charitable trusts, and would reserve the remaining $100,000 for long lead time equipment required to complete the second well.

Our estimates for general and administrative costs below increase substantially from the minimum to the maximum case. This occurs because the maximum case would cause us to have a higher activity level, resulting in some higher expenses. Our salaries and benefits also increase substantially in the maximum case because we will be able to pay our officers and directors on a current basis, rather than on the deferred basis required by the minimum case. We would also need a larger staff for the increased activity. None of our experts, consultants, accountants, or legal counsel has been hired on a contingent fee basis.

Our position is that the additional funds paid to our officers and directors in the event of a maximum offering should not be considered compensation for their selling our shares in the offering because their basic compensation rates remain unchanged in either case. The only difference is that in the case of minimum offering some of our officers would be working less than full time for less than full salary. They would most likely also be deferring part of that salary as well.

The following table sets forth the use of the proceeds from this offering:

	Minimum		Maximum		Priority
	($)		($)		Order*
Total Proceeds	2,450,000	100.0%	14,000,000	100.0%
Less: Offering Expenses	450,000	18.4%	1,700,000	12.1%	(1)
Net Proceeds from Offering	2,000,000	81.6%	12,300,000	87.9%
Use of Net Proceeds:
Accounts Payable to Officers	-	-	500,000	3.6%	(2)
Compensation to officers	450,000	18.4%	1,400,000	10.0%	(3)
Other general & administrative	450,000	18.4%	650,000	4.6%	(3)
Exploration costs	-	-	500,000	3.6%	(3)
First well completion	900,000	36.6%	300,000	2.1%	(4)
Second well drill & test	-	-	7,800,000	55.8%	(4)
Second well completion equipment	-	-	100,000	0.7%	(4)
Establishment of charitable trusts	-	-	50,000	0.4%	(6)
Reserve for drilling and exploration contingencies	200,000	8.2%	1,000,000	7.1%	(5)
Total Use of Net Proceeds	2,000,000	81.6%	12,300,000	87.9%

*Priority:	(1) Immediately upon closing.
(2) Within two months after closing.
(3) Half over the first six months and half ratably over the following year.
(4) During the year(s) based on results of current engineering studies.
(5) As needed for drilling or completions.
(6) Upon availability of funds.

The foregoing reflects only estimates of the use of the proceeds if the minimum amount or maximum amount is attained. If more than the minimum but less than the maximum is raised, the amounts will be adjusted appropriately. Actual expenditures may vary materially from these estimates.

PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION

Ma'anit #1 Well Status and Results

We complied with the work program required by the license and re-entered and deepened the existing Ma'anit #1 well bore to a depth of 4,740 meters (15,482 feet), although our minimum depth requirement was only 4,000 meters (13,123 ft). In re-entering and deepening the Ma'anit #1, we used oil industry service companies, as is the common practice in the industry. The service companies included drilling contractors, wireline evaluation services, engineering services, mud and chemical services, rock bit companies, and oil field tubular suppliers.

We finished drilling Ma'anit #1 on July 14, 2005 and for approximately ten weeks conducted completion operations. We have what appears to be a discovery of both oil and gas in a number of different zones, over a 2,100-foot interval between 12,500 and 14,600 feet deep. This has been determined through different indicators, including (but not limited to):

  Increased penetration rates while drilling (drilling breaks) with natural gas shows on the gas chromatograph ( which measures natural gas components)

  Microscopic oil and gas stains on sample rock cuttings during drilling (sample shows)

  Asphaltic rock cuttings that burn when lit with a match

  Gas bubbles and oil stains on the mud pit while drilling

  Pockets of gas that ignited and flared for several minutes at different times when the well was being swabbed

  Skim of oil in sample jars taken from fluids being swabbed.

We first encountered Triassic Age sediments at a depth of 3,302 meters (10,833 feet) according to our consulting paleontologist. This was considerably higher (sooner) than the expected depth of approximately 3,850 meters (12,600 feet). By being approximately 550 meters (1,750 feet) higher than we expected, we saw a unique opportunity and decided to deepen the well to see if we could drill below the bottom of the Triassic and explore Permian age formations. (The additional cost incurred by this exercise was approximately $500,000.) While still in the Lower Triassic between 4,560 meters to 4,700 meters we encountered very difficult drilling conditions and drill pipe failures. We decided to stop drilling at 4,719 meters (15,482 feet), still 100 meters or so above the projected Permian formation, rather than risk a total loss of the well. See the enclosed simplified well schematic of the Ma'anit #1, at the back of this prospectus.

To begin the completion operations, we tested the two lowest zones in the well (of Scythian Age in the Lower Triassic) and found apparent oil on top of water in the upper zone at 4,611 meters (15,128 feet) and formation water in the lower zone at 4,640 meters (15,223 feet). Due to the small thickness of the oil zone (six feet), its depth, and the proximity to water, we abandoned that zone and plugged the well with cement back to 4,453 meters (14,610 feet). We then swab tested through drill pipe three zones of Anisian Age (a deep formation in the upper Triassic) between 4,342 and 4,448 meters (14,245 and 14,593 feet) with encouraging but inconclusive results. During the swab testing, we recovered very heavy salt water. This water was identical to that recovered from the Scythian. At the time, we believed this water to be Scythian water that had entered the porosity and fractures of the Anisian from the lower hole. Realizing that it could take considerable time and expense to get the water out and because we were swabbing very inefficiently through drill pipe, we moved up to the Carnian (another, higher formation in the upper Triassic) to attempt to establish proved reserves. The combination of increased drilling penetration rate (drilling breaks), gas shows, analysis of rock cuttings and wireline log analysis throughout a 656-foot interval in the upper Triassic (Carnian Age) indicated possible productivity in six separate zones aggregating 250 feet of thickness. A temporary cast iron bridge plug was set in the casing between the Anisian and Carnian Age and the six zones between 3,828 and 4,028 meters (12,559 and 13,215 feet) were perforated for commingled production testing.

To prepare for production testing we laid down the drill pipe, picked up and installed 2-7/8" production tubing (which provides us much better swabbing efficiency) and a temporary production packer, disconnected the blowout preventors, and installed the permanent wellhead and valve assembly (Christmas tree). Once this installation was complete, we swab tested the six perforated zones. Rather than the expected gas, we received the same water as we had seen in the lower zones. A review of the log analysis was of no help in identifying the source of the water. With the aid of our independent petroleum consultants, Forrest A. Garb &Associates, Inc. ("FGA"), we deduced that the water must have been coming out of the numerous layers of volcanics. It now appears that this deduction was correct, as after many cementing operations and several weeks of work, we have shut off much of the water.

Our next step was to perforate what appears on the electric logs as a good hydrocarbon reservoir (based on porosity and thickness) in the well, the 30-meter zone from 3,903 to 3,933 meters in the Carnian. Once again we were surprised by the presence of water. This time the water was different from the heavy water seen previously. It appeared that the water was coming from the perforated interval. An analysis of the water revealed a different resistivity than that used in the log analysis, resulting in this zone being primarily salt water bearing rather than hydrocarbon bearing.

Using the information from the new water samples we obtained from the Carnian, we had our consulting engineers recalculate the well logs using new parameters derived from tests of the salt water. The overall effect of recalculating the logs was to reduce the amount of apparently available gas reserves and increase the amount of apparently available oil reserves from the well.

Knowing that water from the volcanic zones is a problem, we returned downhole to the Anisian, where we saw oil during drilling and in one swab test, and attempted to complete in the zone between 4,344 to 4,353 meters deep. From an analysis of the logs relating to that zone made with assistance of our consulting geologists and engineers, it appears that that zone should have the potential of commercial amounts of oil and gas. The decision to return to that zone was made because: (1) the cost of returning was roughly the same as the cost of plugging off the currently perforated Carnian zone and testing a new Carnian zone; and (2) oil was the more likely primary hydrocarbon from the Anisian and more immediately saleable. The operation required drilling the bridge plug at 4030 meters, setting one more cement plug at the bottom of the casing, drilling out the cement, re-perforating, a pressurized acid job, a cement squeeze job, an acid soak and swab testing. After completing all these operations, on Monday, October 3, 2005, we swabbed and then reverse circulated the well for 90 minutes. During most of that time there was a 6 to 10 foot gas flare with occasional larger flares and we recovered completion water, drilling mud, spent acid water and cement fines, but no apparent formation or volcanics water. We then shut the well in for most of the month of October and put the rig on standby at that time. In early November 2005, we swab tested the zone between 4,344 and 4,353 meters deep and recovered gas and volcanics water, which we interpreted to indicate that the cement seal had failed once again. We released the rig and intend to spend up to three months evaluating the data before planning any additional completion operations.

General Operating Conditions

Land in Israel may be privately owned or owned by the State of Israel. The right to enter upon and use the surface of the land (the "surface rights") originate from the owner, but may be leased out long term for many different purposes including residential, industrial, commercial, agricultural, pastoral, recreational, etc. All minerals lying under the land are owned by the State of Israel and administered by the government through the Ministry of National Infrastructures.

The holder of the surface rights can charge a fee or rental to enter upon the land in order to conduct exploratory drilling and production activities. The basis for negotiation of the fee is typically the market value of the rights to enter and use the lands for the required period of use. If the holder of surface rights refuses to lease the rights to us on reasonable terms, so that we are prohibited from conducting exploration and production activities in an economically feasible manner, we have the right to demand that the Israeli government exercise eminent domain to acquire the required surface rights and lease them to us. If the government is required to exercise its right of eminent domain, all costs incurred by the government in acquiring the rights will be borne by us. Surface rights necessary to conduct drilling operations in connection with the reentry and deepening of the Ma'anit #1 well were acquired from Kibbutz Ma'anit for the period through September 30, 2005. An agreement has been reached with the Kibbutz for continued use of the surface rights through the termination of the license, currently April 30, 2007. This agreement is subject to the formal approval of the Israel Lands Authority, which approval must be granted under the terms of the Petroleum Law.

Givot Olam Oil Exploration L.P., a publicly traded limited partnership listed on the Tel Aviv Stock Exchange, holds a production lease just south of our Ma'anit-Joseph License. In 2002-03, they drilled a well about 30 kilometers (19 miles) south of our Ma'anit location. The well was drilled to a depth of 4,680 meters (15,450 ft.) to the same Triassic Age formation at approximately the same vertical depth to which we drilled the Ma'anit #1 well and intend to drill additional wells, but slightly shallower geologically. According to announcements filed by Givot Olam with the Israeli Securities Authority ("ISA") and the Tel Aviv Stock Exchange ("TASE"), the entire target section of Triassic Age formation through which Givot Olam drilled (some 450 meters or 1,485 ft.) was "hydrocarbon saturated", meaning that all of the rock drilled had its entire pore space filled with either oil and/or gas. Subsequently, Givot Olam deepened the well to a total depth of 4,919 meters (16,140 feet) and set casing to that depth. A test in the uppermost section of the Triassic Age formation recovered 55 barrels of oil.

Givot Olam also publicized that their consultant's technical report recommended completion of the zone of the Meged #4 using one or more 1000 meter horizontal drain holes, each expected to have an initial production rate of 900 barrels of oil per day declining to 250 barrels per day after two years. Based upon the results of the test, Givot Olam declared a "commercial discovery" and was granted a 30-year production lease by the Ministry of National Infrastructures, subject to certain conditions. During 2005, Givot Olam started the first horizontal drain hole, but was unsuccessful in taking it past 200 meters and abandoned its effort on the Meged #4. They have since announced plans to drill their Meged #5 on the same lease.

The "hydrocarbon saturated" statement above was originally made in an Immediate Report filed by Givot Olam on April 8, 2003 with the ISA and the TASE. The report is available (in Hebrew) on the Maya portal of the TASE website (www.tase.co.il). Information regarding Givot Olam's two earlier Meged wells, the No. 2 and No. 3, as well as the No. 4, can be found in Givot Olam's 2004 Annual Report, dated March 31, 2005, and in a prospectus dated May 31, 2005, both of which are posted in Hebrew on the Maya Portal of the TASE website and the MAGNA portal of the ISA website (www.isa.gov.il). Information concerning the results of the attempted horizontal drain hole, additional geologic analysis on the various areas in the Givot Olam lease and Givot Olam's plans for further operations (including the drilling of the Meged #5) can be found in an Immediate Report filed by Givot Olam with the ISA and the TASE on October 11, 2005 and is available (in Hebrew) on the Maya portal of the TASE website.

In its referenced prospectus and annual report, Givot Olam confirmed that: (i) effective April 1, 2004, the Israeli Oil Commissioner granted them a 30-year production lease on approximately 60,000 acres around their three Meged wells; and (ii) in the opinion of Givot Olam's general partner, the lease area is estimated to contain approximately 956 million barrels of oil in place from Triassic Age formations, of which Givot Olam estimates that approximately 20% may be possible to develop and produce.

In its disclosure, Givot Olam stresses that the size of the Meged field, the amount of oil in place and the potential rate of production are preliminary estimates only, based on limited data currently in Givot Olam's possession. This data Givot Olam acknowledges is not sufficient to fix the size of the reservoir and the extent to which the oil in place can be produced, data as to which can be confirmed only upon the drilling of and production from the wells themselves, such that the actual size of the reservoirs and the extent to which they can be commercially produced are subject to change.

Basic Plan

Our basic plan of operation consists of the following steps:
1. Complete an engineering study of the Ma'anit #1.
2. If justified before drilling another well, attempt to complete and test the Ma'anit #1.
3. Enter into a drilling contract for a rig capable of drilling to 17,000 feet or more.
4. Order the long lead time items

5. Drill the second well on the Ma'anit structure to confirm the zones in the Triassic and, if possible, to explore the zones in the Permian
6. Take full hole cores of the target formation during drilling for detailed laboratory analysis.
7. Using electric wireline tools investigate and evaluate the well for productivity.
8. If the cores, logs and test results indicate the presence of commercially producible oil and gas, run production casing and attempt to make the well into a commercial producer.
9. If the completion attempt on Ma'anit #1 was not made already (#2 above) then do so at this time, with a more focused approach as a result of the information gathered from the second well.
10. Conduct geological and geophysical investigations on the Asher permit towards the development of a drilling prospect and conversion of the permit into an exploration license.

At any time during any of the preceding steps, we might enter into negotiations to sell a portion of the Joseph Project (and our petroleum rights and prospect data) in order to spread our risk, conserve our capital and obtain co-owners with technical capability and local knowledge to supplement our efforts. There is no assurance that we will be able to attract any parties to join us. We cannot predict the terms and conditions upon which a joint venture agreement (if any) might be reached with one or more other oil and gas companies as the terms would be dependent upon the technical data that has been developed to date and the commercial and exploratory value of our holdings, as perceived by us and the professional advisers of potential partners, as well as general industry conditions at the time.

Basic Plan Modifications

If we are unable to raise at least $3,000,000 net funds during 2006 in a combination of warrant exercises, loans, foreign placements of our securities, and this offering, or we are unable to attract additional participants in the Joseph Project, we may not be able complete the steps in the Basic Plan before we no longer have sufficient funds to proceed at the minimum level. We would also need to raise an additional $14,000,000 in order to complete the steps at the maximum level. Our ability to take any subsequent steps would depend upon the result of completing and testing of the Ma'anit #1 Well and/or the drilling, logging and testing of a second well ("logging" of a well is the process of lowering different tools on a wireline to measure the physical, electrical, and radiation characteristics of the wellbore and the rock formations in the immediate vicinity of the wellbore). If the results of our efforts are not encouraging, there is no assurance we would be able to raise enough money to continue our exploration program. In this case you could lose your investment.

If, following additional completion activities, the Ma'anit #1 or, if following the drilling of a second well on the Ma'anit structure, the Ma'anit #1 or the second well is productive, then we plan to use the information to raise additional money to drill additional wells. There can be no assurance that we will be successful in such endeavors

Markets

If any of our exploratory wells are commercially productive, we will install oil and gas separation facilities and storage tanks. Initially, oil from the license area will be transported by truck to the oil refinery located near Haifa, a distance of approximately 40 kilometers (25 miles). Under the terms of the Petroleum Law, we may be required by the Minister of National Infrastructures to first offer any oil and gas discovered to Israeli domestic purchasers at market prices. Our long-range plans include laying a 6-kilometer (3.7-mile) oil pipeline to join an existing crude oil transfer line between the refinery in Haifa and the refinery in Ashdod, Israel.

We plan to sell gas initially to a local manufacturing plant located within 200 meters of the Ma'anit # 1 location. Long-range plans include connecting the separation facility to a countrywide gas transportation line, now in the planning stage. We believe we can sell any of the liquid hydrocarbons in Israel at prices commonly received in the Mediterranean basin. Those prices, net to the wellhead, are expected to approximate Israeli market prices, plus or minus allowances for quality.

At the present time, Israel can absorb any discovery of oil, condensate or gas liquids. Israel's total energy and petrochemicals consumption of liquid hydrocarbons in 2003 was estimated by Israeli government sources to be the equivalent of 109 million barrels of oil, 15% of which is for electric power generation. This leaves approximately 93 million barrels per year of demand for liquid hydrocarbons if all the electric power generation are met by coal and the offshore gas discoveries. Even a giant oil field discovery (of which there can be no assurance) with a project life of almost 50 years, would not result in maximum production in any single year in excess of 93 million barrels. At this time there is almost no competition for locally produced oil. Only one oil field is currently producing in Israel and it is near the end of its economic life with daily production of about 60 barrels of oil. Production of the Givot Olam discovery could significantly increase that daily rate.

The current Israeli market for natural gas is in its infancy. There is now only a limited market in several regions of the country. The government is encouraging the power and industrial sectors to convert to gas energy and, jointly with the private sector, is developing a natural gas pipeline infrastructure intended to connect the newly discovered off-shore gas fields and Egyptian sources to the potential market in Israel. We believe that the electrical generating sector (which is building combined cycle, gas-fired generating units), together with the industrial, commercial and future residential sectors when developed, should be able to absorb any gas discovery within a reasonable period.

A contract for the supply and sale of natural gas in Israel has been signed between the Israeli offshore gas producer/supplier Yam Tethys and the Israeli Electric Company ("IEC"). A second contract for the supply of Egyptian gas to IEC has recently been signed between an Israeli-Egyptian pipeline consortium ("EMG") and IEC. Several additional contracts between Yam Tethys and EMG and Israeli independent power producers and heavy industrial plants have been signed or are in negotiation. From information publicly released, pricing terms of these contracts provide for prices tied to the weighted average price of a basket of fuels with an apparent current price in the range of approximately $2.50 -$3.25 per million British Thermal Units ("BTU"). Initial deliveries from Yam Tethys to IEC commenced in the second quarter of 2004 and have averaged approximately 200 million cubic feet of gas per day. Initial deliveries from EMG to IEC are scheduled to commence in 2007. We believe we will be able to sell our natural gas, if any, to IEC and other potential industrial users in the vicinity of any producing wells at a commercial price estimated to average at least $2.85 per million BTU under a standard industry contract. There is no assurance that we will be able to sell any gas we may discover in a timely manner or at the price we suggest.

Since the market for crude oil is currently limited in Israel to Oil Refineries, Ltd. ("ORL"), an Israeli government company with two refineries (one - the larger one in Haifa near our license and permit areas - and the second in Ashdod), no special marketing strategy will be employed. If we are successful in our exploration effort, we are confident that we will enter into a long-term sales agreement with ORL, as the relationship will be beneficial to both parties. ORL will benefit from not having to rely upon imported oil purchased primarily at spot oil prices and we expect to enter into a long-term contract for the sale of our oil fixed to an agreed upon index as is normal practice in the oil industry. Plans are currently under way to sell the Ashdod refinery by international tender and privatize the Haifa refinery on the Tel Aviv Stock Exchange. We do not believe that our ability to enter into long terms sales agreements with ORL or its successors will be affected even if the current plans are implemented. If we cannot reach agreement with ORL or its successors, we will have the option of exporting the crude oil. In this case, we would seek to enter into a long-term contract with an oil trading/shipping company.

Charitable Trusts

If we are successful in finding commercial quantities of oil and gas in Israel, we intend to donate a portion of our gross revenues to charities in Israel, the United States and elsewhere in the world. The donations will be made through entities we intend to establish. These entities have not been as yet fully defined. For purposes of this discussion, we call them charitable trusts, but they may be tax-exempt corporations, foundations, associations or some other form of charitable entity. The exact form of the charitable trusts, the domicile of the charitable trust for contributions outside Israel, and the exact form of the royalty interests to be donated have not yet been determined. Those forms will depend to an extent upon advice of tax counsel and the outcome of negotiations with the Israeli Income Tax Authority. Independent of the form of organization and the form of interest donated, our board of directors has established the following parameters for the charitable trusts:

  There will be two separate and distinct charitable trusts, one to be established in Israel and one to operate outside Israel. Each of the charitable trusts will have its own board of directors (or board of trustees) consisting of up to nine members each, a majority of which shall not be our officers, directors or shareholders owning more than 1% of Zion.

  At least two-thirds of the Israeli charitable trust's board will be resident citizens of Israel. Our founder, John Brown, will serve as the initial chairman.

  At least two-thirds of the non-Israeli charitable trust's board will be resident citizens of the United States. John Brown will serve as the initial chairman of the board.

  The two charitable trusts will be set up with the objective that to the extent possible our donations to them will be tax deductible under both Israel and U.S. tax law.

  We will assign to each of the two charitable trusts an after payout (of exploration costs through the first discovery well) an overriding royalty interest of 3% in the Joseph Project petroleum rights and any other petroleum rights that we acquire in Israel. This means that 6% of the gross proceeds of oil and gas production would go to the two charitable trusts for charitable purposes, one-half (3%) to be used for charitable activities in Israel by one charitable trust and one-half (3%) to be used for such purposes in the United States and internationally by the other.

  The funds to be distributed by the two charitable trusts may only be given to charities that meet the qualification of section 501(c) (3) of the United States Internal Revenue Code or the equivalent section of the Israel Income Tax Code.

  If we are unsuccessful in our exploration efforts, no funds will be available for donation.

  The general application of the funds will be to support projects for the restoration of the land and people of Israel and social and educational and rehabilitative projects in the United States and internationally. Our board will establish more specific guidelines at the time the charitable trusts are formed.

We plan to establish these charitable trusts as soon as sufficient funds are available to establish the trust without derogating from our ability to efficiently comply with our commitments under our license and permit.

Our shareholders, in a resolution passed at the 2002 Annual Meeting, approved the concept in principle, as well as the specific sources of interest to be donated to the trusts. Specifically, the shareholders resolution gave the board the authority to transfer to each charitable trust a (i) 3% "overriding royalty", (ii) net operating profits interest, or (iii) substantially equivalent interests.

We have elected to donate the 3% overriding royalties and not the other interests, subject to any legal and tax restrictions under Israeli law as may be in effect at the time of the transfer of the interest. If, due to increased tax liability, we elect not to donate the overriding royalty but rather donate a substitute interest (such as a net profits interest) then the amount of the substitute interest would be calculated and specified such that it would have the same economic value to the charitable trust as would a 3% overriding royalty.

These charitable trusts are to be new, separate and independent of The WendyArts Foundation, Beit Issie Shapiro, JlivesNMe Workplace Ministries, or any other charitable organization supported by (or affiliated with) any of our officers or directors (a "Related Charitable Organization"). Nothing in the charters, organizational documents or bylaws of our charitable trusts will prohibit any Related Charitable Organization from applying for a grant or other financial support from one of the Zion charitable trusts. However, any member of the governing body or committee recommending allocation of grants of one of the charitable trusts who is affiliated with a Related Charitable Organization applying for such financial aid will be precluded from voting on the grant.

Milestones for the Plan of Operations

We have not been profitable since inception. We therefore list below in chronological order the events that in our opinion must or should occur or the milestones, which in our opinion we must or should reach in order to become profitable. THESE MILESTONES ARE GENERAL TARGETS AND ARE NOT TO BE CONSIDERED DEFINITIVE IN NATURE.
Event or Milestone	Expected manner of occurrence or method of achievement	Date or number of months after receipt of proceeds when should be accomplished
The completion of an engineering and geologic review of the Ma'anit #1	Using our internal technical personnel, supplemented by outside consultants and the technical committee of our board	Two to four months
The completion and testing of the Ma'anit #1 exploratory well on the license	We will mobilize and use a smaller completion rig.	Depending upon the amount raised in this offering and the results of engineering studies now underway, this work could be finished in late 2006 or might be delayed until early 2007
If Ma'anit #1 (or the second well) is commercial, we would have to contract for and make the first sales of oil and/or gas	Contracts with Israeli purchasers	Six months to two years following the final closing of this offering
The drilling and completion of the second well on the license	The location will be determined following the completion of the current engineering studies of the Ma'anit #1, and the well will most likely be drilled by Lapidoth based upon rig availability	Six to twelve months following the receipt of sufficient funds from our financing activities, based upon rig availability

Consequences of Delay

In the following paragraphs we set forth the probable consequences to us of delays in achieving each of the events or milestones within the above time schedule, and particularly the effect of any delays upon our liquidity in view of the then anticipated level of operating costs.

If the net proceeds of this offering, the exercise of warrants, new borrowings, international financings, and production (if any) combined together provide less than $20,000,000, we may seek joint venture partners to participate in our currently planned drilling activities. The partner would be required to take a sufficiently high interest to make up the difference in the amount of funds available and the cost of drilling the second well. If the joint venture participation exceeds 50%, we may not be able to remain operator of the project, which means we would not necessarily control the timing of the project. We cannot assure you that we would be able to bring in joint venture partners in time to meet our work program obligations or, if we found the partners in time, that the terms and conditions of their participation would be favorable to us.

In the event that we are forced to "sell down" our interest in the project by bringing in a joint venture participant, the overall return to Zion would be reduced. However, a reduced interest would not mean that we would not be profitable. We would expend fewer funds due to our reduced interest and the promotion that a joint venture participant would pay. We therefore could become profitable sooner in this scenario, although our gross returns would be less.

In the event that the first wells are non-commercial, we would not become profitable until such time as we raised additional funds and drilled at least one successful commercial well. It is possible that all of our funds will be spent on unsuccessful wells, and we never become profitable.

After reviewing the nature and timing of each event or milestone, potential investors should reflect upon whether achievement of each within the estimated time frame is realistic and should assess the consequences of delays or failure in making an investment decision. A potential investor should recognize that oil and gas exploration is risky and should not invest any more money in purchasing our common stock than he or she could afford to completely lose in the event of unsuccessful drilling.

CAPITALIZATION

The following table sets forth our total capitalization as of September 30, 2005, as reflected in our unaudited financial statements, and our pro forma capitalization on the same date giving effect to the sale of a minimum of 350,000 shares and a maximum of 2,000,000 shares at $7.00 per share in this offering and application of the estimated net proceeds as described in this prospectus. You should read the information presented below together with our consolidated financial statements and notes and "PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION", page 14.

	Amount of Capitalization as of September 30, 2005
		_______As Adjusted_______
	($)	Minimum ($)	Maximum ($)
Long-term deferred compensation and notes payable	705,595	705,595	705,595
Stockholders equity:
Common stock - par value $0.01 per share	73,523	77,023	93,523
Additional paid in capital	10,006,525	12,003,025	22,286,525
Retained earnings (deficit)	(3,951,731)	(3,951,731)	(3,951,731)

Total stockholders equity	6,128,317	8,128,317	18,428,317
Total Capitalization	6,833,912	8,833,912	19,133,912

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock was determined solely by us. The factors considered in determining the public offering price include the initial cost by others for the technical data made available to us by the Israeli government or otherwise available to us from publicly accessible sources, our business potential and earnings prospects, the oil and gas industry, the general condition of the securities markets at the time of the offering, as well as the purchase price for our shares in our most recent private placements. The offering price does not bear any direct relationship to our assets, revenue, book value, net worth or other recognized objective criteria of value. The estimated initial public offering price set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

DILUTION

As of September 30, 2005, our net tangible book value was $6,128,317 or $0.83 per share of common stock. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

Minimum Offering

After giving effect to the sale of a minimum of 350,000 shares of common stock at an offering price of $7.00 per share of common stock and after deducting placement agent commissions and other offering expenses, our net tangible book value as of September 30, 2005 would increase from $6,128,317 to $8,128,317, and the net tangible book value per share would increase from $0.83 to $1.06. This represents an immediate increase in net tangible book value of $0.23 per share to current shareholders, and immediate dilution of $5.94 per share to new investors or 85%, as illustrated in the following table:

Public offering price per share of common stock		$7.00
Net tangible book value per share before this offering	$0.83
Increase per share attributable to new investors	$0.23
Adjusted net tangible book value per share after this offering		$1.06
Dilution per share to new investors		$5.94
Percentage dilution		85%

Another view of dilution is the differences in shares purchase price as of September 30, 2005:

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount	Percent	Per Share
Current shareholders	7,352,288	95%	$10,080,048	80%	$1.37
New investors	350,000	5%	2,450,000	20%	$7.00
	7,702,288	100%	$12,530,048	100%

Maximum Offering

After giving effect to the sale of a maximum of 2,000,000 shares of common stock at an offering price of $7.00 per share of common stock and after deducting placement agent commissions and other offering expenses, our net tangible book value as of September 30, 2005 would increase from $6,128,317 to $18,428,317 and the net tangible book value per share would increase from $0.83 to $1.97. This represents an immediate increase in net tangible book value of $1.14 per share to current shareholders, and immediate dilution of $5.03 per share to new investors or 72%, as illustrated in the following table:

Public offering price per share of common stock		$7.00
Net tangible book value per share before this offering	$0.83
Increase per share attributable to new investors	$1.14
Adjusted net tangible book value per share after this offering		$1.97
Dilution per share to new investors		$5.03
Percentage dilution		72%

Another view of dilution is the differences in shares purchase price as of September 30, 2005:

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount	Percent	Per Share

Current shareholders	7,352,288	79%	$10,080,048	42%	$1.37
New investors	2,000,000	21%	14,000,000	58%	$7.00
	9,352,288	100%	$24,080,048	100%

ADDITIONAL SHARES TO BE REGISTERED

In addition to the shares of common stock being sold by us, we are registering 100,000 shares of common stock held by three of our executive officers (the "Gift Shares"), to be gifted by them to specific individuals and entities after the registration statement is declared effective by the SEC. The list of gift recipients from each gifting officer will be delivered to our transfer agent prior to the date the registration statement is declared effective by the SEC. There will be at least 800 but no more than 1,000 recipients of the gifts. The gifting officers and the number of shares each is giving are: John Brown, 65,500 shares; Eugene Soltero, 19,500 shares; and Glen Perry, 15,000 shares.

DIVIDEND POLICY

In 2002, we issued a series of preferred stock entitled to an annual stock dividend of 10%. In February 2003 we paid the stock dividend to the preferred shareholders of record on December 31, 2002. In July 2003 all the shares of preferred stock were exchanged for shares of common stock as part of our reorganization to become a Delaware corporation. We are no longer authorized to issue any preferred shares and would not be able to issue any preferred shares or pay any dividends with respect to preferred shares without first obtaining the approval of our shareholders to amend our certificate of incorporation.

We have never paid dividends on our common stock and do not plan to pay dividends on the common stock in the foreseeable future. Whether dividends will be paid in the future will be in the discretion of our board of directors and will depend on various factors, including our earnings and financial condition and other factors our board of directors considers relevant. We currently intend to retain earnings to develop and expand our business. See "Plan of Operation and Management's Discussion", page 14 for more information on our business plans

PLAN OF DISTRIBUTION

Placement Agents

We will offer our shares for cash to residents of the United States on an exclusive basis through Network 1 Financial Securities, Inc. (the "Underwriter") and other licensed securities dealers retained by the Underwriter who are members of the National Association of Securities Dealers, Inc. ("NASD"), and to residents of other countries directly by our officers and/or through persons authorized under the laws of the jurisdictions in which such shares are offered and sold. Collectively, the Underwriter and the other licensed securities dealers retained by the Underwriter are called the "Placement Agents". The Placement Agents will offer and sell the shares for cash to United States residents on a best-efforts basis. To the extent the Placement Agents are qualified in jurisdictions outside the United States, they may offer and sell the shares to non-U.S. residents on a non-exclusive basis. Our officers and directors will also place the shares to purchasers who are residents outside the United States, and may also retain sales agents in certain countries outside the United States (the "Non-U.S. Agents"). In addition, our officers and directors will be authorized to offer shares in exchange for outstanding accounts payable and/or prepayments for professional and oilfield services, including completion services on the Ma'anit #1 well and drilling services for subsequent wells.

Under the terms of our agreement with the Underwriter, we will pay a commission on completed cash sales to all United States residents, and to any non-residents of the United States subscribing through the Underwriter, of 7% of the subscription amount provided, however, that in no event shall the Underwriter be entitled to less than a commission of 3.5% of the public offering price of the aggregate Shares sold in the offering. We will also pay a non-accountable expense allowance of three percent (3%) of the aggregate cash subscription amount placed with all United States residents and any non-United States residents subscribing through the Underwriter provided, however, that in no event shall the Underwriter be entitled to less than a non-accountable expense allowance of 1.5% of the public offering price of the aggregate Shares sold in the offering. Also, we have agreed to pay to the Underwriter a 24-month financial advisory and investment banking fee for an aggregate amount of $60,000 payable in full at the closing(s) of the offering in the minimum aggregate amount of $4,000,000.

In addition, the Underwriter will receive warrants (the "Underwriter's Warrants") to purchase up to 10% of the shares sold by it and other Placement Agents at a price of $9.00 per share (or 128% of the offering price). The Underwriter's Warrants are exercisable for a period of five (5) years, beginning six months after the final closing, and expiring five (5) years after the date of the initial closing provided, however, that in no event shall the Underwriter be entitled to Underwriter's Warrants to purchase less than 5% of the aggregate Shares sold in the offering. The Underwriter's Warrants shall not be sold, transferred, assigned, pledged or hypothecated by any person, for a period of one year following the date of the issuance of the warrants, but may be transferred to any other Placement Agent or any other person participating with the Underwriter in connection with the offering and its bona fide officers or partners, providing the transferred Warrants remain subject to the one-year transfer restriction.

The Underwriting Agreement also provides for indemnification by us of the Underwriter against certain civil liabilities, including liabilities under the Securities Act. Neither the Underwriter nor any other Placement Agent has the right to designate or nominate a member of our board of directors. We are not aware of any Placement Agent, including the Underwriter, that intends to sell to any discretionary account or that intends to engage in passive market-making or stabilizing transactions at this time.

Marketing of the Offering

In addition to this prospectus, we will be promoting the offering through "tombstone" advertising and free writing prospectuses in print and on the internet. Our officers and directors will be participating with the Underwriter and independently in road shows to brokers and groups of prospective investors.

Escrow Account

We will establish an escrow account with ____________ (the "Escrow Agent"), under an escrow agreement among us, the Escrow Agent and the Underwriter. Under the terms of the escrow agreement, all checks from investors will be deposited into such account until we receive and accept funds representing the minimum offering amount. Funds in the escrow account may be invested in obligations of, or obligations guaranteed by, the United States government, bank money market accounts, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as depositary or custodian for any such funds). If we do not accept an investor's subscription, we will return his funds promptly, with interest, without deduction.

At any time after the minimum offering amount of $2,450,000 (representing 350,000 shares) has been deposited into the escrow account, an initial closing will be scheduled and the funds, less the Underwriter's fees and expenses, will be transferred at the closing into one of our operating accounts. Following the initial closing, funds will continue to be deposited in the escrow account until the final closing at the end of this offering, which will take place promptly after the receipt and acceptance of the maximum offering amount of $14,000,000 or 180 days following the date of this Prospectus (which date may be extended by us for up to another 60 days), whichever occurs first. One or more interim closings may take place between the initial closing and the final closing.

If the minimum offering amount is not reached by the Minimum Date of this offering (which is now set at 120 days following the date of this prospectus, but which may be extended by us for up to another 120 days), we will promptly refund and return all monies to investors, with interest, without deduction. You will therefore receive 100% of your money back if the minimum offering is not subscribed, plus interest at money market rates.

American Stock Exchange Listing Application

We have applied to the American Stock Exchange ("AMEX") to have our shares of common stock listed for trading immediately upon completion of the initial closing.

State Securities ("Blue Sky") and Foreign Securities Laws

In order to comply with certain blue sky and foreign securities laws, if applicable, our shares will be sold in such jurisdictions only through brokers or dealers that are registered or licensed in the applicable jurisdiction or, in the case of foreign jurisdictions, through our officers and directors if permitted under the laws of the foreign jurisdiction. In addition, in certain states and foreign countries our shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. In certain states and foreign countries, the amount of investment you might make, or whether or not you would be allowed to invest, could depend upon you meeting the "suitability standards" established by the state or country in which you reside. "Suitability standards" are defined as "minimum net worth required, minimum income required and/or maximum investment allowed" of or by a potential purchaser in this offering. Our officers, directors and Placement Agents will all be provided information on a current basis as to those states and foreign jurisdictions in which we have qualified or in which we have an opinion of counsel that our shares are exempt from registration, and the suitability standards, if any, required by such states and foreign jurisdictions.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

MANAGEMENT

Our directors, executive officers and key employees, their present positions and their ages follow:

Name	Age	Position
John M. Brown	66	Founder, Chairman of the Board
Eugene A. Soltero	62	Director, Chief Executive Officer
Richard Rinberg	53	Director, President
Glen H. Perry	63	Director, Executive Vice President
Philip Mandelker	59	Director, General Counsel and Secretary
Paul Oroian	56	Director
Kent S. Siegel	49	Director
Robert Render James Barron Yehezkel Druckman	76 45 67	Director Director Director
Forrest A. Garb	76	Director
David Patir	64	Senior Vice President and Chief Financial Officer
William H. Avery	58	Vice President and Treasurer
Elisha Roih	79	Vice President - Administration of Israeli Operations
Eliezer L. Kashai	83	Vice President - Israeli Exploration

Except as noted, all of the officers currently work for us full time. Mr. Rinberg is available to the company and provides as much of his time as is required to fulfill his duties as president. Mr. Mandelker will be joining us as a full time employee as such time as his law practice enables it, but he currently devotes substantially all his time to Zion business. Mr. Avery will be devoting 20% to 50% of his time to our business, as required. Dr. Kashai provides services to us on an as needed part-time basis at an hourly consulting rate, subject to a minimum monthly commitment. Mr. Roih and Dr. Kashai are officers of our Israeli branch, but not the corporation. None of our officers or directors has been the subject of any court or regulatory proceeding relating to violation or possible violation of federal or state securities or commodities law.

The following biographies describe the business experience of our directors, officers and key employees. Positions and experience with Zion include positions and experience with our predecessor, Zion Oil & Gas, Inc., a Florida corporation.

Officers and Directors

John M. Brown is the founder of Zion and has been a director and chairman of the board of directors of Zion since its organization in April 2000. He also served as chief executive officer of Zion until September 2004 when Mr. Soltero was elected to that position, and as president of Zion until October 2001, when Mr. Soltero was elected to that position. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was employed from 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003. Mr. Brown is an officer and principal owner of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas. This corporation owns M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding Zion, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. He led the efforts leading to Zion obtaining, in May 2000, the Ma'anit License in the Joseph Project. Mr. Brown holds a BBA degree from Fullerton College.

Eugene A. Soltero has been a director of Zion since June 2001, and was elected president and chief operating officer in October 2001 and chief executive officer in September 2004. He served as president until October 2005 when Mr. Rinberg was elected to that position. Previously, he was a financial consultant to Zion since June 2000 and served as treasurer from February 2002 to January 2003. Mr. Soltero is also president and chief executive officer of Cimarron Resources, Inc., an independent private energy production and consulting company he formed in 1985. He served, during the period 1995-1999, as a director, chairman and chief executive officer of Cotton Valley Resources Corporation [ASE:KTN], an independent oil and gas producer with principal properties in Oklahoma and Texas, which is now Aspen Group Resources Corporation [OTCBB:ASPGF and TSE:ASR]. During 1991-94, he was chairman of the board, president and chief executive officer of Aztec Energy Corporation [NASDAQ:AZCE], an independent oil and gas exploration company with principal properties in Oklahoma. During 1989-91 he was president and chief operating officer of American International Petroleum Corporation [NASDAQ:AIPN], a small integrated petroleum company with oil and gas production and gas gathering systems in Louisiana, a 30,000 barrels per day refinery in Louisiana and oil production and exploration on 500,000 acres of concessions in the country of Colombia. Mr. Soltero has served as chief operating officer and/or chief executive officer for private and public oil and gas exploration and production companies for the past 20 years, including directing the formation and growth of a number of start-up companies. Early in his career, he was trained at Sinclair Oil Corporation (a large independent international integrated petroleum company) in exploration and production management (1965-69), served as manager of planning (1969-70) for Texas International Petroleum Corporation (an independent oil and gas production company with principal interests in Louisiana and Argentina) and petroleum economist (1970-72) for DeGolyer and MacNaughton, petroleum consultants. For nine years (1972-81) he managed all the oil and gas subsidiaries of Moore McCormack Resources, an independent oil and gas exploration company in the United States with significant interests in gas gathering, transportation and trading as well as crude oil and refined products trading. Mr. Soltero is a member of the Society of Petroleum Engineers, and a former director of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. He has also served as a director of the Independent Petroleum Refiners Association of America. He is a master's graduate of the Massachusetts Institute of Technology in business (where he was awarded the Sinclair Research Fellowship in Petroleum Economics) with an undergraduate bachelor of engineering degree from The Cooper Union. Mr. Soltero is a registered professional engineer in the State of Texas. He currently serves as chairman of the board of trustees of the WendyArts Foundation, a charity dedicated to making arts activities available to children and young adults.

Richard Rinberg was appointed a director in November 2004 and elected President in October 2005. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the casting of precious metals for the jewelry industry, jewelry manufacturing, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants); and in 1978 he was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from the University College, University of London. He is currently a member of the International Executive Committee of Beit Issie Shapiro, a charitable organization based in Ra'anana, Israel that helps developmentally disabled children.

Glen H. Perry has been executive vice president of Zion since April 2000 and was elected a director in November 2000. He first started working with Mr. Brown and the Joseph Project in September 1999. During 1998 and 1999 Mr. Perry was a consultant to Delek Drilling, Ltd., with respect to its participation in the major gas discoveries offshore Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland. In this capacity, Mr. Perry served as manager of project development, seeking viable projects and negotiating contracts in the C.I.S. Republics, and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL for approximately $330 million. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants. In addition to all engineering, drilling and production functions, he also had responsibility for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

Philip Mandelker has been general counsel of Zion since April 2000 and was elected as director in June 2001. He was elected secretary of Zion in February 2002. He holds a Doctor of Jurisprudence degree (1971, cum laude) from Columbia University School of Law and was of counsel to I. Amihud Ben-Porath, Hamou and Company, a law firm in Tel-Aviv, Israel, from May 2000 through April 2003, a position he also held in1994-96. He is currently of counsel to ADAM Law Firm in Tel Aviv. Mr. Mandelker is admitted to practice in both the United States and Israel. He has practiced in New York, Jerusalem and Tel-Aviv and has extensive experience with the oil and gas exploration industry in both the United States and Israel. While at the Israeli Ministry of Finance (1974-76), Mr. Mandelker acted inter alia as Legal Advisor to the Israeli Petroleum Commissioner and represented the Israeli Government in negotiating the Petroleum Concessions and Production Sharing Agreements in the Sinai Peninsula and Gulf of Suez. In New York between 1981 and 1993, as counsel to the firm of Rosenman and Colin (now KMZ Rosenman), Mr. Mandelker advised oil and gas exploration companies and sponsors of oil and gas drilling programs in structuring public and private investment vehicles; he has also advised investors in such programs. From 1992-94, Mr. Mandelker served as an advisory director of Aztec Energy Corp., then an independent oil and gas exploration and production company listed on NASDAQ. He has published and lectured on subjects related to investment in oil and gas exploration activities in Israel and in the United States. As Deputy and then Acting Legal Advisor to the Military Government of the Judea and Samaria Area (1978-80), he drafted a model oil and gas exploration and production concession agreement for use in the Area. From 1997-99, Mr. Mandelker was Chief Legal Advisor of the United Mizrahi Bank, Ltd., a major Israeli banking group headquartered in Tel-Aviv. Mr. Mandelker has been associated with Mr. Brown and the Joseph Project since February 2000.

Paul Oroian was appointed a director in November 2003. Since its founding in 1983 he has served as president and managing partner of Oroian, Little and Rawie, P.C., a certified public accounting and consulting firm based in San Antonio, Texas. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science - Business Administration from Bryant College. He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998. He currently serves as treasurer of the Good Samaritan Center in San Antonio.

Kent S. Siegel was appointed a director in November 2003. Mr. Siegel has served as president and chief operating officer of Siegel and Siegel, P.C. since 1984. Siegel and Siegel is a firm of certified public accountants and attorneys at law based in West Bloomfield, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. He currently serves as chairman of the Temple Israel School Board Fund Raising Committee.

Robert Render was appointed a director in September 2004. Mr. Render served from 1994 to 2002 as Chairman and CEO of the Green Thumb Companies and Milburn Peat, manufacturers and distributors of peat moss, soils and mulches for the lawn and garden industries. Prior thereto, from 1985 to 1992, he was a director of and consultant to Hyponex Corporation (NASDAQ) and thereafter, from 1992 to 1994, he was a consultant to the Scotts' Corporation (NYSE), the controlling shareholder of Hyponex. Between 1978 and 1985, Mr. Render served as Chairman, President and Chief Executive Officer of Hyponex Corporation (NASDAQ) previously known as Old Fort Industries. From 1964 until its acquisition by Old Fort Industries in 1969, Mr. Render

33

served as President of Anderson Peat Company and, from 1969 to 1978, he served as Executive Vice President of Old Fort Industries. From 1952 to 1963, Mr. Render served as Vice President of Sales and Marketing for Sno-Bol Company. In 1957 he founded Render Associates, a national sales company specializing in lawn and garden products which later merged into Anderson Peat Company. In 1962-1963 Mr. Render was President of the Christian Businessmen's Club in Pontiac, Michigan and in 1964-1965, he served as Chairman of the Industrial Group of the United Fund in Pontiac. In 1967-1968, Mr. Render was a member of the Executive Committee of the American Society of Testing and Materials and in 1969-1970, he served as President of the U.S. Peat Producers Association.

Dr. James (Andy) Barron was appointed a director in April 2005. He has been in private practice in orthodontics since 1991. Dr. Barron is board certified by the American Board of Orthodontists and has served as president of the Central Texas Dental Society and president of the Texas Association of Orthodontists. Dr. Barron represents the Southwestern Association of Orthodontists as a representative to the Council of Orthodontic Practice to the American Association of Orthodontists. Dr. Barron has lectured on orthodontics for the University of Texas, the University of Tel-Aviv, the Hebrew University in Jerusalem and the University of Manipur, India. Prior to entering the orthodontic field, Dr. Barron worked in his family's publishing company while at the same time representing a Fortune 500 company in marketing. He currently is president of JlivesNMe Workplace Ministries which sponsors conferences for couples to learn how to bring the gospel into the workplace. He serves on the board of Christian Farms Rehabilitation Center and serves on the advisory board of American Family Radio in Waco, Texas. The D.A.R.E. program in Temple, Texas (Drug Assistance Resistance Education) recognized Dr. Barron for his contributions in 1995 with an award of appreciation. Dr. Barron has a degree in Chemistry form Texas Tech University, a Master of Science Degree in Biology from University of Missouri at Kansas City, a Doctoral Degree in Dentistry from Baylor College of Dentistry, a certificate of specialization in Pediatric Dentistry from University of Missouri at Kansas City and a certificate of specialization in Orthodontic Dentistry from the University of Texas at Houston. As a resident Dr. Barron won the Albert Westphall award of the Southwestern Society of Orthodontists.

Dr. Yehezkel (Charlie) Druckman was appointed a director of Zion Oil effective November 1, 2005 to replace Eitan Lubitch who resigned in September 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights in the onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965 he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society's Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology.

Forrest A. Garb was appointed a director of Zion Oil, effective November 1, 2005, to replace Sheldon Fink, who resigned in October 2005. Mr. Garb is petroleum engineer providing independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc. a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the AAPG. He is a charter member of The American Institute of Minerals Appraisers. He is a registered professional engineer in the state of Texas.

David Patir was elected senior vice-president and chief financial officer in October 2005. He has over thirty years of progressive domestic and international experience in both oil and gas finance and public accounting. Since 1999 he has been a principal consultant with BRI Consulting Group in Houston, Texas, conducting due diligence, joint ventures, and internal controls audits on behalf of major oil companies for their subsidiaries and ventures in the U.S. and Overseas. He previously served as chief financial officer for American Energy Fund in Los Angeles, California, and financial director for MFC International, a Russian-American oil development and marketing joint venture. For the prior nine years he held senior financial and accounting positions with Felmont Oil Corporation and its predecessors in Houston, Texas. After graduation from The Hebrew University in Jerusalem in 1968 with a BBA in accounting, Mr. Patir went to work for the Arthur Andersen affiliate in Israel where he rose to audit manager. In 1976, Superior Oil, an Arthur Andersen client based in the United States, hired him as chief financial officer of Neptune Oil Company, its wholly-owned Israeli subsidiary, whose operations in the Sinai area produced more than 40,000 barrels of oil per day. For ten years, Mr. Patir served as vice-president and chief financial officer for Superior Oil's subsidiaries in Israel and Peru and then as director of international operations in over ten different countries while based in Houston, Texas. He is a certified public accountant in both Israel and Texas.

William H. Avery was elected Vice President - Finance and Treasurer in January 2003. For the past ten years he has practiced as independent attorney in transactional work, concentrating in the area of real property law, including oil and gas transactions. Before that he was a partner for seventeen years and an associate for four years at Storey, Armstrong, Steger and Martin, a full-

range Dallas law firm, concentrating his practice in the representation of financial institutions in loan transactions. In addition he has more than twenty years experience as an oil and gas property investor and investment manager for his own account and for members of his family. Mr. Avery holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and a Doctor of Jurisprudence degree from Duke University Law School.

Key Employees

Elisha Roih has served as Vice President - Administration of Israeli Operations of Zion since April 2000. Mr. Roih holds a BA degree in Political Science and Oriental Studies from Hebrew University, Jerusalem, and has continuing educational course certificates in Business Administration, Production Technology and Offshore Operations. Mr. Roih has over forty years experience in senior management positions in the Israeli petroleum industry. Most recently, between 1997-1998, he served as acting general manager of Lapidoth, Israel Oil Prospectors Company, Ltd. and its subsidiary Metsada-United Drilling Co. (oil and gas producers and oilfield service providers). During 1983-89 Lapidoth and Metsada-United were subsidiaries of Naphta-Israel Petroleum Corp. (an oil and gas exploration and production company), and Mr. Roih served during that period as general manager for all three companies. Prior to 1983, Mr. Roih served as deputy general manager of the Israel National Oil Company, the government-owned holding company that owned Naphta-Israel, Lapidoth, Metsada-United, and Oil Exploration (Investments) Ltd. and Southern Sinai Petroleum (both oil and gas exploration and production companies); general manager of Southern Sinai Petroleum's exploration and production project in the Gulf of Suez; operations manager for Sinai Oil Fields (another government-owned production company) in the Gulf of Suez and various management positions with Naphtha - Israel Petroleum Corporation. Between 1990-1996 and from 1998 to 2000, Mr. Roih was a management consultant to the petroleum industry in Israel, during which periods he also consulted for Mr. Brown in connection with the Joseph Project.

Dr. Eliezer Kashai has been Vice President - Israeli Exploration of Zion since October 2000. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over fifty years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost thirty years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions. At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist. At Oil Exploration (Investments) Ltd. during 1975-87 he was first chief geologist, then deputy managing director responsible for all of that company's exploration efforts. Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, ABJAC-Mazal Ltd., Nordan Oil and Gas, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma'anit. He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly one hundred unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Information Regarding the Board of Directors and Committees

Our board of directors is divided into three classes of directors, with each class (except for the initial classes) elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term of office will expire at our 2006 Annual Meeting of Shareholders consists of John M. Brown, Forrest A. Garb, Robert Render and James Barron. The class whose term will expire at our 2007 Annual Meeting of Shareholders consists of Philip Mandelker, Glen H. Perry, Kent S. Siegel and Richard Rinberg. The class whose term of office will expire at our 2008 Annual Meeting of Shareholders consists of Eugene A. Soltero, Yehezkel Druckman and Paul Oroian.

As described below our board of directors has established five committees: an audit committee, a compensation committee, a nominating committee, a corporate governance committee and a technical committee. Members of the committees are appointed annually by the board of directors to serve at the discretion of the board until their successors are appointed or the earlier of their resignation or removal.

Of the eleven current members of our board of directors, five meet the criteria of independence set by the Sarbanes-Oxley Act of 2002 and SEC regulations for audit committee membership ("SEC independence criteria"). These are Messrs. Oroian, Siegel, Barron, Druckman and Garb. Six of our directors (Messrs. Oroian, Siegel, Barron, Druckman, Garb and Render) meet the criteria of independence set by the NASD and the American Stock Exchange for membership on the board of a NASDAQ market or AMEX listed company ("NASD and AMEX independence criteria").

SEC independence criteria provide that an "independent" director cannot be one of our officers or be in a position, directly or indirectly, to control our management or policies (other than in his position as a director). Neither can he be, or be affiliated with, a paid consultant or provider of services to Zion. Even though we are not currently subject to the SEC requirements concerning director independence and will not be until at least such time as we become a reporting company under the Exchange Act, we have decided to voluntarily comply now.

NASD and AMEX independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of Zion and cannot be a family member of such person; (ii) cannot, directly or indirectly, control or be a family member of a person who directly or indirectly controls our management or policies (other than in his position as a director); (iii) cannot receive or, over the past three years, have himself received or have a family member who receives or received from Zion more than $60,000 in any one year for services other than as one of our directors (or, with respect to a family member, as a Zion employee); (iv) cannot be affiliated, or be a family member of a person affiliated with, any entity which receives, or during any of the past three years, received from Zion more than $200,000 for services in any one year.

Audit Committee. Our audit committee is currently comprised of Messrs. Oroian and Siegel. Mr. Oroian was elected to serve as chairman. Both current members of the audit committee satisfy the SEC independence criteria. Mr. Oroian satisfies the criteria of audit committee financial expert.

The audit committee has been charged by our board of directors with the following responsibilities and granted the following authority:

  the appointment, compensation and retention commencing with Zion's fiscal year 2005, and oversight of the work, of registered public accounting firms engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Zion;

  establishment of procedures for (a) the receipt, retention and treatment of complaints received by Zion regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of Zion of concerns regarding questionable accounting or auditing matters;

  the review and approval of all "related party transactions", to the extent required for NASD listing and corporate governance rules; and

  authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

The audit committee has adopted a formal written audit committee charter that complies with the requirements of the Exchange Act, the rules and regulations of the SEC and the listing and corporate governance requirements of the NASD and the AMEX. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

Compensation Committee. Our board of directors also established a compensation committee currently comprised of three directors, two of whom, James Barron and Robert Render, satisfy NASD and AMEX independence criteria. The other member is John Brown. Full scale activation of the committee shall commence at such time as our shares become publicly traded.

The compensation committee is charged with the following responsibilities:

  the review and recommendation to the board of directors of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of Zion;

  determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators.

We have adopted a formal, written compensation committee charter that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of the NASD and the AMEX. In establishing the compensation committee, our board of directors provided that, if our shares become publicly listed and the listing and corporate governance rules of the NASD or any other securities exchange or market on which are securities are listed for trading (such rules being the "exchange governance rules") require that all members of our compensation committee meet NASD independence criteria, Mr. Brown's participation in the committee shall terminate or be otherwise modified to comply with such requirements and the committee will be reconstituted to meet the applicable exchange governance rules. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

Nominating Committee. Our board of directors established a nominating committee currently comprised of three directors, two of whom - Paul Oroian and Kent S. Siegel - satisfy the NASD and AMEX independence criteria. The other member is John Brown, our chairman and chair of the committee. Activities of our Nominating Committee shall commence at such time as our shares become publicly traded.

The nominating committee is charged with selecting and recommending for the approval of the board of directors director nominees to be submitted to the shareholders for election. We have adopted a formal, written nominating committee charter addressing the process for identifying and evaluating nominees, including nominees recommended by security holders, to serve as directors, and describing any specific minimum qualifications to be met by a nominee and any specific standards for the overall structure and composition of our board of directors. A copy of the charter is available on our website at www.zionoil.com/company/corpgov.html.

In establishing the nominating committee, our board of directors provided that, if our shares become publicly listed and the applicable exchange governance rules require that all members of our nominating committee be independent directors, and that Mr. Brown's participation in the committee would terminate at such time if required by the rules and that the committee be reconstituted or be otherwise modified so as to meet the required independence criteria.

Corporate Governance Committee. Our board of directors also established a corporate governance committee currently comprised of three directors, one of whom (Forrest Garb) meets

NASD and AMEX independence criteria. The other two members are Philip Mandelker, our general counsel (chairman), Forrest Garb and Richard Rinberg, our president.

The corporate governance committee is charged with the responsibility of developing controls and procedures as necessary and appropriate to ensure compliance with the securities laws, the rules and regulations of the SEC and the applicable exchange governance rules.

Technical Committee. Our board of directors established a technical committee, composed of four directors two of whom (Forrest Garb and Yehezkel Druckman) meet NASD and AMEX independence criteria. The other directors are Glen Perry (chairman) and Eugene Soltero. Dr. Eliezer Kashai and Stephen Pierce are advisors to the committee.

The technical committee is charged with reviewing, on behalf of the whole board, proposed technical recommendations of management for exploration and development of the Joseph Project.

Code of Ethics. We have adopted a Code of Business Conduct and Ethics applicable to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website at www.zionoil.com/company/ethicscode.pdf.

We intend to disclose any amendment to a provision of, and the grant of any waiver of from a provision of, our Code of Business Conduct and Ethics that applies or relates to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website at www.zionoil.com/company/corpgov.html

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our common stock as of January 24, 2006, and as adjusted to reflect the transfer of the Gift Shares for the intended recipients at or before the initial closing (see "ADDITIONAL SHARES TO BE REGISTERED", page 25) and sale of shares in this offering, by:

  each person who beneficially owns more than 5% of all outstanding shares of common stock,

  each of our directors and executive officers individually, and all of our directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law. Except as noted below, all persons listed have an address in care of our principal executive offices.

The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person (and/or pursuant to proxies held by that person) that were exercisable on January 24, 2006 or became exercisable within 60 days following that date are considered outstanding, including those shares and warrants to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. Percentages in the table under "After Minimum" and "After Maximum" also assume exercise of a person's warrants. Percentage of ownership is based on 7,773,788 shares of common stock outstanding as of January 24, 2006 and 8,123,788 shares of common stock outstanding after the completion of the minimum offering of 350,000 shares and 9,773,788 outstanding after completion of a maximum offering of 2,000,000 shares. As of January 24, 2006 we had 442 holders of record of our common stock.

The address of John Brown, Eugene Soltero, Richard Rinberg, Glen Perry, James Barron, Robert Render, Paul Oroian, Kent S. Siegel, Forrest A. Garb, David Patir and William Avery is 6510 Abrams Rd., Suite 300, Dallas, TX 75214. The address of Philip Mandelker and Yehezkel Druckman is 15 Bareket St., Caesarea Industrial Park, 38900 Israel.

	Amount and		Percentage of	Percentage	Percentage
	Nature of Beneficial		Outstanding	After	After
Name	Ownership		Common Stock	Minimum	Maximum
John M. Brown	3,321,833	(1)	42.7%	40.1%	33.3%
Eugene A. Soltero	825,626	(2)	10.6%	9.9%	8.2%
Richard J. Rinberg	786,767	(3)	9.8%	9.4%	7.9%
Ralph DeVore	743,247	(4)	9.6%	9.1%	7.6%
Philip Mandelker	663,533	(5)	8.5%	8.0%	6.7%
Glen H. Perry	600,083	(6)	7.7%	7.2%	6.0%
William Avery	241,334	(7)	3.1%	3.0%	2.5%
Robert Render	178,000	(8)	2.3%	2.2%	1.8%
James Barron	172,067	(9)	2.2%	2.1%	1.7%
David Patir	85,000	(10)	1.1%	1.0%	0.9%
Kent S. Siegel	43,325	(11)	0.6%	0.5%	0.4%
Paul Oroian	30,900	(12)	0.4%	0.4%	0.3%
Yehezkel Druckman	25,000	(13)	0.3%	0.3%	0.3%
Forrest A. Garb	25,000	(13)	0.3%	0.3%	0.3%
All directors and	5,309,968	(14)	64.9%	62.3%	51.5%
officers as a group (14 persons)

(1)

Includes 2,756,333 shares of common stock owned by others for which Mr. Brown holds voting proxies, including 100,000 shares owned by his wife, 370,000 shares owned by Mr. Soltero, 460,000 shares owned by Mr. Mandelker and a trust for his family, 405,000 shares owned by Mr. Perry, 5,000 shares owned by Mr. Patir, 210,000 shares owned by Mr. Avery and 50,000 shares owned by Mr. DeVore. Does not include 200,000 shares to be issued to Mr. Rinberg, for which Mr. Brown will have voting rights upon their issuance.

(2)	Includes (a) 311,918 shares of common stock owned by others for which Mr. Soltero holds voting proxies; and (b) 370,000 shares over which Mr. Brown has voting control.
(3)

Includes (a) 10,000 shares owned by Mr. Rinberg's wife; (b) warrants to purchase 26,600 shares of common stock through December 31, 2006 at an average price of $4.06 per share; (c) 423,834 shares of common stock owned by others for which Mr. Rinberg holds voting proxies; and (d) an award of 200,000 shares of common stock that has been authorized by the board of directors in connection with his retention and election as president of Zion (but not yet issued to Mr. Rinberg or his nominee) and will be subject to a pro rata repurchase option by Zion in the event of termination of Mr. Rinberg's retention as president of Zion within the 24-month contract retention period, and further subject to a voting proxy in favor of Mr. Brown.

(4)	Includes (a) 525,631 shares of common stock owned by others for which Mr. DeVore holds voting proxies; and (b) 50,000 shares over which Mr. Brown has voting control.
(5)

Includes (a) warrants to purchase 1,500 shares of common stock through December 31, 2006 at a price of $5.00 per share; (b) 400,000 shares of common stock owned by a trust for Mr. Mandelker and his family over which Mr. Brown has voting control; (c) 157,450 shares of common stock owned by others for which Mr. Mandelker holds voting proxies; and (d) 60,000 additional shares over which Mr. Brown has voting control.

(6)

Includes: (a) warrants to purchase 5,000 shares of common stock through December 31, 2006 at a price of $5.00 per share; (b) 136,583 shares of common stock owned by others for which Mr. Perry holds voting proxies; and (c) 400,000 shares over which Mr. Brown has voting control.

(7)	Includes (a) 12,000 shares owned by Mr. Avery's mother over which Mr. Avery holds a power of attorney; and (b) 210,000 shares over which Mr. Brown has voting control.
(8)	Includes (a) warrants to purchase 89,000 shares of common stock through December 31, 2006 at an average price of $3.82 per share; and (b) 2,000 shares of common stock held by Mr. Render's wife.
(9)

Includes (a) 45,000 shares held by trusts for Dr. Barron's children; (b) warrants to purchase 39,400 shares of common stock through December 31, 2006 at an average price of $3.37 per share; and (c) 46,000 shares owned by a ministry of which Dr. Barron is president and a director, and in which shares Dr. Barron disclaims any beneficial interest.

(10)	Includes (a) 5,000 shares over which Mr. Brown has voting control; and (b) employee stock options to purchase 80,000 shares of common stock at $5.00 per share through December 31, 2010.
(11)

Includes (a) warrant exercisable commencing July 1, 2007 (deferrable by Zion) to purchase 25,000 shares of common stock through December 31, 2008 at $5.00 per share; (b) a warrant to purchase 1,000 shares of common stock through December 31, 2006 at $5.00 per share; and (c) the following securities held by Mr. Siegel's wife, of which Mr. Siegel disclaims ownership: (i) 6,125 shares of common stock and (ii) a warrant to purchase 1,850 shares of common stock through December 31, 2006 at $5.00 per share.

(12)

Includes (a) warrant exercisable commencing July 1, 2007 (deferrable by Zion) to purchase 25,000 shares of common stock through December 31, 2005 at $5.00 per share; and (b) warrant to purchase 1,900 shares of common stock through December 31, 2006 at $5.00 per share.

(13

Includes a director's stock option to purchase 25,000 shares of common stock at $5.00 per share through December 31, 2008, that is not exercisable until July 1, 2007, a date that is subject to deferral by Zion.

(14)

Includes: (a) warrants options and warrants to purchase 100,000 shares of common stock at $5.00 per share through December 31, 2008, that are not exercisable until July 1, 2007, a date that is subject to deferral by Zion; (b) warrants to purchase 75,000 shares of common stock at $4.00 per share through December 31, 2006; (c) warrants to purchase 62,100 shares of common stock at $5.00 per share through December 31, 2006; (d) warrants to purchase 40,000 shares of common stock at $3.00 per share through December 31, 2006; (e) 200,000 shares of common stock authorized for issuance to Richard Rinberg; and (f) 100,000 Gift Shares.

Voting Agreements

Five of our senior executives (John Brown, Eugene Soltero, Richard, Rinberg, Philip Mandelker and Glen Perry) and Ralph F. DeVore hold proxies to vote the shares of common stock of some of our shareholders. Mr. Brown will also hold a proxy to vote 200,000 shares of common stock approved by our board for issuance (but not yet issued) to Richard Rinberg when he was elected as our president effective November 1, 2005. Including their own shares of common stock, the five executives hold 61% , and Mr. DeVore holds 9%, of our voting rights outstanding prior to this offering. After the completion of this offering, assuming the minimum shares offered are issued, the five executives and Mr. DeVore will have control of 57% and 9%, respectively, of our outstanding voting rights. If the maximum shares are issued they will hold 47% and 7%, respectively, of our outstanding votes. The ability of the five executives to exercise significant control over us may discourage, delay or prevent a takeover attempt that a shareholder might consider in his or her best interest and that might result in a shareholder receiving a premium for his or her common stock. Also, the five executives and Mr. DeVore (if they vote the same way) may have the ability to:

  control the vote of most matters submitted to our shareholders, including any merger, consolidation or sale of all or substantially all of our assets;

  elect all of the members of our board of directors;

  prevent or cause a change in control of our Company; and

  decide whether to issue additional common stock or other securities or declare dividends.

Some of the shares of common stock owned by the other officers and directors are not subject to the proxies held by the five executives and Mr. DeVore. When those shares are added in, the management of Zion (which does not include Mr. DeVore) now holds 64% of the voting control and would have 62% of the voting control if the minimum amount of the offering is placed and 51% of the voting control if the maximum is placed. After issuance of the 200,000 shares to Mr.

Rinberg, management would have 65% currently, 63% after the minimum offering, and 52% after the maximum offering,

All of the voting agreements provide that any shares sold in the public market pursuant to an exemption from registration would be automatically released from the agreement. To the extent that any shareholder sells any stock that is then automatically released from one of the agreements, the beneficial ownership of the five executives or Mr. DeVore will be automatically reduced and their respective voting rights will also be accordingly reduced.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There have been no material transactions between Zion and any of our directors, officers, candidates for director, or shareholders, except as described in the following paragraphs.

John M. Brown may be deemed the promoter of Zion. Upon the formation of Zion, Mr. Brown purchased 520,000 shares of common stock at the price of 1/10 cent per share, which was the price at which 1,880,000 other shares were sold to 25 other people, including 100,000 shares to his wife and 50,000 shares to his son. At the same time Mr. Brown extended a $50,000 line of credit to Zion against which we initially borrowed approximately $25,000 to make our first license fee payment to the Israeli government and a down payment for our first seismic survey. The loan bore an interest rate of 7% per annum and we eventually borrowed to the maximum amount. During 2001, we repaid the outstanding $50,000 principal amount of the loan by delivering to Mr. Brown 50,000 shares of common stock and warrants to purchase 33,333 shares of common stock at the exercise price of $1.00 per share, in accordance with the same terms and conditions as the shares of common stock and warrants were being sold to unrelated third parties in private transactions during 2001. Mr. Brown waived the interest.

During 2002, Mr. Brown entered into a new loan agreement with Zion at a 7% interest rate and advanced $50,000 to us under the loan agreement. At the end of the year, Mr. Brown participated in our private placement of Series A Convertible Preferred Stock and received 5,000 shares of the preferred stock and warrants to purchase 25,000 shares of common stock at $1.50 per share in exchange for cancellation of our $50,000 indebtedness. The exchange was made under the same terms and conditions as the sale at the same time by us to unrelated third parties of our preferred stock and $1.50 warrants. Mr. Brown waived the interest.

During the year 2000, M&B Concrete Construction, Inc. and M&B Concrete, Inc. (collectively, "M&B"), companies in which John Brown, our chairman, is a director and principal shareholder, provided a "financial comfort letter" to the Israeli Petroleum Commissioner in connection with our application for our first license. The "financial comfort letter" was a non-binding letter of intent that showed M&B having more than $2,000,000 net worth and confirmed that M&B supported the efforts of Zion in its application for petroleum rights. M&B received no direct compensation for the letter, but the three shareholders of M&B, John Brown, his son Mark Brown, and Robert Jarvis, all participated in the initial purchase of shares of our common stock at the price of $0.001 per share. In October 2002, in connection with our application to consolidate our petroleum rights into a single license and extend its term, M&B provided the Petroleum Commissioner with a renewal and extension of the comfort letter for which we agreed to pay a fee to M&B of 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock at $1.50 per share through December 31, 2004, which securities in the aggregate were valued at $50,000. M&B directed that the preferred stock and warrants be issued in equal amounts to Mark Brown and Robert Jarvis.

In July 2000, Zion entered into a financial advisory and services agreement with Ralph DeVore, whereby Mr. DeVore assisted us in a number of areas, including business structuring, investor relations, introductions to investment bankers and investors, and other related financial services. On December 31, 2000, Mr. DeVore was awarded a warrant (as provided in the agreement) giving him the right to purchase 80,000 shares of our common stock at $0.20 per share through December 31, 2004. In February 2001, the agreement was modified and extended through June 30, 2001. In August 2001 the agreement was extended through September 30, 2001 and Mr. DeVore was awarded another warrant, this one (as provided in the agreement) giving him the right to purchase 40,000 shares of our common stock at $0.20 per share through December 31, 2004. As the 120,000 shares, upon purchase, would be restricted shares and there was no public market, the awards were valued at $0. Following the expiration of the agreement, Mr. DeVore continued to provide financial advisory services on an as needed basis. In 2002, for financial services rendered, he invoiced us $2,500 and he subsequently used our $2,500 payable to him to purchase 2,500 shares of common stock and a warrant to purchase 1,250 shares for $1.50 per share through December 31, 2004 (on the same terms as our sales of stock and warrants to outside third parties). In 2003, for financial services rendered, he was paid $24,000, which he used to exercise his warrants to purchase 120,000 shares for $0.20 per share. Mr. DeVore served as a director of the company between June 2001 and December 2004, when he resigned from his position on the board.

Commencing in 2002, we had an arrangement with Elisha Roih (our Vice-President of Israeli Administration) to use an apartment owned by him in Herzliya as the corporate offices in Israel. The terms of arrangement were that we pay Mr. Roih's out-of-pocket carrying costs for the apartment including utilities, in consideration for use of the apartment and utilities as the Company's Israeli offices, rent free. The out-of-pocket carrying costs included: municipal occupancy tax; monthly maintenance charges due to the building's management committee; electricity; water; telephone (2 lines - one phone and one fax); monthly cleaning services; insurance premium for contents of apartment. The total monthly cost to us was less than $400. These terms were more favorable than we could have obtained from unrelated parties. With the exception of certain minimal expenses pre-paid through the end of 2005, these arrangements were terminated at the end of September 2005 following the entry of the company into its current offices in the Caesarea Industrial Park.

In early 2002, Zion borrowed $50,590 under a loan facility with Cimarron Resources, Inc, which is owned by Eugene Soltero, the chief executive officer of Zion. Cimarron obtained the monies to lend to Zion through a loan facility with Bank One (now Chase Bank, N.A.) (the "Bank One Facility"). The interest charged to us is the Cimarron's interest cost which accrues at Bank One's prime rate (6.5% at December 31, 2005) plus 2.5%. The note was due on the earlier of (a) 30 days following the closing of an initial public offering by Zion; (b) the determination by the Board of Directors of Zion that Zion had raised funds in sufficient amounts to enable Zion to conduct operations prior to the closing of an initial public offering without need for recourse to the loan facility; or (c) the date or dates the principal amount of the monies advanced to Cimarron under the Bank One facility was due. At the time the terms of the Bank One facility to Cimarron were amended, the terms of Cimarron's loan facility to Zion were amended to convert the loan principal outstanding on September 30, 2003 of $50,000 into a 100 month term loan repayable monthly commencing November 15, 2003 in $500 increments, with Cimarron having the option commencing January 15, 2005 to call the loan in whole or in $5,000 increments on 30 days notice. In connection with the conversion of the Cimarron loan to Zion to a 100 month term loan, an option which had been granted to Cimarron to convert $50,000 of the loan principal into 50,000 shares of common stock was severed from the note and became a stand-alone option allowing Cimarron to purchase 50,000 shares of common stock at $1.00 per share for cash or other consideration. Effective September 30, 2003, Cimarron exercised the option in consideration for the forgiveness of $50,000 of accounts payable. Cimarron transferred the shares to Mr. Soltero. As of December 1, 2005, the terms of the Cimarron loan facility were amended to provide that the option to call the loan in whole or in $5,000 increments was deferred to July 31, 2007. As of December 31, 2005, the outstanding balance of the note was $38,000.

Effective October 1, 2004, Ms. Karen Soltero, Mr. Eugene Soltero's daughter, was retained on a part time basis as Director of Marketing/Investor & Public Relations at an annual salary of $48,000, increased during April 2005 to $60,000. Ms. Soltero reports to Mr. Brown as Chairman of the company. Ms. Soltero holds a Master of Business Administration with concentration in Marketing and Strategy from the Peter F. Drucker School of Management at Claremont University and a Bachelor of Arts degree (Cum Laude) in Theatre Arts from UCLA. Ms. Soltero's employment by the company as Director of Marketing/Investor & Public Relations has been reviewed and approved by the Audit Committee. Prior to her employment as Director of Marketing/Investor & Public Relations, from January through September 2004, as a consultant to the company, Ms. Soltero served as Manager of Shareholder Relations for an hourly consulting fee of $35. During this eight-month period, Ms. Soltero was paid $23,716 in consulting fees. From November 2001 through December 2003, Ms. Soltero periodically provided marketing services, including web site design, brochure design, document rewriting and Edgarizing services, to the company at $25-$35 an hour. During this 26-month period she was paid approximately $16,000 by the company. On September 28, 2004, in recognition for her services in connection with the company's attempted Initial Public Offering (terminated on August 30, 2004), the Board awarded Ms. Soltero a deferred bonus of $10,000 to be paid in cash or shares of common stock of the company valued at $4.00 per share to be paid at such time as management deems it appropriate, provided that, if paid in shares of stock, the shares may be legally issued without limiting the company's ability to benefit from exemptions from registration under the securities laws. The bonus has not yet been paid.

Prior to Robert Render's appointment as a director of Zion on September 28, 2004, on July 30, 2004 and August 25 and 31, 2004, pursuant to a loan agreement dated June 30, the Robert E. Render Trust, a trust controlled by Mr. Render (the "Render Trust"), loaned the company $100,000, $80,000 and $20,000 respectively ($200,000 in the aggregate) (each such loan, a

"Render Loan" and, collectively the "Render Loans".) Each Render Loan bore interest at the rate of 10% annually and was due on March 2, 2005, subject to Mr. Render's right to convert each Render Loan into a five year amortized term loan. In connection with each Render Loan, the company granted the Render Trust a warrant to purchase respectively 20,000, 16,000 and 4,000 (40,000 in the aggregate) shares of common stock of the company at $3.00 per share, exercisable at any time between January 1 and December 31, 2006. On September 30, 2004, the Render Trust forgave all of the Render Loans in consideration for 50,000 shares of common stock of the company and warrants to purchase 20,000 shares of common stock of the company at $5.00 per share, exercisable at any time through December 31, 2006.

Commencing October 1, 2004, Mr. Render was retained by the company as a consultant to render marketing, financial and management services as the company may from time to time request in consideration of a $2,500 monthly retainer fee. Mr. Render's retention as a consultant was approved by all members of the Board participating in the September 28 Annual Meeting of the Board, including three of the company's four independent directors, being all of the independent directors present at the meeting.

Prior to Richard Rinberg's appointment as a director of Zion on November 4, 2004, on February 28, 2004, pursuant to a loan agreement dated February 17, 2004, Mr. Rinberg loaned the company $100,000 (the "Rinberg Loan"). The Rinberg Loan bore interest at 10% annually and was due on February 28, 2005, subject to prepayment in certain circumstances. In connection with the Rinberg Loan, the company granted Mr. Rinberg a warrant to purchase 10,000 shares of common stock of the company at $3.00 per share, which Mr. Rinberg exercised for $30,000 in December 2005. On September 30, 2004, Mr. Rinberg forgave the Rinberg Loan and the accrued interest thereon and in consideration therefore and an additional cash amount of $4,167, was issued 27,500 shares of common stock of the company and warrants to purchase 11,000 shares of common stock at $5.00 per share exercisable at any time through December 31, 2006. In connection with placing two other loans of $100,000 each in February 2004, Mr. Rinberg was paid a finder's fee in the amount of 2,500 restricted shares of the company's common stock valued at $7,500. In February 2003, Mr. Rinberg participated in our Series A Convertible Preferred stock offering, purchasing 1,000 shares of preferred stock and associated warrants for $10,000. In September 2003, for $7,500, he exercised the warrants issued in connection with that February offering to purchase 5,000 shares of common stock.

Effective November 1, 2005, Mr. Rinberg was elected our president. In connection with this appointment, the board authorized the chairman and the chief executive officer of the company to negotiate a two year retention agreement commencing November 1, 2005 subject to audit committee review and approval and ratification by the board, the principle element of compensation to be prepaid in the form of 200,000 shares of Zion common stock, subject to certain pro-rated vesting requirements over the two year retention period and voting agreement requirements. Due to the nature of the restrictions and requirements related to the stock, the transaction was valued at $500,000, and will be accounted for as prepaid expenses that are pro rated at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. If Mr. Rinberg's retention shall be terminated prior to the end of the term, the company shall have the right to repurchase the unearned shares at par. The retention agreement has not yet been finalized. The company has also agreed to pay the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention, which such fees are estimated at approximately $7,000.

In February 2003, the Board of Directors voted to accept an offer by Ms. Irith Rappaport, a shareholder of Zion, to advance the sum of up to $100,000, subject to the payment of a commitment fee in the form of 1,000 shares of preferred stock and a warrant (to purchase 5,000 shares of common stock at $1.50 per share through December 31, 2004) of Zion valued at $10,000, to her or her designees. Monies advanced under this facility bear interest at the rate of 10% per annum and were originally due on February 28, 2004, which date was subsequently extended to December 31, 2004. On December 9, 2004, the due date was extended to June 30, 2005, in consideration for which Ms. Rappaport was granted the option, to convert monies outstanding under the facility into equity securities of Zion in increments of $5,000 (a "unit"), each unit being convertible into 1,250 shares of common stock of the company and warrants to purchase 500 shares of common stock at $5.00 per share at any day through December 31, 2006. On June 30, 2005, the note was extended to December 31, 2005. As of December 1, 2005, the note was further extended to the earlier of (a) July 31, 2006 provided that, if by July 31, 2006, the company has not closed in a public offering an aggregate minimum amount which provides to the company proceeds from the offering of at least $2,500,000, such date may be further extended by mutual agreement of the parties or (b) at such time or times as in the opinion of the directors of Zion, funds available to Zion so permit. On December 31, 2005, there was $75,000 principal balance outstanding under the facility.

Philip Mandelker and William Avery are paid (and/or payments were accrued) as consultants for providing services to Zion. The amounts paid to Mr. Mandelker and Mr. Avery are set forth in the "Summary Compensation Table" under "Executive Compensation", on page 49. Mr. Patir was retained as a consultant since July 1, 2005 at the rate of $7,500 per month for July through September 2005, and for October through December 2005, at the rate of $10,000 per month. Portions of the amounts above are also separately reflected in the notes to the audited financial statements because they were allocated to financing costs or professional fees that require special accounting treatment.

As noted under the "Summary Compensation Table" on page 49, for such period as Philip Mandelker renders service as a consultant to the company, the company pays a monthly fee of $2,500 to Adam Law Offices, the law firm of which Mr. Mandelker is "Of Counsel", for office and secretarial services.

During July 2005, the company entered into a consulting agreement with Forrest A. Garb & Associates, Inc. ("FGA"), a petroleum engineering and consulting company for the provision of petroleum consulting services and the preparation of a due diligence report on the company's Joseph Project. The fees to be paid under the agreement are based on FGA's standard hourly fee structure. On September 1, 2005, FGA issued a due diligence report on the Joseph Project. Both prior thereto and since FGA has provided the company consulting services relating to the Ma'anit #1 well, analysis of the results thereof and completion and testing operations thereon. A portion of the services under this agreement, particularly in connection with the due diligence report, were rendered by Forrest A. Garb, founder and former chairman and former controlling shareholder of FGA. Mr. Garb retired from and sold all his interests in FGA in 2003, but continues to render consulting services to FGA on an hourly fee basis. Mr. Garb rendered such services to FGA in connection with FGA's retention by the company during July and August, 2005. In late October 2005, Mr. Garb was appointed director of the company effective November 1. When discussions commenced in October 2005 with Mr. Garb concerning the possibility of his joining the board, Mr. Garb ceased rendering services to FGA in connection with its retention by the company. Since its retention by the company FGA has billed the company for services in the amount of approximately $20,000.

We believe that the foregoing transactions were on no less favorable terms than could have been obtained from unaffiliated third parties. Any future transactions between our affiliates and us will be approved by our audit committee or a majority of independent directors and will be on terms no less favorable to us than those that could be obtained from unrelated third parties. We have extended no loans to and provided no loan guarantees in connection with extension of credit to our officers, directors, employees or promoters.

On July 11, 2003, we expanded our board of directors from five to seven members and appointed two directors. On November 17, 2003, we further expanded our board to nine directors and appointed two additional directors. These four directors (Eitan Lubitch, Z. Sheldon Fink, Paul Oroian and Kent Siegel, two of whom have since resigned from the board) are not (and, during their course of service as directors, were not), and since its incorporation have not been, officers, employees or promoters of Zion or any of Zion's affiliates or associates. On September 28, 2004, we amended our bylaws to provide for the increase and subsequently increased the number of its directors from nine to eleven. Transactions between the two new directors, Messrs. Render and Rinberg, and their relations with the company prior to and since their appointment, are described above in this section. On April 4, 2005, the company appointed a new director, Dr. James Barron to replace a director, Ralph DeVore who resigned on December 30, 2005. Dr. Barron is not, and since its incorporation has not been an officer, employee or promoter of Zion. On October 27, 2005, the company appointed effective November 1, 2005 two new directors, Dr. Yehezkel Druckman and Mr. Forrest A. Garb, to replace two directors, Eitan Lubitch and Z. Sheldon Fink, who resigned, respectively, during September and October 2005. Neither Dr. Druckman nor Mr. Garb are, and since incorporation have not been, an officer, employee or promoter of Zion.

Upon their appointment each of the non-management directors of the company was awarded warrants and/or options to purchase 25,000 shares of common stock of the company. The warrants awarded the four directors appointed in 2003 are exercisable at $3.00 per share through December 31, 2005, and the warrants awarded to the three directors appointed in 2004 and 2005 are exercisable at $4.00 per share through December 31, 2006. Following his resignation, Mr. Lubitch was awarded for services rendered to the company a warrant to purchase 10,000 shares of common stock exercisable during the period July 1, 2007 (subject to deferral of up to six months by the company) through December 31, 2008 at a price of $5.00 share (hereinafter an " F Warrant"). Upon his resignation, Mr. Fink was awarded for services rendered to the company an F Warrant to purchase 25,000 shares of common stock. F Warrants to purchase 25,000 shares of common stock of the company were also awarded for services rendered to each of Messrs. Oroian and Siegel. The two new directors appointed during October 2005 were each awarded the equivalent of an F Warrant to purchase 25,000 shares of common stock. The equivalent F Warrants awarded to the new directors may be issued in the form of options in the company's 2005 Stock Option Plan (the "Stock Option Plan").

It is our intention that prior to any time we become listed on any stock exchange, a majority of our board of directors will fulfill the independence criteria as set by the SEC and the corporate governance requirements of the NASD, AMEX or such other stock exchange or market on which our common shares are listed for trading. Zion also intends that, to the extent required by the NASD, AMEX or such other relevant stock exchange or market listing and corporate governance rules, all future related party transactions be reviewed and approved by our audit committee, which is comprised solely of directors meeting the independence criteria of both the SEC and the NASD or AMEX. The audit committee shall have the authority to engage independent counsel at our expense. See "MANAGEMENT - Information Regarding the Board of Directors and Committees", page 36. All future material related party transactions and loans, if any, shall be made and entered into on terms no less favorable to Zion than can be obtained from unaffiliated third parties.

EXECUTIVE COMPENSATION

Director Compensation

Directors who are not company employees or officers receive $1,000 per month. Directors who are Company officers receive no extra compensation for service on the board.

Corporate Officer Compensation

The following table provides the compensation of our corporate officers, direct or indirect, for services rendered in all capacities for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001, of which all has been paid except approximately $261,029 to Mr. Soltero, $219,673 to Mr. Perry, and $231,360 to Mr. Mandelker, $20,000 to Mr. Patir and $10,000 to Mr. Avery.
Summary Compensation Table
					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
John Brown	2001	7,500	-	-	-	-	-	-
Chairman	2002	30,000	-	-	-	-	-	-
	2003	60,000	80,000	10,000	-	-	-	-
	2004	120,000	-	-	-	-	-	-
	2005	120,000	-	-	-	-	-	-

Eugene Soltero	2001	25,000	-	-	-	310,000	-	-
President &	2002	60,000	80,000	-	-	100,000	-	-
CEO (1)	2003	120,000	-	-	-	-	-	-
	2004	212,500	-	-	-	-	-	-
	2005	250,000	-	-	-	-	-	-

Richard Rinberg
President (2)	2005	-	-	-	200,000	-	-	-

Glen Perry	2001	60,000	-	-	-	-	-	-
Executive VP	2002	60,000	-	-	-	-	-	-
	2003	120,000	-	-	-	-	-	-
	2004	200,000	-	-	-	-	-	-
	2005	200,000	-	-	-	-	-	-

Philip Mandelker	2001	63,750	-	-	-	-	-	-
Secretary &	2002	75,000	-	-	-	-	-	-
General Counsel (3)	2003	114,000	-	-	-	-	-	-
	2004	150,000	-	-	-	-	-	-
	2005	150,000	-	-	-	-	-	-

David Patir
Senior VP & CFO	2005	52,500	-	-	-	-	-	-

William Avery	2003	60,000	-	-	-	200,000	-	-
Vice President &	2004	60,000	-	-	-	-	-	-
Treasurer	2005	65,000	-	-	-	-	-	-

(1) The compensation of Eugene A. Soltero was increased from $200,000 to $250,000 annually effective October 1, 2004, upon Mr. Soltero's election to the additional position of Chief Executive Officer at the September 28, 2004 Annual Meeting of the Board of Directors.

(2) Includes an award of 200,000 shares of common stock that has been authorized by the board of directors in connection with his retention and election as president of Zion (but not yet issued to Mr. Rinberg or his nominee) and will be subject to a pro rata repurchase option by Zion in the event of termination of Mr. Rinberg's retention as president of Zion within the 24-month contract retention period.

(3) Mr. Mandelker is remunerated as an outside consultant to the company under a retainer agreement. The law firm with which Mr. Mandelker is "Of Counsel" received during 2004 and 2005, $25,500 and $30,000, respectively, in payments from Zion for providing Mr. Mandelker with office and secretarial services. See "Executive Employment Arrangements", page 50.

None of our executive officers receive personal benefits in addition to the basic compensation listed above. Through 2003, each officer employed at the time received such compensation for providing consulting services to Zion. Mr. Soltero received his compensation through his personal consulting company, Cimarron Resources, Inc. The others were directly compensated. Commencing in 2004, Messrs. Brown, Soltero and Perry were employed directly by Zion. Mr. Rinberg and Mr. Patir received their compensation during 2005 for providing consulting services to Zion. There were no options and warrants granted to our executive officers in fiscal 2003, 2004 or 2005, except that Mr. Avery was awarded warrants to purchase 200,000 shares of common stock of the company at $1.00 per share upon his retention in January, 2003 and the award of 80,000 options was authorized for award to Mr Patir upon his appointment as an officer of the company in October 2005 ("Executive Employment Arrangements", page 50). The warrants granted to Mr. Avery were exercised in January 2005. None of our executive officers exercised any options related to compensation during 2003, 2004 or 2005, except that in 2004 Mr. Avery exercised warrants to purchase 40,000 shares of Zion's common stock awarded upon his retention through reduction of accounts payable to him.

Long-Term Incentive Plan

At Zion's 2002 Annual Meeting, the shareholders approved the establishment of a long-term key employee incentive plan, which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest (after pay out of investment on a well by well basis) in the wells we drill. According to board resolutions, Mr. Brown, Mr. Soltero, Mr. Mandelker and Mr. Perry will be awarded each a 10% interest in the plan, if, as and when the plan may be established. Mr. Avery, Mr. Roih and Dr. Kashai will each be awarded a 5% interest in the plan. The remaining 45% of the pool has not been allocated and is reserved for future allocation by the board of directors or the plan's management committee, subject to the approval of the compensation committee of the board, as new key employees are hired. The definitive plan is being developed by our attorneys and tax experts and we do not expect it to be finalized until after the completion of this offering.

Executive Employment Arrangements

We have entered into five-year employment agreements, effective January 1, 2004, with the executive officers set out below.

Executive Officer	2003 Annual Compensation	2004-2008 Annual Salary
John Brown	$ 60,000	$ 120,000
Eugene Soltero	120,000	200,000 before 10/1/04 and 250,000 thereafter
Glen Perry	120,000	200,000
Philip Mandelker	114,000	200,000(1)

(1) For such period as Mr. Mandelker is an employee of Zion. For periods that Mr. Mandelker continues to render services pursuant to a retainer agreement as outside counsel, he will be compensated on the basis of $12,500 per month and the law firm with which he is associated will be paid a monthly office services fee of $2,000. The fee paid to Adam Law Offices with which Mr. Mandelker is associated was increased to $2,500 per month effective commencing in October 2004, to include secretarial services.

Each of the agreements are substantially in the same form (except to comply with the law of the country in which the officer is based) and provide for:

  Indemnification for acts other than willful misconduct.

  Five-year terms, renewable annually thereafter to age 70, terminable by death, severe disability, or for willful misconduct as determined by final judicial decision.

  Termination without cause possible upon payout of remainder of contract term plus six months salary; if termination follows change of control, then employee entitled to remainder of term plus 42 months.

  Post-contract termination and retirement benefits for Israel-based executives in accordance with Israeli law and standard practice for management employees.

  Package of medical, life and disability insurance for U.S. based executives with monthly premium expense of approximately $2,000.

  Participation in the long-term management incentive program.

  Outline of responsibilities and authorities for the executive's position.

Effective October 1, 2005, we entered into a three year and three month consulting and employment agreement with David Patir to serve as our chief financial officer. For October, November and December, 2005 Mr. Patir provided consulting services part time at the rate of $10,000 per month. Effective January 1, 2006, he became a full-time employee at the annual salary of $175,000. The agreement also provides that Mr. Patir will be awarded a 5-year option to purchase 80,000 shares of the company's common stock at $5.00 per share, vesting one third at the end of each year of full-time employment, and, upon the establishment of the company's Long Term Incentive Plan, Mr. Patir will be eligible for a grant of an interest in the plan income attributable to wells drilled subsequent to the Ma'anit #1 as determined by the plan's management committee and subject to approval of compensation committee of the board. In other respects the agreement is substantially the same as for the other executive officers. During the period July 1 - September 30, 2005, Mr. Patir was a consultant to the company with a monthly retainer of $7,500.

In connection with his appointment as our president effective November 1, 2005, our board approved the retention of Richard Rinberg's services for a two-year period, commencing November 1, 2005 on terms to be negotiated by our chairman and our chief executive officer, subject to audit committee review and approval and board ratification, with Mr. Rinberg's primary annual compensation being $250,000 pre-payable in the form of 200,000 shares of the company restricted common stock, subject to a voting agreement granting a proxy to Mr. Brown, such shares to vest monthly ratably over the two year retention period. Mr. Rinberg will also be eligible for a grant of an interest in the company's Long Term Incentive Plan, on establishment, as determined by the plan's management committee and subject to the approval of the compensation committee of the board. If Mr. Rinberg's retention is terminated prior to October 31, 2007, the company shall have the right to repurchase the unearned portion of his compensation at par. The company has also agreed to pay the fees for certain services in the nature of tax advisory and related services in connection with Mr. Rinberg's retention, which such fees are estimated at about $7,000. The retention agreement is presently in preparation.

STOCK OPTION PLAN

At our 2005 annual meeting of shareholders, following authorization by and on the recommendation of our board and compensation committee, our shareholders approved the adoption of a 2005 Stock Option Plan (the "Plan"), pursuant to which 1,000,000 shares of common stock of the company, being 5% of our authorized share capital, would be reserved for issuance to officers, directors, employees and consultants. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility whose performance will affect the interests and business prospects of the Company and to align the interests of the Company's employees with those of its shareholders. The Plan would be administered by the Board of Directors or one or more committees appointed by the board (the "Administrator"). At present, under its charter, the Compensation Committee of the board would have responsibility for administering the Plan.

Up to an aggregate of 1,000,000 shares of the Company's common stock will be made available for issuance to grantees over the life of the Plan. These shares represent up to 12.8% (calculated as of January 24, 2006) of the outstanding share capital of the company (or 11.4% of the outstanding share capital of the company as of January 24, 2006 if options are granted and exercised for all shares authorized under the Plan - 10.9% of the outstanding share capital in the event of a minimum offering and 9.3% in the event of a maximum offering.)

The Plan contemplates the issuance of stock options by the Company both as a private company and as a publicly traded company and will be available to residents of the United States of America, the State of Israel and other jurisdictions as determined by the Administrator. The award of stock options under the Plan will be made pursuant to an agreement between the Company and each grantee. The agreement will, among other provisions, specify the number of shares subject to the option, intended tax qualifications, the exercise price, any vesting provisions and the term of the stock option grant, all of which shall be determined on behalf of the Company by the Administrator. The Plan will remain in effect for a term of ten years unless terminated or extended according to its provisions.

Upon adoption of the Plan, it is intended that options under the plan be awarded to substitute for and replace the equivalent F Warrants granted to Messrs. Druckman and Garb upon their appointment to the board for the purchase of a total of 50,000 shares of common stock, the options granted to David Patir under the terms of his employment agreement to purchase 80,000 shares of common stock and the options granted to Stephen Pierce, the company's senior geologist, under the terms of his employment to purchase 40,000 shares of common stock. Other than as set forth above, the company has at this time no commitments relating to the grant of any awards under the Plan.

It is the company policy that we will not issue options or warrants with an exercise price of less than 85% of the fair market value of Zion stock on the date of grant to officers, directors or employees.

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation provides for the authorization of 20,000,000 shares of common stock, par value $.01 per share. As of September 30, 2005, our issued and outstanding capital securities consist of 7,352,288 shares of common stock, and warrants to acquire 690,700 shares of common stock. After giving effect to issuances of securities between October 1, 2005 and January 24, 2006, our outstanding securities consist of 7,773,788 shares of common stock and options to purchase 120,000 shares of common stock and warrants to purchase 725,325 shares of common stock. An additional 200,000 shares of common stock have been authorized for issuance to Mr. Rinberg in connection with his retention as our president (see "EXECUTIVE COMPENSATION - Executive Employment Arrangements", page 50) and 1,000,000 shares of common stock have been reserved for issuance under the company's 2005 Stock Option plan (see "STOCK OPTION PLAN", page 52), of which 170,00 shares have been authorized for award.

Common Stock

Our shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights. The common stock will be, when issued and paid for, fully paid and nonassessable.

Our shareholders do not have cumulative voting rights, the effect of which is that the holders of more than half of all voting rights with respect to common stock can elect all of our directors. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements.

Except as otherwise discussed below at "Business combination provision" and "Amendments", all shareholder action is taken by vote of a majority of voting shares of our capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote.

Preferred Stock

Our predecessor Florida corporation had authorized 2,000,000 shares of preferred stock, of which it had issued 63,564 shares in a private placement and as stock dividends. Upon the merger of the Florida corporation into the Delaware subsidiary on July 9, 2003, all of the shares of outstanding preferred stock of the Florida corporation were converted into 762,768 shares of our common stock at the ratio of 12 shares of common stock for each outstanding share of preferred stock and each Florida warrant was exchanged for a Delaware warrant for the same number of Delaware common shares . Neither we nor any of the exchanging shareholders incurred any gain or loss as a result of the exchange. Of the 63,564 shares of preferred stock exchanged, 25,364 (40%) were held by eight officers, directors and/or holders of more than 5% of our outstanding stock. Since our reincorporation in Delaware, we have not authorized any shares of preferred stock. We would need the affirmative vote of our shareholders to authorize and issue shares of preferred stock. We will not offer any preferred stock to any of our officers, directors or 5% shareholders except on the same terms as it is offered to all other existing shareholders or new shareholders.

Warrants and Options to Officers, Directors and Key Employees

Zion issued warrants to purchase 200,000 shares of common stock at $1.00 per share through December 31, 2004 (and extended to January 31, 2005) to William Avery, our vice-president, finance in connection with his retention, of which all warrants have been exercised and all shares have been purchased. Zion issued warrants to purchase 100,000 shares of common stock at $3.00 per share through December 31, 2005 to four outside directors upon their election to the board of directors in 2003. The four outside directors assigned the warrants to several accredited shareholders of Zion, who have since exercised them. F Warrants to purchase 85,000 shares of common stock at $5.00 per share between July 1, 2007 (which date we may defer by up to six months) and December 31, 2008 were issued to these four outside directors, two of whom have recently resigned. Warrants to purchase 75,000 shares of common stock at $4.00 per share through December 31, 2006 were issued to three additional directors upon their election to the board in 2004 and 2005. Equivalent F Warrants to purchase 50,000 shares of common stock were approved for issuance to two additional directors upon their election to the board in October 2005, which such equivalent F Warrants may be replaced with options under our 2005 Stock Option Plan.

While he was a director, but before he became an officer in 2001, Mr. Soltero was granted a warrant to purchase 10,000 shares of common stock at $1.00 per share through December 31, 2004. At the same time, similar warrants were granted to Dr. Kashai in the amount of 7,500 shares and to Mr. Roih in the amount of 5,000 shares. In October 2002, Dr. Kashai was granted an option to purchase 45,000 shares of common stock at $0.20 per share through December 31, 2004. Upon being named president in 2001, Mr. Soltero was granted warrants to purchase 300,000 shares of common stock at $0.20 per share. He was awarded a warrant in 2002 for 100,000 shares at $0.20 per share. All these warrants, compensation warrants and options granted to Messrs. Soltero, Roih and Kashai have been exercised.

Under the terms of his employment agreement, Mr. Patir is entitled to an award of a five-year option to purchase 80,000 shares of common stock at $5.00 per share, vesting one-third at the end of each year of full time employment. Under the terms of his employment, Mr. Stephen Pierce, our senior geologist, is entitled to an award of a five-year option to purchase 40,000 shares of common stock at $5.00 per share, vesting one-third at the end of each year of full time employment.

There are no other officer and director compensation related options or warrants outstanding. Any other warrants held by officers, directors or key employees were acquired by them in connection with the purchase of common stock or preferred stock (at the same price as unrelated third party purchasers) or for reduction of amounts due them for consulting services. We will not issue options or warrants with an exercise price of less than 85% of the fair market value of Zion stock on the date of grant to officers, directors, employees, 5% shareholders or affiliates.

Warrants

In addition to the warrants and options to purchase 330,000 shares issued as noted above to non-management directors, former directors and key employees, we have outstanding as of January 24, 2006 warrants to purchase 40,000 shares at $3.00 per share exercisable at any time through December 31, 2006, for 445,700 shares exercisable at $5.00 per share at any time through December 31, 2006, for 10,000 shares at $5.00 per share at any time commencing July 1, 2007 (subject to deferral of up to six months by the company) through December 31, 2008, and for 19.625 shares at $5.50 per share at any time commencing July 1, 2007 (subject to deferral of up to six months by the company) through December 31, 2008.

Certificate of Incorporation and Bylaws Provisions

The following summary describes provisions of our certificate of incorporation and bylaws. They may have the effect of discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors. These provisions include:

  restrictions on the rights of shareholders to remove directors;

  limitations against shareholders calling a Special Meeting of shareholders or acting by unanimous written consent in lieu of a meeting;

  requirements for advance notice of actions proposed by shareholders for consideration at meetings of the shareholders; and

  restrictions on business combination transactions with "related persons."

Classified board of directors and removal. Our certificate of incorporation provides that the board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third Annual Meeting of Shareholders for the election of directors following the election of such class (except for the initial classes). Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of our voting stock at a Special Meeting of shareholders called expressly for that purpose. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two Annual Meetings of Shareholders, instead of one, are generally required to effect a change in a majority of the board of directors.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Zion, even though such an attempt might be beneficial to us and our shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of Zion and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Shareholder action by written consent and special meetings. Our bylaws provide that shareholder action can be taken only at an Annual or Special Meeting of shareholders and may not be taken by written consent in lieu of a meeting once our number of shareholders exceeded sixty, which occurred in the first quarter of 2003. Special Meetings of shareholders can be called only upon a resolution adopted by the board of directors. Moreover, the business permitted to be conducted at any Special Meeting of shareholders is limited to the business brought before the meeting under the Notice of Meeting given by us. These provisions may have the effect of delaying consideration of a shareholder proposal until the next Annual Meeting. These provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent or Special Meeting procedure to take shareholder action.

Advance notice provisions for shareholder nominations and shareholder proposals. Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before a meeting of shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The shareholder notice procedure also provides that at a meeting of the shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the president, or by a shareholder who has given timely written notice containing specified information to our secretary of such shareholder's intention to bring such business before such meeting.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Zion and our shareholders.

Business combination provision. Our certificate of incorporation contains a provision for approval of specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock. Such person, entity or group is sometimes referred to as a "related person". This provision requires the affirmative vote of the holders of not less than 66 2/3% of our voting stock to approve specified transactions between a related person and Zion, including:

  any merger or consolidation;

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our cash flow or earning power, or 10% of stockholders' equity, which is referred to as a "substantial part";

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us of all or a substantial part of the assets of a related person;

  any reclassification of securities, recapitalization, or any other transaction involving us that would have the effect of increasing the voting power of a related person;

  the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person; and

  the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

This voting requirement will not apply to certain transactions, including any transaction approved by a majority vote of the directors (called "Disinterested Directors") who are not affiliated or associated with the related person described above, provided that there are at least three Disinterested Directors. This provision could have the effect of delaying or preventing a change in control of Zion in a transaction or series of transactions.

Liability of directors and indemnification. Our certificate of incorporation provides that a director will not be personally liable to Zion or our shareholders for breach of fiduciary duty as a director, except to the extent that such exemption or limitation of liability is not permitted under Delaware General Corporation Law. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director existing under our certificate of incorporation for any act or omission occurring prior to such amendment or repeal.

Our certificate of incorporation and bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, is entitled to indemnification and the advancement of expenses from Zion, to the fullest extent permitted by applicable Delaware law. However, as provided under applicable Delaware General Corporation Law, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zion.

Amendments. Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to shareholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or to repeal certain specified provisions of our certificate of incorporation. However, the 80% vote described in the prior sentence is not required for any alteration, amendment, adoption of inconsistent provision or repeal of the "business combination" provision discussed under the "Business combination provision" paragraph above which is recommended to the shareholders by two-thirds of our Disinterested

Directors, and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws. In addition, our bylaws provide that shareholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 66-2/3% of our voting stock, voting together as a single class. Our bylaws may also be amended by the affirmative vote of two-thirds of our board of directors.

Transfer Agent and Registrar

Upon completion of this offering in the minimum number of securities, Zion's registrar and stock transfer agent will be Registrar and Transfer Company, Cranford, New Jersey.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, a minimum of 8,123,788 and a maximum of 9,773,788 shares of common stock will be outstanding. All shares sold in this offering, as well as the 100,000 Gift Shares, will be freely transferable without restriction or further registration under the Securities Act, except that shares purchased by an affiliate of ours (in general, a person who is in a control relationship with us), will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 7,673,788 shares of common stock outstanding will be "restricted securities" as defined in Rule 144, of which 3,355,296 shares as of January 24, 2006 will have been held for more than twelve months by non-affiliates of ours and will also become freely tradable under Rule 144, subject to the limitations described in the following paragraph. In addition, we have granted warrants and options to purchase 845,325 shares of common stock to certain individuals, including certain of our officers, directors and key employees.

In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed after the later of the date on which "restricted" shares were acquired from us or the date on which they were acquired from an "affiliate", then the holder of these shares, including an affiliate, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

  one percent of the then outstanding shares of common stock; or

  the average weekly reported volume of trading of the common stock during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning Zion. Affiliates may sell shares not constituting "restricted" shares in accordance with the above volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which "restricted" shares were acquired from us and the date on which they were acquired from an affiliate, a holder of such shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. This description of Rule 144 is not intended to be a complete description thereof.

Sales of significant amounts of our common stock outstanding prior to this offering, or the perception that such sales could occur, could have an adverse impact on the market price of the common stock.

Our officers and directors and persons owning 5% or more of our outstanding common stock have agreed, pursuant to lock-up agreements relating to the transfer of shares of our common stock, that they will not sell, transfer, hypothecate or convey any of the 2,488,625 shares of common stock they now own or shares of our common stock underlying warrants they currently own, by registration or otherwise, for a period of 90 days from the date of the final closing of the offering, without the prior written consent of the representatives of the underwriters. The representatives of the underwriters have informed us that they have no current intentions of releasing any shares subject to the aforementioned lock-up agreements. Any determination by the representatives of the underwriters to release any shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including the market price and trading volumes of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, and the timing, purpose and terms of the proposed sale.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis or will receive any direct or indirect interest in Zion in connection with this offering. No named expert or counsel has ever been a promoter, underwriter, voting trustee, director, officer or employee of Zion. As discussed above, "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS", page 42, Forrest A. Garb & Associates, Inc. ("FGA") has issued a due diligence report dated September 1, 2005, on the company and its Joseph Project. Forrest A. Garb, founder and former chairman and former controlling shareholder of FGA rendered services as a consultant to FGA for an hourly-based fee in connection with the preparation of the due diligence report. Following the issuance of the report, Mr. Garb was appointed a director of the company effective November 1, 2005. See "EXPERTS", page 77.

BUSINESS AND PROPERTIES

We explore for oil and gas in Israel. Our principal assets are petroleum rights issued by the Ministry of National Infrastructures of the State of Israel, specifically an exploration license covering 397,000 Israeli dunam (approximately 98,100 acres), entitled License No. 298/Ma'anit-Joseph. We also hold a preliminary permit with priority rights covering 490,000 dunam (approximately 121,100 acres) entitled Preliminary Permit No. 186/Asher, abutting on and immediately to the north and west of the Ma'anit-Joseph License. We have named the project to explore the license and the permit areas the "Joseph Project."

We hold 100% of the working interest in our license and permit, which means we are responsible for 100% of the costs of exploration and, if established, production. Our net revenue interest is 87.5%, which means we would receive 87.5% of the gross proceeds from the sale of oil and gas from the license and the permit if converted into a license, if there is any commercial production. The 12.5% we don't receive is a royalty reserved by the State of Israel. The State of Israel may take its royalty in kind. If the State of Israel elects not to take the royalty in kind, then we would pay the royalty based upon our arranging the sales, if any, of all the oil and gas. Other than its option to take its 12.5% royalty in kind, the government has no right of participation in any portion of our project. No royalty would be payable to any landowner with respect to production from our license or permit areas as the State of Israel owns all the mineral rights. In the event commercial production is established, we will be setting aside a royalty (or equivalent net profits interest) of 6% for charitable contributions. See "PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION - Charitable Trusts", page 20. In addition, our key employee incentive plan will receive a royalty (or equivalent net profits interest) of up to 1.5%. See "EXECUTIVE COMPENSATION - Long-Term Incentive Plan", page 50. This means our effective net revenue interest will be no less than 80%.

Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231 and our telephone number is (214) 221-4610. Our website address is www.zionoil.com. Our office in Israel is located at 15 Bareket St., Caesarea Industrial Park, 38900 Israel, and the telephone number is +972 (4) 623-1425.

Background

In 1985, during a visit to Israel, John M. Brown (our founder and CEO) became inspired and dedicated to finding oil and gas in Israel, and he started the process that led to the Joseph Project. During the next fourteen years he made several trips each year to Israel, hired oil and gas consultants in Israel and Texas, met with Israeli government officials, made direct investments with local exploration companies, and assisted Israeli exploration companies in raising money for oil and gas exploration in Israel. This activity led Mr. Brown to form Zion Oil & Gas, Inc. in April 2000 in order to receive the award of a small onshore petroleum license from the Israeli government. Mr. Brown and 25 different persons who had assisted him during the fourteen-year period started Zion with an initial cash contribution of $2,400 for which they received 2,400,000 shares of common stock at the price of 1/10 of one cent per share. Upon its formation, Mr. Brown and the others contributed to Zion all of the technical, economic, legal and financial data they had accumulated over the years relating to oil and gas exploration in Israel. For accounting purposes, no monetary value was attached to the data and we are unable to provide you with any estimate of its cost of acquisition or current market or replacement value, if any.

Upon the award of our first petroleum right (the License No. 298/Ma'anit, which is referred to as the "Ma'anit License") in May 2000, the Israeli government gave us access to most of its data with respect to previous exploration in the area, including geologic reports, seismic records and profiles, drilling reports, well files, gravity surveys, geochemical surveys and regional maps. We also gathered information concerning prior and ongoing geological, geophysical and drilling activity relevant to our planned activities from a variety of publicly accessible sources. The map at page 66 of this Prospectus shows the outline of our current Ma'anit-Joseph License and Asher Permit. It also shows the location of the approximately 500 kilometers of seismic lines and relative locations of eight mid-range (to 7,500 feet) and deep (to 21,000 feet) wells in our immediate area, data and information concerning which we have acquired and analyzed. The Israeli government itself conducted most of the seismic surveys during the 1970's and 1980's in order to provide data to encourage oil companies to invest in exploratory drilling. Private and public Israeli, American and international companies conducted additional seismic survey and drilled most of the eight wells in the period since 1980. Our best estimate of the cost of the exploration activities in our license area through 2003 (in actual dollars spent at the time) is shown in the table below. Most of the numbers are from sources that we consider verifiable, including reports to the Israeli government, press releases, filings with the Tel Aviv Stock Exchange and personal involvement of some of our officers. Some numbers we estimated based upon the scope of the completed work.

Year	Company	Activity	Amount ($)	Notes
1975-80	Israeli Government	Gravity Studies	750,000	1
1978	Weeks Exploration	Area Geology	40,000	2
1980	Superior Oil	Basin Analysis	50,000	2
1977-82	Israeli Government	Seismic	2,500,000	3
1977-2002	Academic Groups	Various Technical Studies	200,000	2
1978-84	Energy Exploration	Drilled Asher-Atlit Well	25,000,000	4
1979-81	OEIL- Naphtha	Drilled Ga'ash Well	6,500,000	5
1983-85	OEIL	Basin Analysis	100,000	2
1993-2000	Givot Olam	Seismic, G&G, G&A	3,000,000	6
1993-4	Givot Olam	Drilled Meged #2 Well	9,200,000	6
1993-5	Modi'in Ltd. Partnership	Drilled David Well	17,800,000	7
1994	Sedot Neft	Drilled Ma'anit Well	5,000,000	8
1999	Givot Olam	Test Meged #2 Well	1,140,000	6
2000	Givot Olam	Drilled Meged #3 Well	7,010,000	6
2002-3	Givot Olam	Drilled Meged #4 Well	6,490,000	9
2000-3	Zion Oil & Gas, Inc.	Seismic, G&G, G&A	1,170,000	10
1975-2003	Totals		85,960,000

Notes:

  Engineering estimate by us, based upon approximately 1,000 square kilometers of gravity survey at an average price of $750 per square kilometer.

  Estimate by our executive vice-president based upon his personal experience and knowledge of costs of similar studies in the international petroleum industry, cost adjusted to the period in question.

  Engineering estimate by us, based upon approximately 500 kilometers of seismic lines upon and around our project area at an average acquisition and processing cost of $5,000 per kilometer, the average cost that Dr. Kashai and Elisha Roih observed for onshore seismic data acquisition in their companies at that time. Please note that we are counting only lines that we used in our analysis and not the additional 500 kilometers of lines that were used in our area to designate drilling locations for the other wells near our license.

  Oral report to us by Jack Sherman, the well site geologist on location at the time the well was being drilled. Mr. Sherman assisted Mr. Brown in his early investigation of oil and gas opportunities in Israel and served as our senior consulting geologist until his death in 2003. Oral confirmation by the general manager of the operator (Andy SoRelle) to Mr. Brown.

  Engineering estimate by us of the cost at the time for the drilling and testing of an 18,000-foot well in Israel that encountered no major problems during drilling.

  Prospectuses in Hebrew filed by Givot Olam with the Israeli Securities Authority in 1993, 1997, 1998, 1999, and 2003, and on file at the Tel Aviv Stock Exchange.

  Prospectus in Hebrew filed by Modi'in Ltd. Partnership with the Israeli Securities Authority in January 1996 and annual report for 1997, both on file at the Tel Aviv Stock Exchange.

  Prospectus in Hebrew filed by Sedot Neft with the Israeli Securities Authority in November 1993 and on file at the Tel Aviv Stock Exchange; joint venture agreement signed in February 1999 between Sedot Neft and a predecessor of Zion.

  Prospectus in Hebrew filed by Givot Olam with the Israel Securities Authority in January 2004, on file at the Tel Aviv Stock Exchange.

  Invoices and accounting records in our files.

Properties

Our properties consist of petroleum rights, seismic data and computer analyses acquired as follows:

  Effective May 1, 2000 the Israeli government awarded us the three-year 28,800-acre "Ma'anit License" (#298) to conduct petroleum exploration activities (the dark shaded area in the center of the map shown on the following page).

  The area covered by the license contains two abandoned exploratory wells, Ma'anit #1 in the west and Har Amir #1 in the east, each drilled into Middle Jurassic Age formations (approximately 160 million years old) to depths of approximately 2,300 meters (7,550 feet). From May 2000 until May 2001, we conducted extensive geophysical and geological operations, including interpreting and mapping approximately 250 kilometers of previously shot seismic lines, reprocessing 70 kilometers of existing seismic, and shooting 11 kilometers of new seismic. As a result, we began to intensely focus on an exploration target that looked very promising, and a new exploratory trend concept in the Upper Triassic Age formations (approximately 200 million years old) under the Ma'anit License and the adjacent area. In interpreting the seismic, we identified a structural feature associated with a basement to Paleozoic Age structural high existing roughly parallel to the current coast of Israel. The concept is that this geological feature became the underlying platform for what appeared to be reefal buildups during the Triassic Age. These apparent reefal structures comprised the exploratory trend and could provide suitable reservoirs for the accumulation and storage of hydrocarbons (either gas or oil) in commercial quantities.

  Based on our new exploratory trend concept, we applied for and received effective May 1, 2001 an eighteen-month, 137,250-acre Preliminary Permit with Priority Rights. The permit (#176) named "Joseph" bounded the Ma'anit License on three sides and provided us the opportunity to determine the direction of our exploration.

  In 2001, we retained independent consulting geologists and geophysicists who reviewed the seismic data on the Ma'anit License area and helped us interpret the data as representative of a barrier reef system bounding a subsiding back reef basin (a sill basin). This geologic interpretation was first postulated by Superior Oil Company in a study prepared for the Israeli National Oil Company in 1980 that was made available to Zion in early 2002. It was further substantiated in early 2002 by our review of documents in the files of the Geophysical Institute of Israel (and a related 2002 academic paper) pertaining to the Asher-Atlit # 1 well (drilled in 1983 and located 13 miles northwest of the Ma'anit #1) where rock samples from the Upper Triassic were described as reefal formation of the same type found in the Dolomite Alps of Southern Europe (Austria and Northern Italy).

  With the assistance and support of the Geophysical Institute of Israel, we intensified our exploration efforts in 2001 and 2002, incorporating an additional 250 kilometers of seismic data into the interpretation and reprocessing another 60 kilometers of existing seismic data. For most of 2002, we maintained a temporary exploration office at the Institute and used its Landmark/Paradigm software at a workstation there to analyze seismic lines and draw a complete series of geologic maps of the different formations.

  In 2002, we also conducted a new seismic survey on the Joseph Permit area, acquiring an additional 21 kilometers of seismic data for the expressed purpose of correlating nine of the existing lines and enhancing our ability to interpret those lines. Based upon our interpretation of that line and resulting enhanced interpretation of the existing lines, we revised our maps and selected drilling sites for the first exploratory wells on each of two prospects - the Ma'anit Prospect on the Ma'anit License area and the Joseph Prospect on the Joseph Permit area. In October 2002, we submitted a detailed prospect description to the Israeli Oil Commissioner. Our report summarized our exploration and computer analysis studies and findings, and presented two fully developed drilling prospects. With the report, we submitted a request to exercise our priority rights under the Joseph Permit by incorporating the southern portion of the Joseph Permit area into the Ma'anit License (to be renamed the Ma'anit - Joseph License) and extending the term of the Ma'anit License through April 30, 2005. During November and December 2002, we updated and revised our report as additional analysis was completed at the workstation. This updated report, dated January 2003, was submitted to the Oil Commissioner and is currently on file with the Israel Geological Institute. Although the report focused primarily on Triassic Age sediments, it also described lower Paleozoic prospect opportunities that we planned to explore in the future.

  Following approval by the Petroleum Commission of the State of Israel, the Minister of National Infrastructures (the "Minister"), in February 2003, granted, as of January 1, 2003, Zion's application to consolidate its existing petroleum rights into the Ma'anit-Joseph License, covering a combined area of approximately 95,800 acres, and to extend the term of the license through April 30, 2005. Approximately 70,000 acres in the Joseph Permit and Ma'anit License areas were voluntarily released back to the State of Israel. This allowed us to request consolidation of our remaining rights into a single license area not exceeding the statutory maximum of 100,000 acres. The license maintained its original issue date of May 1, 2000 (for grandfather rights purposes in case of any fiscal regime changes).

  With the commencement on April 10, 2005 of our reentry and deepening of the Ma'anit #1 well, see "PLAN OF OPERATION AND MANAGEMENT DISCUSSION - Ma'anit #1 Well Status and Results", pages 14-15, the Petroleum Commissioner extended the term of our Ma'anit-Joseph license through April 30, 2007. Maintenance of the license requires payment of an annual license fee of approximately $80,000, which has been paid through April 30, 2006.

  Based on our ongoing geological work on our license and particularly on the areas in the southern portion of the license on and adjacent to our Joseph Prospect in contemplation of developing the prospect for drilling, in May 2005, we submitted an application to the Petroleum Commissioner to increase the acreage subject to our license by the addition of approximately 12,300 dunam (approx. 3,039 acres) at the south-east corner of the license, an area believed to contain an extension of the Joseph Prospect. On August 1, 2005, our application was approved and the lands subject of the Ma'anit-Joseph License were expanded by the addition of 9,300 dunam (approx. 2,300 acres) at the south-east corner of the license.

  During the period April-November 2005, in accordance with the Ma'anit-Joseph License's work program, we deepened the Ma'anit #1 well to a depth of 4,740 meters (15,482 feet)

in the Lower Triassic and performed required tests. We are presently preparing a completion report of operations on and results of the well for submission to the Petroleum Commissioner in accordance with the requirements of the Petroleum Law. Concurrently, as required by the work program, we are preparing for submission to the Petroleum Commissioner a proposed work program for the remaining term of the license. It is expected that the completion report and proposed work program will be submitted early in 2006, in accordance with the provisions of the Law and the terms of the license.

  Together with the completion report and work program proposal, we have also prepared and submitted in December 2005 to the Petroleum Commissioner a revised prospect description (the "2005 Prospect Description") presenting our findings and analysis of the results of the Ma'anit #1 and additional exploratory work and analysis performed since the submission of the original Prospect Description in October 2002, as updated in January 2003. While concentrating on the results of the Ma'anit #1 well and Ma'anit structure discovered by the Ma'anit #1 and plans to further explore, appraise and develop the Ma'anit structure, the 2005 Prospect Description also discusses other Triassic Age opportunities, including a possible Triassic reefal opportunities in the southern portion of the license area, the Joseph and Joseph East prospects, and prospect opportunities in the lower Permian (Paleozoic age) structures that we are also planning to explore.

  In May 2005, we also applied for a preliminary permit with priority rights to conduct exploration activities on areas covering approximately 500,000 dunam (approx. 124,000 acres) abutting our Ma'anit-Joseph License and lying to its north and west in order to continue our exploration of the exploratory trend we have developed under the Ma'anit License and Joseph Permit areas. In applying for the new permit, we proposed a two-staged program of geological and geophysical work extending over an 18 month period at a total budget (for both stages) of approximately $325,000 aimed at developing a drillable prospect in the permit area.

  On August 1, 2005, we were granted Preliminary Permit No. 186/Asher with Priority Rights for an area covering 490,000 dunam (approx. 121,100 acres) abutting on and lying to the north and west of the Ma'anit-Joseph License. The permit covers lands on the Israeli coastal plain and the Mt. Carmel range stretching north to the outskirts of Haifa. The permit is for a period of 18 months terminating on March 31, 2007 and is subject to a work program, with an estimated cost of $325,000, which requires us to perform geological and geophysical work, including the reprocessing and analysis of existing seismic and geologic data, the acquisition and interpretation of new seismic data, preparation of summary reports and maps and submission of a drilling prospect.

Declaration of a commercial discovery on the Ma'anit-Joseph License prior to the end of the license term, as may in certain circumstances be extended, will entitle us to receive a 30-year lease (extendable on certain conditions for an additional 20 years) subject to compliance with a field development work program and production. If at the license's currently set termination date, April 30, 2007, we are in the process of drilling, testing or completing a well under an approved work program, it is the policy of the Petroleum Commissioner to grant a de facto extension of the license through the completion of operations and for a sufficient period thereafter to permit analysis of the results of the well.

As concerns the Asher Permit, upon the satisfactory performance of the work program, as may be amended, and the submission to the Petroleum Commissioner of an acceptable drilling prospect, we will be entitled to the grant of an exploration license for a period of up to seven years on a portion of the Asher Permit area not to exceed 400,000 dunam (approximately 98,800 acres).
If we do not comply with the license's or the permit's work program, the Commissioner may issue a notice to us requiring that we cure the default within 60 days of the giving of the notice, together with a warning that failure to comply within the 60-day cure period may entail cancellation of the Ma'anit-Joseph License or the Asher Permit, as relevant. If the license or permit is cancelled following such notice, we may, within 30 days of the date we received notice of the Commissioner's decision, appeal such cancellation to the Minister of National Infrastructures. Neither the license nor the permit shall be cancelled until the Minister has ruled on the appeal.
The surface rights to the drill site from which we drilled the Ma'anit #1 are held under long-term lease by Kibbutz Ma'anit. The rights are owned by the State of Israel and administered by the Israel Lands Authority. To enter and use the drillsite, in February 2005, we entered into an agreement with Kibbutz Ma'anit to lease the necessary lands through August 31, 2005 (the period estimated as required for drilling and testing of the Ma'anit #1 well). This agreement was extended through September 30, 2005. We reached an agreement with the Kibbutz extending our right to enter and use the drill site through the termination of the Ma'anit-Joseph License, currently April 30, 2007, for a monthly fee of $1,500. The agreement is subject to the formal approval of the Israel Lands Authority, which under the Petroleum Law it is required to provide.

We lease approximately 3,600 square feet of office space in Dallas under a lease which expires October 31, 2008, but which may be terminated effective October 31, 2006 with an early termination payment. The monthly rent is $4,104, $4,262 and $4,262 for each of the twelve-month periods ending October 31, 2006, 2007 and 2008 respectively, less any sublease payments received. Currently approximately 800 square feet (and access to the common areas) are subleased month-to-month for payments of $920 per month.

We lease approximately 4,000 square feet of office space in Caesarea Industrial Park, Israel under a six-month lease that began on August 1, 2005, and which is extendable at our option for up to an additional six months. The monthly rent is $2,500, all of which has been prepaid for the primary term.

Drilling Operations

On December 29, 2004, Zion signed a drilling contract with Lapidoth Israel Oil Prospectors Corp., Inc. (the "contractor") for the reentry and drilling of the Ma'anit #1 well on Zion's Ma'anit-Joseph License to a depth of between 4,000 and 5,000 meters. The contract, based in large part on the International Association of Drilling Contractor 1998 - Form Daywork Drilling Contract - U.S., provided for the well to be drilled on a daywork basis with payment to the contractor at the rate of $14,000 per drilling day, and other scheduled rates for non-operating days. Following the preparation of the drillsite, Lapidoth commenced mobilization of the rig to the site in mid-March 2005. On April 10, 2005, following inspection of the rig by us, the Ma'anit #1 well was reentered and operations to deepen the well to the Mohilla formation as required under the License were commenced. On July 14, we reached our total depth of 15,842 feet and then commenced an attempt to complete the well. After significant expenditure of time and money, we temporarily abandoned the completion attempt on November 4, 2005 and released the rig.

To assist us in drilling, analyzing, testing and assessing the Ma'anit #1 well, in February 2005, we retained the services of a consulting geologist, Stephen E. Pierce, and a drilling superintendent, Stacy Allen Cude, each of whom has substantial experience with major oil and gas exploration companies in projects similar to the company's Joseph Project and wells similar to the Ma'anit #1 well. As of the date hereof, Mr. Pierce has joined Zion as our senior geologist on a full time basis and Mr. Cude continues to assist us as a consultant in planning the drilling of our next well. Their resumes follow:

Stephen E. Pierce was retained as our consulting geologist for the drilling of the Ma'anit #1 and subsequent exploration and development in February 2005, and joined us on a full-time basis in September 2005. From 1995-2005, Mr. Pierce served as project geologist for Murfin Drilling Co. in the Caribbean, primarily in the Dominican Republic. For the period of 1992-1995, Mr. Pierce was consulting geologist for several small independent companies, including Petrolera Once of Dominican Republic, Century Guyana, Ltd. Of Guyana, and Hydrocarbons International of Colombia. He also worked as consulting geologist for Dames and Moore in Texas, Wyoming, Costa Rica and Mexico during this time, as well as doing independent consulting work in Panola and Shelby Counties in East Texas. From 1985-1992, he acted as senior geological advisor for

Mobil Oil Corporation, and from 1980-1985, he worked as senior geologist for Superior Oil Co. He served as senior geologist in Pakistan for AMOCO from 1979-1980 and as geologist for UNOCAL from 1974-1979. Mr. Pierce received his M.S. in geology from San Diego State University in 1974 and his B.S. in geology from California State University in 1971. Prior to this, he was an aerographer for the United States Navy from 1961-1965. Mr. Pierce holds the title of Professional Geologist with the State of Wyoming and holds memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

Stacy Allen Cude was retained as our drilling manager for the drilling of the Ma'anit #1 well and the planning of our next well. Mr. Cude is an independent drilling consultant and owner of Cude Petroleum, a company he started in 1997. Prior to establishing Cude Petroleum, he was owner of Computer Creations in College Station, TX for two years. From 1980 to 1994, he held the position of drilling supervisor with Exxon Company, USA in Houston, TX. He attended numerous drilling-related schools and instructional programs from 1980-1994. He also attended Texas A&M University from 1974-1977 and majored in economics. Mr. Cude has been a member of several professional societies, including Delta Sigma Pi Fraternity from 1974-1977, the National Association of Corrosion Engineers from 1986-1994, and the National Christian Counselors Association from 1989 to the present.

Current Status of Drilling Operations

For a discussion of the status and results of the operations on the Ma'anit #1, see "PLAN OF OPERATIONS AND MANAGEMENT DISCUSSION - Ma'anit #1 Well Status and Results", pages 14-15.

We are currently in the process of a detailed analysis of the results of the Ma'anit #1 with the intention of planning continued completion, drilling, appraisal and development activities on the Ma'anit structure. To assist management in this analysis and in planning further operations, we have established a technical committee of our board consisting of two of our independent directors, Dr. Druckman and Mr. Garb, together with Messrs. Perry and Soltero. Dr. Kashai and Mr. Pierce are advisors to the committee. We have also commenced discussions with our drilling contractor concerning the possibility of commencing drilling a second well on the Ma'anit structure towards the end of 2006 or in early 2007 and renewing completion activities on the Ma'anit #1 either before or after drilling the second well.

Israel's Petroleum Law

Our business in Israel is subject to regulation by the State of Israel pursuant to the Petroleum Law, 5712-1952. The administration and implementation of the Petroleum Law is vested in the Minister of National Infrastructures, the Petroleum Commissioner and an advisory commission (the "Petroleum Commission"). The following discussion includes brief statements of certain provisions of the Petroleum Law in effect at the date of this prospectus.

Petroleum resources are owned by the State of Israel, regardless of whether they are located on state lands or the offshore continental shelf. No person is allowed to explore for or produce petroleum without being granted a specific right under the Petroleum Law. The law provides for three types of rights, two relevant to the exploration stage and the third for production.

Preliminary permit. The most basic right is the "preliminary permit", which may be granted for a period not exceeding 18 months. The permit allows the prospector to conduct preliminary investigations, such as field geology, airborne magnetometer surveys and seismic data acquisition, but does not allow test drilling. The holder of a preliminary permit is entitled to request a priority right on the permit area, which, if granted, prevents an award of petroleum rights on the permit area to any other party. There are no restrictions as to size of the permit area or to the number of permits that may be held by one prospector. However, Israeli policy is to award an area no larger than that for which the applicant has a reasonable plan of operation and has shown evidence of the necessary financial resources to execute the plan.

License. The next level of petroleum right is the "license", bestowing an exclusive right for further exploration work and requiring the drilling of one or more test wells. The initial term of a license is up to three years and it may be extended for up to an additional four years. A license area may not exceed 400,000 dunam (approximately 98,800 acres). One dunam is equal to 1000 square meters (approximately .24711 of an acre). No one entity may hold more than twelve licenses or hold more than a total of four million dunam in aggregate license area.

Production lease. Upon discovery of petroleum in commercial quantities, a licensee has a statutory "right" to receive a production "lease." The initial lease term is 30 years, extendable up to a maximum period of 50 years. A lease confers upon the lessee the exclusive right to explore for and produce petroleum in the lease area and requires the lessee to produce petroleum in commercial quantities (or pursue test or development drilling). The lessee is entitled to transport and market the petroleum produced, subject, however, to the right of the Government to require the lessee to supply local needs first, at market price.

Petroleum Rights Fees. The fees payable to the government to maintain the various petroleum rights are currently (as of December 1, 2005) as follows:

(a) Fee for Preliminary Permit without priority rights - None.

(b) Fee for Preliminary Permit with Priority Rights - New Israeli Shekels (NIS) 4.95 (approx. US $1.06) per 1,000 dunam (approximately 247.11 acres) per month.

(c) Fee for License (on-shore) per 1,000 dunam or part thereof:

First and second years	- NIS	90.14	(approx. US $19.34) per year
Third year	- NIS	150.01	(approx. US $32.19) per year
Fourth year	- NIS	299.32	(approx. US $64.23) per year
Fifth and subsequent years	- NIS	896.97	(approx. US $192.48) per year

(d) Fee for License (off-shore) per 1,000 dunam or part thereof: NIS 59.90 (approx. US $12.85) annually.

(e) Fee for Lease - NIS 899.35 (approx. US $192.99) per 1,000 dunam or part thereof per year. A lessee who pays a royalty shall be exempt from a leasehold fee for a contiguous area, as approved by the Petroleum Commissioner, of 50,000 dunam around each producing well. The fees are adjusted quarterly to reflect changes in the Israeli consumer price index. The US

Dollar values appearing above are calculated at the Representative Rate of US $1.00 equal NIS 4.66 as published by the Bank of Israel on December 1, 2005.

Requirements and entitlements of holders of petroleum rights. The holder of a petroleum right (permit, license or lease) is required to conduct its operations with due diligence and in accordance with the accepted practice in the petroleum industry. The holder is required to submit progress and final reports; provided, however, the information disclosed in such reports remains confidential for as long as the holder owns a petroleum right on the area concerned. The holder is required to pay a royalty to the government of 12.5% of production. The government may elect to take the royalty in kind, or take payment in cash for its share of production as we sell the oil and gas.

Under the Petroleum Law, the holder of a Petroleum Right that has failed to pay or deliver any royalty due and continues to fail to so pay or deliver following written notice to cure from the Commissioner is subject to having its stocks of petroleum, installations and other assets belonging to the undertaking attached, seized and removed pending settlement in full of the royalty due. If the royalty has not been settled in full within 30 days of the attachment, anything attached may be sold by the Minister of National Infrastructures, on terms deemed fit by the Minister, until the royalty due is discharged, with the excess to be returned to the holder of the Petroleum Right. In addition, the Petroleum Right on which royalty is overdue is subject to cancellation if the royalties in arrears are not paid within 60 days of receipt of written notice to cure given by the Petroleum Commissioner, which notice gives warning that failure to pay may result in cancellation of the Right. The notice gives warning that failure to pay may result in cancellation. Cancellation of the Right by the Commissioner is subject to appeal to the Minister.

The grant of a petroleum right does not automatically entitle its holder to enter upon the land to which the right applies or to carry out exploration and production work. Entry requires the consent of the private or public holders of the surface rights and of other public regulatory bodies (e.g. planning and building authorities, Nature Reserves Authority, municipal and security authorities, etc.). The holder of a petroleum right may request the Government to acquire, on its behalf, land needed for petroleum purposes. The petroleum right holder is required to obtain all other necessary approvals.

Proposed Changes in the Petroleum Law

On October 23, 2002, in conjunction with the 2003 Budget, a bill was submitted to the Israeli Knesset by the Government which, if it had been adopted, would have introduced major changes in the Petroleum Law and repealed many rights currently available to persons involved in petroleum exploration and production activities. Specifically, it proposed to change the regime pursuant to which petroleum rights were granted and held, to repeal certain rights of holders of petroleum rights to enter surface lands in order to conduct petroleum operations and receive allocations of water for drilling operations and to rescind exemptions granted to holders of petroleum rights and petroleum contractors from certain customs duties and sales and excise taxes. While this proposal was rejected in Knesset committee, was not passed in conjunction with the 2003 Budget, and has not been resubmitted in connection with either the 2004, 2005 or

2006 budgets, it may be resubmitted in the future. If resubmitted and adopted as proposed, the effect of various of the proposed amendments could likely result in increasing our costs of conducting petroleum drilling and production operations in Israel and, in certain instances, where reasonable arrangements could not be reached with holders of surface rights, might result in our inability to pursue certain operations.

In February 2004, the Petroleum Commissioner and staff of Ministry of National Infrastructures proposed a series of amendments to the Petroleum Law that were sent in February 2004 to us and others in the Israeli petroleum industry for comments. The principal amendments proposed were: (1) repeal of the exemptions granted to holders of petroleum rights from certain purchase and excise taxes; (2) requiring holders of petroleum rights to post bonds to ensure the performance of work commitments and post-operations site remediation; (3) inclusion of environmental and safety standards for petroleum exploration and production activities; (4) limitation of production leases to geological strata rather than to geographically defined surface areas; (5) providing for forced pooling where reservoirs underlie lands subject to more than one petroleum right; (6) introduction in certain circumstances of a mandatory tender regime for the issuance of petroleum rights, including preliminary permits; (7) restriction (in certain circumstances) on rights to enter or use surface lands for petroleum operations and rescission of preferential water rights for drilling operations; (8) repeal of the automatic rights granted to holders of production leases to import, refine, export and trade in petroleum and petroleum products; (9) amendment of conditions for the granting of preliminary permits and licenses, introduction of limitations to data secrecy rights and provision for restructuring of the Petroleum Commission. Following comments made by us and other Israeli petroleum industry participants, the proposed amendments were reviewed and analyzed in anticipation of significant revisions to the proposals.

In November 2005, we were informed by the Petroleum Commissioner's office that the proposed amendment of the Petroleum Law has been frozen and will not be on the table during the coming year. However, it is not possible to predict whether the revision of the Law will again be raised and, if so, what the revisions will be or whether or to what extent such proposed revisions will be adopted by the government and enacted into law or to what extent our operations will be affected by any or all of such revisions to the Petroleum Law as may ultimately be enacted, although it is likely that adoption of certain of the proposals previously made and now frozen would increase the costs of our operations and, in certain scenarios, may limit our ability to benefit from the entire economic life of our discoveries, if any.

Petroleum Taxation

Our activities in Israel will be subject to taxation both in Israel and in the United States. Under the U.S. Internal Revenue Code, we will be entitled to claim either a deduction or a foreign tax credit with respect to Israeli income taxes paid or incurred on our Israeli source oil and gas income. As a general rule, Zion anticipates it will be more advantageous for it to claim a credit rather than a deduction for applicable Israeli income taxes on its United States tax return. A tax treaty exists between the United States and Israel that would provide opportunity to use the tax credit.

Exploration and development expenses. Under current Israeli tax laws, exploration and development expenses incurred by a holder of a petroleum right can, at the option of such holder, either be expensed in the year it occurs or capitalized and expensed (or amortized) over a period of years. Most of our expenses to date have been treated for Israeli income tax purposes as accumulated revenue expenses.

Depletion allowances. Under current Israeli tax laws, the holder of an interest in a petroleum license or lease is allowed a deduction for income tax purposes on account of the depletion of the petroleum reserve relating to such interest. This may be by way of percentage depletion or cost depletion, whichever is greater. Percentage depletion is at the rate of 27.5% of the gross income, but subject to a limit of 50% of the net income attributed to the relevant petroleum license or lease in that tax year. Cost depletion is the amount calculated by dividing the "adjusted cost" of the petroleum interest, being the cost less accrued depletion allowances to date, at the beginning of the tax year, by the number of units remaining in the estimated petroleum reservoir at the beginning of such year, and multiplying this sum by the number of units of petroleum produced from the interest and saved during the tax year.

Corporate tax. Under current Israeli tax laws, whether a company is registered in Israel or is a foreign company operating in Israel through a branch, it is subject to Israeli Companies Tax on its taxable income (including capital gains) from Israeli sources at a flat rate of 34% in 2005, which rate is scheduled to reduce annually thereafter to a minimum rate of 25% by 2010.

Import duties. Insofar as similar items are not available in Israel, the Petroleum Law provides that the owner of a petroleum right may import into Israel, free of customs, purchase taxes and other import duties, all machinery, equipment, installations, fuel, structures, transport facilities etc. (apart from consumer goods and private cars and similar vehicles) that are required for the petroleum exploration and production purposes.

Currency control. If the necessary taxes have been paid and a foreign currency source has been established for the relevant investment, foreign investors may repatriate principal and profits of investments without restriction.

Royalties on production. Under the Petroleum Law, the holder of a petroleum lease is required to pay a royalty of one-eighth in kind or cash (at the option of the Petroleum Commissioner) of the quantity of petroleum produced and saved from the leased area excluding the quantity of petroleum used by the lessee in its operations. Royalties are treated as revenue expenses.

Proposed Changes in Petroleum Taxation

On October 23, 2002, in conjunction with the 2003 Budget, a bill was submitted to the Israeli Knesset by the Government that, if it had been adopted, would have led to a major restructuring of the Israeli system for taxing oil and gas operations and income. Pursuant to the proposal, the applicable taxes would have been imposed in accordance with rules to have been established by the Minister of Finance and would have been deductible against the Companies Tax. While this proposal was rejected in Knesset committee and was not passed in conjunction with the 2003

Budget and was not resubmitted in connection with either the 2004, 2005 or 2006 budget, it may be resubmitted in the future.

An alternative initiative to amend the fiscal regime applicable to oil and gas operations was proposed in 2003 by the Ministry of National Infrastructures on a preliminary basis for further study. Under this proposal, the current royalty-based system would be replaced by a Petroleum Revenue Tax regime in which tax rates for on-shore production would vary between 0 - 30% (up to 75% for certain off-shore production), following recapture of costs, depending on the size of the discovery. It has been the position of the Ministry of National Infrastructures that any new fiscal regime should not apply to holders of outstanding exploration licenses and production leases and that such holders be governed by the existing fiscal regime ("grandfather rights"). The staffs of the Israeli Finance and Justice Ministries have taken issue with the Ministry of National Infrastructures on this point. Zion does not know and cannot predict how this dispute would be resolved or, if "grandfathered" status were not granted, how the courts would treat a challenge to any attempt to subject existing rights holders to the proposed new fiscal regime, which in many circumstances would result in substantially higher government takes than provided under the current regime.

Petroleum Revenue Tax regimes, as that which was preliminarily proposed by the Ministry of National Infrastructures, are as a general matter not entitled to foreign tax credit for U.S. tax purposes unless specifically provided in a tax treaty between the United States and the taxing jurisdiction. The current U.S. - Israel Tax Treaty does not provide for a credit for any Israeli tax in the nature of a Petroleum Revenue Tax. Thus, if the proposal of the Ministry of National Infrastructures were to be adopted, and if the U.S. - Israel Tax Treaty is not amended to provide for such credits, to the extent we would be subjected to the new tax in Israel, our United States tax liability will likely be increased significantly. Moreover, if the regime proposed were adopted and if we were successful in discovering major reserves resulting in multiple payout, our tax liabilities in Israel might in certain circumstances be substantially greater than our combined royalty and Companies Tax liability in Israel under the current regime.

We have been informed by the Petroleum Commissioner's office that all further work on this matter has been frozen.

The law relating to taxation of petroleum exploration and production operations and related transactions is not well developed in Israel, and many issues relating to the transactions described herein and in which we may be involved, including transactions relating to the transfer of certain interests to our Key Employee Incentive Fund and the Charitable Trusts. The Israeli tax liabilities for the Fund and Trusts have neither been reviewed by Israeli tax authorities nor been subject to judicial scrutiny. As a result, we cannot predict how the Israeli tax authorities or courts will rule in the event issues relating to our contemplated operations and transactions are presented to them.

Change in Accountants

During October 2005, our audit committee appointed and our board ratified KPMG-Somekh Chaikin ("KPMG") as our independent registered accounting firm and did not reappoint Lane Gorman Trubitt, L.L.P. The change was made in connection with our increased activity in Israel as we wanted to appoint independent auditors having greater experience with both Israeli practice as well as public companies and SEC reporting requirements. The opinions of Lane Gorman Trubitt, L.L.P. on the audited financial statements for the period January 1, 2001 through December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Since our incorporation, there were no disagreements with Lane Gorman Trubitt, L.L.P., on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor have there been any other events that required reporting under SEC regulations.

Employees

We currently employ five consultants and eleven employees, six of whom (out of the sixteen total) are on a part time basis. During the next twelve months, we expect to hire more full-time employees and some of our consultants will change over to full-time employee status. We also expect to hire several consultants for specific short-term services. None of our current employees are subject to any collective bargaining agreements and there have been no strikes. It is contemplated that in a year's time our staffing will be as follows, assuming that the maximum amount is raised in this offering:

Location	Position	Full Time	Part time
Dallas, Texas USA	Administrative	5	1
	Operations	2
	Clerical	1	1
Los Angeles, California USA	Administrative		2
Caesarea, Israel	Administrative	3	1
	Operations	2	1
	Clerical	1	1

We intend to establish a key employee incentive Fund. At Zion's 2002 Annual Meeting, our shareholders approved the establishment of such a fund, in which 1.5% of the gross proceeds of our production would be set aside for distribution as bonuses to key employees and consultants. As currently approved by the Board of Directors, the funds would not become available for bonus distribution with respect to any single well until we have received back from production cash amounts equal to the amount of money we spent on the well. The plan is designed to attract, retain and motivate highly qualified oil and gas professionals who would have their personal financial interests aligned with ours. See "EXECUTIVE COMPENSATION - Long Term Incentive Plan", page 50. We have also established a Stock Option Plan designed for participation of employees, as well as officers, directors and consultants, that is also designed to attract, retain and motivate the company's employees. See "STOCK OPTION PLAN", page 52.

Provision for Severance Pay

Under Israeli law and labor agreements, an Israeli employer is required to make severance payments to its Israeli employees who leave its employment under certain circumstances. The liability in respect of certain of the company's employees is discharged in part by participating in a defined contribution pension plan and making regular deposits with recognized pension funds. The deposits are based on certain components of the salaries of the said employees. The custody and management of the amounts so deposited are independent of the company's control and accordingly such amounts funded (included in expenses on an accrual basis) and related liabilities are not reflected in the balance sheet. Part of the liability is discharged by deposits made with severance pay funds.

The liability for severance pay is calculated on the basis of the latest salary paid to each employee multiplied by the number of years of employment. The liability is covered by the amounts deposited including accumulated income thereon as well as by the unfunded provision. The expenses in respect of severance pay for the nine months ended September 30, 2005 amounted to $45,209. Withdrawals from the funds may be made only upon termination of employment.

The Company's liability for termination of the employer-employee relationship is composed as follows:

September 30, 2005
Provision for severance pay	$45,209
Amounts funded including accumulated income	5,122
$40,087

Books and Records

Our shareholders shall have the right, to the extent required by and in accordance with the criteria and procedures set forth in the Delaware General Corporation Law, during the usual hours for business, to inspect for any proper purpose our stock ledger, a list of our stockholders, and our other books and records, and to make copies or extracts from such books and records.

Environmental Legislation

There is no environmental legislation in Israel directed specifically to on-shore petroleum exploration activities. Conduct of petroleum exploration and drilling activities in compliance with "good oil field practices" will as a general matter meet the requirements of Israeli law regarding petroleum exploration activities. We intend to conduct all activities in compliance with "good oil field practices" and our proposed budgets and authorizations for expenditures have been and will be prepared on such basis. In the circumstances, no additional costs have been budgeted for the specific purpose of complying with environmental laws.

Summary of Material Corporate Events

Zion Oil & Gas, Inc. was incorporated in Florida on April 6, 2000, and we were awarded our first petroleum right in Israel in May 2000, the Ma'anit License. In January 2002, a wholly-owned subsidiary with the same name was incorporated in Delaware. The Florida corporation was merged into the Delaware corporation on July 9, 2003, the purpose of which was solely to reincorporate from Florida to Delaware in anticipation of this offering. We believe investors, investment bankers and attorneys are generally more familiar and comfortable with Delaware corporation law than any other state. Upon the reincorporation, all the outstanding shares of common stock in the Florida corporation were converted into common stock of the Delaware corporation on a one-to-one basis and all of the outstanding shares of preferred stock in the Florida corporation were converted into common stock of the Delaware corporation at the ratio of twelve shares of common stock for each share of preferred stock and all warrants of the Florida corporation were converted into warrants issued by the Delaware corporation for the same number of Delaware common shares.

The shareholders at the February 2002 Annual Meeting gave our board of directors the authority to reverse split Zion's common stock. The board of directors did not exercise that authority and it expired at the next Annual Meeting of Zion, held June 30, 2003. The shareholders at the 2002 Annual Meeting also authorized our board of directors to establish two charitable trusts, one to support charitable projects in Israel and one to support charitable projects in the United States and other countries. See "PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION - Charitable Trusts", page 20.

In May 2002, we filed an amendment to our articles of incorporation changing the par value of our common stock from $0.001 per share to $0.01 per share. In September 2004, we amended our bylaws to increase the maximum number of directors of the company from nine to eleven, and to clarify that an officer other than the chairman would serve as our chief executive officer.

In October 2005, we amended our bylaws to provide that the chief executive officer of the company need not serve as either our chairman or president, but could be appointed to serve independently of holding any other office. Certain additional technical amendments were also adopted to implement that possibility and to clarify that the company's treasurer could report to the chief financial officer, as well as to the president and chief executive officer.

TAX CONSEQUENCES

We are not including in this prospectus a section on material federal income tax consequences for non-US investors because neither we nor the underwriters' representatives have entered into any agreements with Non-U.S. Agents the United States. If any such agreements are entered into, we will file a post-effective amendment containing federal income tax information for non-US residents.

We are not including in this prospectus a section on material Israeli income tax consequences for US investors because the holders of our common stock will not be directly subject to any Israeli income taxes related to their holdings. All Israeli income taxes will be paid by us and either credited or expensed against any United States federal income tax liability we may incur.

LEGAL MATTERS

Alice A. Waters, Attorney at Law, Waxahachie, Texas, will pass on the validity of the issuance of the shares of common stock offered by this prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Virginia K. Sourlis, Esq., Red Bank, New Jersey. Ray, Cho, Wiley, Van Brauman & Gibson, LLPC, Dallas, Texas, will pass on certain tax consequences of an investment in the shares.

EXPERTS

The audited financial statements included in this prospectus have been audited by Lane Gorman Trubitt, L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The report of Forrest A. Garb & Associates, Inc., ("FGA")is referred to in reliance upon the authority of said firm as experts in oil and gas exploration and production. Since participating in the preparation of the report as a consultant to FGA, Mr. Forrest A. Garb, the former principal owner and former chief executive of FGA, has joined our board of directors. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS", page 42 and "INTEREST OF NAMED EXPERTS AND COUNSEL", page 59.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act, relating to our shares. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our shares. You can read and copy the registration statement, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the SEC's Public Reference Room and regional offices or through its Internet site. We intend to furnish our shareholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

ZION OIL & GAS, INC.

FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTING FIRM

DECEMBER 31, 2004 AND 2003

INDEX TO FINANCIAL STATEMENTS

Notes to Financial Statements...........................................................................F-11 to F-19

Report of Independent Registered Accountants

ZION OIL & GAS, INC.
(A Development Stage Company)
BALANCE SHEETS
December 31,

ASSETS
	2004	2003
CURRENT ASSETS
Cash and cash equivalents	$ 468,409	$ 13,264
Prepaid expenses and other	18,284	2,067
Refundable value-added tax	14,036	18
Total current assets	500,729	15,349

UNPROVED OIL AND GAS PROPERTIES	1,394,938	796,463

PROPERTY AND EQUIPMENT
net of accumulated depreciation of $485 and $405	14,439	8,029

OTHER ASSETS
Cost associated with public offering	-	251,420
Assets held for severance benefits	4,668	4,237
Total other assets	4,668	255,657

Total assets	$ 1,914,774	$ 1,075,498

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payable to related parties	$ 144,000	$ 95,000
Accounts payable and accrued liabilities	1,009,402	609,387
Accrued liabilities	23,729	6,072
Total current liabilities	1,177,131	710,459

NOTES PAYABLE TO RELATED PARTIES,
LESS CURRENT MATURITIES	-	43,500

PROVISION FOR SEVERANCE PAY, NET	35,985	11,333

STOCKHOLDERS' EQUITY
Common stock, par value $.01; 20,000,000 shares
authorized; 2004 5,537,787 shares; 2003 4,858,851
shares issued and outstanding	55,378	48,589
Additional paid-in capital	3,696,107	1,636,200
Deficit accumulated in development stage	(3,049,827)	(1,374,583)
Total stockholders' equity	701,658	310,206

Total liabilities and stockholders' equity	$ 1,914,774	$ 1,075,498

The accompanying notes are an integral part of these financial statements

F-3

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

						Period from
	Year Ended			Year Ended		April 6, 2000 (inception)
	December 31, 2004			December 31, 2003		to December 31, 2004

REVENUE	$ -			$ -		$ -

GENERAL AND ADMINISTRATIVE EXPENSES
Legal and Professional	431,457			585,825		1,447,443
Salaries	452,149			80,007		575,479
Other	247,904			131,837		461,842
Total	1,131,510			797,669		2,484,764
Loss from operations	(1,131,510)			(797,669)		(2,484,764)

OTHER INCOME (EXPENSE)
Termination of initial public offering	(507,380)			-		(507,380)
Interest expense	(36,354)			(17,645)		(57,683)

Loss before income tax	(1,675,244)			(815,314)		(3,049,827)

Income taxes	-			-		-

NET LOSS	$ (1,675,244)			$ (815,314)		$ (3,049,827)

NET LOSS PER SHARE OF COMMON STOCK -
BASIC AND DILUTED	$ (0.34)			$ (0.19)		$ (0.92)

WEIGHTED-AVERAGE SHARES
OUTSTANDING - BASIC AND DILUTED	4,985,392			4,216,921		3,324,365

The accompanying notes are an integral part of these financial statements

F-4
ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to December 31, 2004
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Balances, April 6, 2000	-	$ -	-	$ -	$ -	$ -	$ -

Issued for cash ($0.001 per share)	-	-	2,400,000	240	2,160	-	2,400

Issuance of shares and warrants in a private
offering which closed in January 2001
($1 per share)	-	-	100,000	10	99,990	-	100,000

Costs associated with the issuance of shares	-	-	-	-	(22,250)	-	(22,250)

Net loss	-	-	-	-	-	(5,364)	(5,364)

Balances, December 31, 2000	-	-	2,500,000	250	79,900	(5,364)	74,786

Issuance of shares and warrants in a private
offering which closed in January 2001
($1 per share)	-	-	135,000	13	134,987	-	135,000

Issuance of shares and warrants in a private
offering which closed in September 2001
($1 per share)	-	-	125,000	12	124,988	-	125,000

Payment of accounts payable through
issuance of shares and warrants	-	-	40,000	4	39,996	-	40,000

Payment of note payable through
issuance of shares and warrants	-	-	25,000	3	24,997	-	25,000

Issuance of shares and warrants in a private
offering which closed in November 2001
($1 per share)	-	-	175,000	18	174,982	-	175,000

Costs associated with the issuance of shares	-	-	-	-	(84,676)	-	(84,676)

Net loss	-	-	-	-	-	(166,753)	(166,753)

Balances, December 31, 2001	-	-	3,000,000	300	495,174	(172,117)	323,357

(Continued on following page)

The accompanying notes are an integral part of these statements

F-5

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to December 31, 2004
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Change in par value of common shares
from $0.0001 per share to $0.01 per share	-	-	-	29,700	(29,700)	-	-

Issuance of shares and warrants in
a private offering which closed in
January 2002 ($1 per share)	-	-	20,000	200	19,800	-	20,000

Issuance of shares and warrants in
a private offering which closed in
November 2002 ($10 per share)	25,400	254	-	-	253,746	-	254,000

Payment of accounts payable through
issuance of shares and warrants	12,700	127	532,500	5,325	334,048	-	339,500

Payment of note payable through
issuance of shares and warrants	5,000	50	-	-	49,950	-	50,000

Costs associated with the issuance of shares	-	-	-	-	(159,449)	-	(159,449)

Net loss	-	-	-	-	-	(387,152)	(387,152)

Balances, December 31, 2002	43,100	$ 431	3,552,500	$ 35,525	$ 963,569	$ (559,269)	$ 440,256

(Continued on following page)

The accompanying notes are an integral part of these statements

F-6

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to December 31, 2004
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of shares in connection
with executive employment	-	-	50,000	500	49,500	-	50,000

Issuance of shares on warrants exercise	-	-	165,000	1,650	31,350	-	33,000

Issuance of dividend shares to
record holders as of December 31, 2002	4,310	43	-	-	(43)	-	-

Issuance of shares and warrants in
a private offering which closed in
February 2003 ($10 per share)
for cash consideration	10,500	105	-	-	104,895	-	105,000
for reduction of accounts payable	4,554	46	-	-	45,494	-	45,540

Issuance of shares and warrants as
compensation for extension of
$100,000 line of credit	1,000	10	-	-	9,990	-	10,000

Payment of account payable through
issuance of shares and warrants	100	1	-	-	999	-	1,000

Conversion of preferred shares to common
shares in reincorporation merger	(63,564)	(636)	762,768	7,628	(6,992)	-	-

Issuance of shares in a private offering
which closed in July 2003 ($3 per share)
for cash consideration	-	-	33,000	330	98,670	-	99,000
for reduction of accounts payable	-	-	3,000	30	8,970	-	9,000

Issuance of shares upon
exercise of options and warrants:
for cash consideration	-	-	25,000	250	24,750	-	25,000
for reduction of accounts payable	-	-	124,083	1,241	142,217	-	143,458

Issuance of shares upon
Exercise of warrants for cash consideration	-	-	63,500	635	82,115	-	82,750

Payment of account payable through
issuance of shares	-	-	80,000	800	139,200	-	140,000

Costs associated with the issuance of shares	-	-	-	-	(58,484)	-	(58,484)

Net loss	-	-	-	-	-	(815,314)	(815,314)

Balances, December 31, 2003	-	$ -	4,858,851	$ 48,589	$ 1,636,200	$(1,374,583)	$ 310,206

(Continued on following page)

The accompanying notes are an integral part of these statements
F-7

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to December 31, 2004
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of shares on warrants exercise	-	-	122,000	1,225	182,525	-	183,750

Issuance of shares and warrants in
a private offering	-	-	263,083	2,631	1,007,619	-	1,010,250

Payment of officer salaries through
isuance of shares and warrants	-	-	114,603	1,146	278,050	-	279,196

Payment of director honorariums through
issuance of shares and warrants	-	-	11,250	112	44,888	-	45,000

Payment of account payable through
issuance of shares and warrants	-	-	12,500	125	49,875	-	50,000

Payment of bridge loan through
issuance of shares and warrants	-	-	125,000	1,250	498,750	-	500,000

Payment of bridge loan interest and commitment fee
through issuance of shares and warrants	-	-	7,500	75	29,925	-	30,000

Payment of bridge loan finders fee through
issuance of shares and warrants	-	-	2,500	25	7,475	-	7,500

Payment of service bonus through
issuance of shares and warrants	-	-	20,000	200	19,800	-	20,000

Costs associated with the issuance of shares	-	-	-	-	(59,000)	-	(59,000)

Net loss	-	-	-	-	-	(1,675,244)	(1,675,244)

Balances, December 31, 2004	-	-	5,537,787	$ 55,378	$ 3,696,107	$(3,049,827)	$ 701,658

The accompanying notes are an integral part of these statements

F-8

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
			Period from
	Year Ended	Year Ended	April 6, 2000 (inception)
	December 31, 2004	December 31, 2003	to December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (1,675,244)	$ (815,314)	$ (3,049,827)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation	80	69	485
Officer, director and other fees, paid via common stock	364,196	60,000	424,196
Interest paid through issuance of common stock	17,500	-	17,500
Write-off of costs associated with public offering	507,380	-	507,380
Change in assets and liabilities, net:
Refundable value-added tax	(14,018)	5,024	(14,036)
Prepaid expenses and other	(16,217)	-	(18,284)
Accounts payable	450,015	501,066	1,451,891
Accrued liabilities	17,657	6,072	23,729
Severance pay	24,221	6,325	31,317
Net cash used in operating activities	(324,430)	(236,758)	(625,649)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(6,490)	(7,042)	(14,924)
Investment in oil and gas properties	(598,475)	(101,928)	(1,394,938)
Net cash used in investing activities	(604,965)	(108,970)	(1,409,862)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan proceeds - related party	11,000	106,192	258,620
Loan principal repayments - related party	(5,500)	(18,282)	(77,160)
Loan proceeds--other	500,000	-	500,000
Proceeds from sale of stock	1,194,000	326,750	2,307,150
Financing costs of issuing stock	(314,960)	(87,804)	(484,690)
Net cash provided by financing activities	1,384,540	326,856	2,503,920

NET INCREASE (DECREASE) IN CASH	455,145	(18,872)	468,409
Cash - Beginning of period	13,264	32,136	-
Cash - End of period	$ 468,409	$ 13,264	$ 468,409

(Continued on following page)
The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Continued)

			Period from
	Year Ended	Year Ended	April 6, 2000 (inception) to
	December 31, 2004	December 31, 2003	December 31, 2004

SUPPLEMENTAL INFORMATION
Cash paid for interest	$ 16,050	$ 13,502	$ 30,331
Cash paid for income taxes	-	-	-
Payment of accounts payable through
issuance of preferred and common stock	50,000	356,998	786,498
Payment of note payable through issuance
of common stock	500,000	-	575,000
Payment of accounts payable through
issuance of note payable	-	-	34,678
Financing costs paid through issuance of
common stock	-	-	25,000
Increase in accounts payable for
financing costs	-	222,100	381,549

The accompanying notes are an integral part of these financial statements

F-10

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

Effective July 9, 2003, Zion Oil & Gas, Inc., a Florida corporation ("Zion Florida") was merged into its wholly owned Delaware subsidiary, Zion Oil & Gas, Inc. (the Company), the purpose of which was solely to reincorporate from Florida to Delaware in anticipation of a public offering. Upon the reincorporation, all the outstanding shares of common stock in the Zion Florida were converted into common stock of the Company on a one-to-one basis and all the outstanding shares of preferred stock in Zion Florida were converted into common stock of the Company at the ratio of twelve shares of common for each share of preferred stock. All of the outstanding warrants and options of Zion Florida were converted into equivalent warrants and options of the Company.

The Company holds a petroleum exploration license on approximately 95,800 acres of unproved properties in north-central Israel called the "Ma'anit-Joseph License", issued to the Company by the state of Israel. The primary term on the license expires April 30, 2005 and it contains a commitment to start the drilling or re-entry of a well on or before the later of (a) March 1, 2005 or (b) forty-five (45) days following the receipt of notice of rig availability from the drilling contractor. Re-entry of the Ma'anit #1 well began on April 10, 2005. Because re-entry of the well commenced prior to April 30, 2005, the Company became entitled to receive, and effective April 10, 2005 has received, an extension of the License through April 30, 2007, subject to completion of the drilling and testing of the Ma'anit well and submission of a satisfactory plan for continuation of exploration in the License Area. On December 29, 2004, the Company signed a drilling contract with Lapidoth Israel Oil Prospectors Corp., Ltd. (the "Drilling Contract") which provides for commencement of the re-entry and deepening of the Ma'anit #1 well to a depth of between 4,000 and 5,000 meters on the later of (a) March 15, 2005 or (b) forty-five (45) days following release of the rig from its current project. The Drilling Contract was submitted to the Israeli Petroleum Commissioner (the "Commissioner") and found to be in compliance with the terms of the License. The Company holds net assets of $910,403 in Israel. The net loss associated with operations in Israel was $121,043 and $90,162 for the years ended December 31, 2004 and 2003 respectively. The net loss associated with U.S. operations was $1,554,201 and $725,152 for the years ended December 31, 2004 and 2003, respectively.

Operations in Israel are conducted through a branch office and the License is held directly in the name of the Company.

Basis of Presentation

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. Since the Company is in the development stage, it has limited capital resources, insignificant revenue, and a loss from operations. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty of these conditions in the past has created doubt about the Company's ability to continue as a going concern. However, the success of the Company's recent private placement of $3,955,000 in common stock and warrants and the recent extension of the Company's exploration license in Israel have put much of that doubt to rest. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management Presentation

On February 11, 2004, the Company filed a registration statement with the Securities and Exchange Commission to offer 7,000,000 shares of the Company's common stock to the public. The minimum offering requirement of $6,500,000 was not subscribed by the offering termination date of August 30, 2004. As a result, no securities were sold to the public, all escrow subscription funds (approximately $3.7 million) which had been received relating to the offering were sent back to the subscribers by the escrow agent, and the Company removed from registration the 7,000,000 shares of the Company's common stock. Management plans to continue to raise capital through debt and private offerings, and intends during 2005 to file a registration statement for a public offering, without minimum. Management intends to continue to use the proceeds from debt and/or equity sales to explore for and develop oil and gas reserves in Israel. The Company believes that these actions will enable the Company to carry out its business plan and to achieve profitable operations.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statements in United States Dollars

The currency of the primary economic environment in which the operations of the Company are conducted is the United States dollar ("dollar"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), and may not be exchangeable for dollars.

Cash

The Company maintains its cash balance at two banks with one bank located in the United States and one bank located in Israel. The account at the bank located in the United States is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Oil and Gas Properties

The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is included in income from continuing operations before income taxes and the adjusted carrying amount of the unproved properties is amortized on the unit-of-production method.

Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. During the years ending December 31, 2004 and 2003, no unproved property was found to be impaired.

The net capitalized costs are subject to a "ceiling test" which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

Property and Equipment

Property and equipment other than oil and gas property and equipment is recorded at cost and depreciated over their estimated useful lives of five to ten years using accelerated methods. Depreciation charged to expense amounted to $80 and $69 for the years ended December 31, 2004 and 2003, respectively, and $485 for the period April 6, 2000 (inception) to December 31, 2004.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets

Long-lived assets, other than oil and gas properties, are periodically reviewed for impairment based on an assessment of future operations. The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets'

carrying amount. Measurement of an impairment loss is based on the fair market value of the asset. Impairment for oil and gas properties is computed in the manner described above under "Oil and Gas Properties."

Costs Associated With Public Offering

Costs associated with each specific private or public offering are accumulated until either the closing of the offering or its abandonment. If the offering is abandoned, the costs are expensed in the period the offering is abandoned. If the offering is completed and funds are raised, the accumulated costs are a reduction to the paid-in capital attributable to the offering. As of December 31, 2003, $251,420 of equity offering costs were attributable to the public offering of common stock pursuant to a registration statement filed with the Securities and Exchange Commission on February 11, 2004. On August 31, 2004 the Company charged to expense $507,380 associated with the registration statement filed with the Securities and Exchange Commission on February 11, 2004 which was terminated. Included as a reduction to paid-in capital during 2004 and 2003 is $59,000 and $58,484 associated with private offerings of common stock.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Revenue Recognition

Revenue is accrued and recognized in the month the oil and gas is produced and sold. Reimbursement of costs from well operations is netted against the related oil and gas production expenses.

Stock-Based Compensation

Prior to 2003, the Company accounted for stock-based compensation under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in net income for the year ended December 31, 2004, as all stock options granted under those plans had and exercise price equal to or greater than the fair market value of the underlying common stock on the date of the grant. Effective January 1, 2003, the Company adopted the preferable fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The Company selected the prospective method of adoption described in Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Compensation cost recognized in 2003 and 2002 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date. In accordance with the prospective method of adoption, results for years prior to 2003 have not been restated.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Standards

In December 2004, the FASB issued FASB Statement No. 123R, Share-Based Payment (FAS 123R), which requires that compensation costs relating to share-based payments be recognized in the Company's financial statements. The Company currently accounts for those payments under the recognition and measurement principles of FASB Statement No. 123, Accounting for Stock-Based Compensation. The Company believes FAS 123R will have no impact on the Company's financial statements.

In December 2004, the FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, - an Amendment of APB Opinion No. 29, (FAS 153), which is effective for the Company for asset-exchange transactions beginning July 1, 2005. Under APB 29, assets received in certain types of nonmonetary exchanges were permitted to be recorded at the carrying value of the assets that were exchanged (i.e. recorded on a carryover basis). As amended by FAS 153, assets received in some circumstances will have to be recorded instead at their fair values. The Company believes the FAS 153 will have no impact on the Company's financial statements.

Use of Estimates

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

3. PROVISION FOR SEVERANCE PAY
Under Israeli law and labor agreements, an Israeli employer is required to make severance payments to its dismissed
Israeli employees and to Israeli employees who leave its employment under certain circumstances.
a.	The liability in respect of certain of the Company's employees is discharged in part by participating in a defined contribution pension plan and making regular deposits with recognized pension funds. The deposits are based on certain components of the salaries of the said employees. The custody and management of the amounts so deposited are independent of the Company's control and accordingly such amounts funded (included in expenses on an accrual basis) and related liabilities are not reflected in the balance sheet.
b.	Part of the liability is discharged by deposits made with severance pay funds.
c.	The liability for severance pay is calculated on the basis of the latest salary paid to each employee multiplied by the number of years of employment. The liability is covered by the amounts deposited including accumulated income thereon as well as by the unfunded provision.
d.	The income (expenses) in respect of severance pay for the year ended December 31, 2004 and 2003 and the period from April 6, 2000 to December 31, 2004 amounted to $16,888, $6,325 and $31,317, respectively.
e.	Withdrawals from the funds may be made only upon termination of employment.
f.	The Company's liability for termination of the employer-employee relationship is composed as follows at December
31:

	2004	2003
Provision for severance pay	$ 35,985	$11,333
Amounts funded including accumulated income	4,668	4,237
	$ 31,317	$ 7,096

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

4. STOCKHOLDERS' EQUITY

The Company has reserved 977,334 shares of common stock as of December 31, 2004 for the exercise of warrants. These warrants have been excluded from earnings per share calculations because they are anti-dilutive at December 31, 2004 and 2003. These warrants could potentially dilute basic earnings per share in future years. The warrants exercise prices and expiration dates are as follows:

Exercise	Number	Expiration
Price	of Shares	Date

$ 1.00	378,834	January 31, 2005
1.50	197,000	January 31, 2005
3.00	130,000	December 31, 2005
3.00	40,000	December 31, 2006
4.00	50,000	December 31, 2006
5.00	181,500	December 31, 2006
	977,344

	Number	Weighted Average
	of Shares	Exercise Price

Outstanding, January 1, 2003	890,333	$ 1.08
Granted to:
Employees, officers and directors	325,270	1.66
Others	65,500	1.50
Expired/canceled	-	-
Exercised	(382,583)	.76
Outstanding, December 31, 2003	898,520	1.42
Granted to:
Employees, officers and directors	90,000	4.72
Others	211,500	4.22
Expired/canceled	-	-
Exercised	(222,686)	1.36
Outstanding, December 31, 2004	977,334	2.34

In connection with the recapitalization merger on July 9, 2003, all outstanding options were converted to warrants. If not previously exercised, of those warrants from the recapitalization merger outstanding at December 31, 2004, warrants to purchase 575,834 shares of common stock will expire on January 31, 2005.

The fair value of each warrant granted was estimated on the date of grant using the Minimum Value option-pricing model with the following assumptions:

Risk-free interest rate	2.00%
Expected dividends	-
Expected terms (in years)	3.0

Compensation cost is determined based on the fair value at the grant dates for awards. The fair value and compensation cost associated with grants of warrants during 2004 and 2003 is $0 for each year. The fair values generated by the Minimum Value model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

5. RELATED PARTY TRANSACTIONS

Included in accounts payable at December 31, 2004 and 2003 are payables to officers and directors of the Company totaling $642,189 and $248,162, respectively for salaries, consulting services, bonuses and reimbursements of expenses.

Costs allocated to financing costs of $0 and $55,500 were paid to officers and directors of the Company and are netted against additional paid-in capital as of December 31, 2004 and 2003, respectively. Additionally, costs allocated to public offering costs of $0 and $176,558 were paid to officers and directors of the Company as of December 31, 2004 and 2003, respectively.

Included in general and administrative expenses at December 31, 2004 and 2003 are fees and expenses totaling $172,335 and $223,960, respectively, paid to officers and directors for professional, legal, and accounting fees, meals, travel and miscellaneous expense reimbursement.

Notes payable to related parties includes $44,000 under a loan facility with Cimarron Resources, Inc. (Cimarron), a company owned by the President of the Company. Cimarron obtained the monies to lend to the Company through a loan facility with Bank One. The note accrues interest at Bank One's Prime Rate (4.25% at December 31, 2004) plus 2.5%. The terms of Cimarron's loan facility to Zion are a 100 month term loan repayable monthly commencing December 1, 2003 in $500 increments, with Cimarron having the option commencing January 15, 2005 to call the loan in whole or in $5,000 increments on 30 days notice.

Notes payable to related parties includes a $100,000 note payable under a line of credit loan agreement with a shareholder of the Company in the maximum amount of $100,000 to be repaid out of the first $200,000 in receipts from a public offering, or on June 30, 2005, which ever occurs first. Any outstanding balance may be converted at the election of the lender to shares of common stock at $4.00 per share. Outstanding balances will accrue interest at 10% per annum. At the direction of the shareholder, a commitment fee of $10,000 was paid to two children of the shareholder in the form of 1,000 shares of preferred stock and warrants to purchase 5,000 shares of the Company's common stock.

On June 30, 2004 and August 25 and 31, 2004, pursuant to a loan agreement dated June 30, 2004, the Robert E. Render Trust (the "Render Trust") a trust controlled by Mr. Robert Render (who was, on September 28, 2004, elected a director of the Company) loaned the Company $100,000, $80,000 and $20,000 respectively ($200,000 in the aggregate)(each such loan, a "Render Loan" and collectively the "Render Loans"). Each Render Loan bore interest at the rate of 10% annually and was due March 2, 2005, subject to Mr. Render's right to convert each Render Loan into a five year amortized term loan. In connection with each Render Loan, the Company granted the Render Trust a warrant to purchase respectively 20,000, 16,000 and 4,000 (40,000 in the aggregate) shares of common stock of the Company at $3.00 per share exercisable at any time between January 1 and December 31, 2006. On September 30, 2004, the Render Trust forgave all of the Render Loans in consideration for 50,000 shares of common stock of the Company and warrants to purchase 20,000 shares of common stock of the Company at $5.00 per share, exercisable at any time through December 31, 2006.

Principal payments on notes payable to related parties are as follows for each of the future years ending December 31,:
2005	$103,882
2006	3,989
2007	4,203
2008	4,430
2009	4,668
2010	22,828
$144,000

Included in accounts payable at December 31, 2004 and 2003 are payables to officers and directors of the Company totaling $645,189 and $441,175, respectively for salaries, consulting services, bonuses and reimbursement of expenses.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

6. INCOME TAXES

The Company's deferred tax assets (liabilities) consist of the following:
	December 31, 2004	December 31, 2003
Deferred tax assets (liabilities):
Net operating loss carry forwards	$ 1,627,372	$ 809,815
Unproved oil & gas properties	(505,246)	(288,854)
	1,122,126	520,961
Less valuation allowance	(1,122,126)	(520,961)
Net deferred tax assets	$ -	$ -

The difference from the expected income tax expense for the year ended December 31, 2004 and 2003 at the statutory federal tax rate of 34% for the United States of America and 35% for Israel and the actual income tax expense is primarily the result of net operating loss carryforwards and temporary differences between financial statement and income tax recognition of depreciation and amortization.

The valuation allowance was established to reduce the deferred tax asset for the amounts that more likely than not will not be realized. This reduction is primarily necessary due to the uncertainty of the Company's ability to utilize all of the net operating loss carryforwards. The valuation allowance increased $601,165 and $307,077 in 2004 and 2003, respectively.

At December 31, 2004, the Company has available net operating loss carryforwards of approximately $3,055,000 to reduce future U. S. taxable income. These carryforwards expire from 2020 to 2025.

Income earned from activities in Israel is subject to regular Israeli tax rates. For Israeli tax purposes, exploration costs on unproved properties are expensed. Losses can be carried forward indefinitely, linked to the increase in the Israeli Consumer Price Index. At December 31, 2004, the Company has available net operating loss carryforwards of approximately $1,633,000 to reduce future Israeli taxable income.

7. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. Although environmental assessments are conducted on all purchased properties, in the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company. No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto. Liabilities for expenditures are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Royalty Commitments

The Company is obligated, according to the Israeli Petroleum Law, 5712-1952 (the Petroleum Law), to pay royalties to the Government of Israel on oil and gas produced from the oil and gas properties of the Company located in Israel (except those reserves serving to operate the wells and related equipment and facilities).

The royalty rate stated in the Petroleum Law is 12.5% of the produced reserves as mentioned above.

The Company has initiated the establishment of a Key Employee Royalty Pool whereby a 1 1/2% overriding royalty or equivalent interest in the Ma'anit-Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company shall be assigned to Key Employees.

The Company has initiated the establishment of two charitable trusts based in Israel and in the United States for the purpose of supporting charitable projects and other charities in Israel and the United States. A 3% overriding royalty or equivalent interest in the Ma'anit-Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company shall be assigned to each charitable organization (6% overriding interest in the aggregate).

At December 31, 2004, the Company does not have any outstanding obligation in respect to royalty payments, since it is at the "exploration stage" and, to this date, no proved reserves have been found.

Drilling Commitment

On December 29, 2004, the Company signed a drilling contract with Lapidoth Israel Oil Prospectors Corp., Ltd. The contract calls for a daily rate of $14,000 to be paid by the Company as well as a $100,000 mobilization and $100,000 demobilization fee. Of these sums, $60,000 relating to mobilization was paid on signing of the contract. On February 15, 2005 an additional $40,000 relating to the demobilization fee was required and paid. On March 7, 2005, $200,000 was deposited in a Company account managed by a trustee in respect to this contract, $100,000 of which related to the mobilization fee which was paid to contractor on mobilization of the rig on March 20, 2005. An additional $840,000 was deposited in the same account on April 10, 2005, to cover the daily rate of the contract for the first 60 drilling days.

Lease Commitment

The Company is obligated under an operating lease for office space through 2008. Management expects that, in the normal course of business, leases that expire will be renewed by other leases; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for the year ending December 31, 2004. Rent expense for all operating leases was approximately $36,664 and $13,277, net of month-to-month sublease income of $21,840 and $7,464 for 2004 and 2003, respectively. The future minimum lease payments are as follows:

2005	$ 49,244
2006	49,560
2007	51,138
2008	42,615
$192,557

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

8. SUBSEQUENT EVENTS

Exercise of Warrants

In January 2005, warrants to purchase 358,167 shares of the Company's common stock were exercised raising a total of $461,500. Warrants to purchase 7,334 shares of the Company's common stock were exercised to reduce debt and accounts payable totaling $11,001.

Warrants to purchase 60,000 shares of the Company's common stock at $1.00 per share were exercised by the delivery and cancellation of 40,000 shares of the Company's common stock pursuant to an agreement between the Company and its vice-president of finance.

Private Placement Offering

As of March 31, 2005, the Company completed a private placement commenced on Sesptember 30, 2004 in which 988,750 shares of our common stock and "E" Warrants to purchase 395,500 shares of common stock were sold to ninety-two (92) investors for a total consideration of $3,955,000. Of the total consideration, $3,092,501 was paid in cash by eighty-four (84) investors, thirty-eight (38) of whom were "accredited" investors in the amount of $1,455,000, thirty-four (34) were "non-accredited" investors in the amount of $1,237,000, and eleven (11) were not residsents of the United States in the amount of $400,501. The remaining consideration of $862,499 was paid by cancellation or reduction of outstanding indebtedness owed by us to thirteen (13) investors (of which three were also cash investors and all of which are either "accredited" or non-US residents), ten (10) of whom were directors and/or officers of the Company in the amount of $575,833, and four (4) of whom were not directors or officers of the Company in the amount of $286,666. The "E" Warrants are exercisable at $5.00 per share through December 31, 2006, and none of the Warrants have been exercised.

ZION OIL & GAS, INC.
(A Development Stage Company)

INTERIM FINANCIAL STATEMENTS
FOR
THE NINE MONTHS ENDING
SEPTEMBER 30, 2005

INDEX TO INTERIM FINANCIAL STATEMENTS

Zion Oil & Gas, Inc.
(A Development Stage Company)
Balance Sheets

	September 30,	December 31,
ASSETS	2005	2004
	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$ 294,616	$ 468,409
Note receivable	500,000	-
Refundable value added tax and prepaid expenses	151,647	32,320
Total current assets	946,263	500,729

Unproved oil and gas properties	7,504,137	1,394,938

Property and equipment
net of accumulated depreciation of $9,000 and $485	41,350	14,439

Other assets
Cost associated with public offering	44,175	-
Assets held for severance benefits	5,122	4,668
Total other assets	49,297	4,668

Total assets	$ 8,541,047	$ 1,914,774

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Notes payable to related parties	$ 81,000	$ 144,000
Accounts payable	1,440,452	1,009,402
Accrued liabilities	140,474	23,729
Total current liabilities	1,661,926	1,177,131

Long-term debt	37,000	-

Provision for severance pay	45,209	35,985

Deferred officers compensation	668,595	-

Stockholders' equity
Common stock, par value $.01; 20,000,000 shares authorized;
7,352,288 and 5,537,787 shares issued and outstanding	73,523	55,378
Additional paid in capital	10,006,525	3,696,107
Accumulated deficit	(3,951,731)	(3,049,827)
Total stockholders' equity	6,128,317	701,658

Total liabilities and stockholders equity	$ 8,541,047	$ 1,914,774

The accompanying notes are an integral part of these statements.

Zion Oil & Gas, Inc.
(A Development Stage Company)
Statements of Operations

	Nine-month	Nine-month	Period from
	period ended	period ended	April 6, 2000 (inception)
	September 30, 2005	September 30, 2004	to September 30, 2005
	( Unaudited)	(Unaudited)	(Unaudited)

Revenue	$ -	$ -	$ -

Expenses of operations
General and administrative expenses	876,177	779,973	3,360,941

Termination of initial public offering	-	454,821	507,380
Total expenses of operations	876,177	1,234,794	3,868,321

Loss from operations	(876,177)	(1,234,794)	(3,868,321)

Other income (expense)
Financing expenses, net	(25,727)	(26,977)	(83,410)

Loss before income tax	(901,904)	(1,261,771)	(3,951,731)
Income taxes	-	-	-

Net loss	$ (901,904)	$ (1,261,771)	$ (3,951,731)

Net loss per share of common stock -
Basic and diluted	$ (0.14)	$ (0.26)	$ (1.05)

Weighted average shares outstanding -
Basic and diluted	6,567,546	4,878,079	3,766,175

The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to September 30, 2005
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Balances, April 6, 2000	-	$ -	-	$ -	$ -	$ -	$ -

Issued for cash ($0.001 per share)	-	-	2,400,000	240	2,160	-	2,400

Issuance of shares and warrants in a private
offering which closed in January 2001
($1 per share)	-	-	100,000	10	99,990	-	100,000

Costs associated with the issuance of shares	-	-	-	-	(22,250)	-	(22,250)

Net loss	-	-	-	-	-	(5,364)	(5,364)

Balances, December 31, 2000	-	-	2,500,000	250	79,900	(5,364)	74,786

Issuance of shares and warrants in a private
offering which closed in January 2001
($1 per share)	-	-	135,000	13	134,987	-	135,000

Issuance of shares and warrants in a private
offering which closed in September 2001
($1 per share)	-	-	125,000	12	124,988	-	125,000

Payment of accounts payable through
issuance of shares and warrants	-	-	40,000	4	39,996	-	40,000

Payment of note payable through
issuance of shares and warrants	-	-	25,000	3	24,997	-	25,000

Issuance of shares and warrants in a private
offering which closed in November 2001
($1 per share)	-	-	175,000	18	174,982	-	175,000

Costs associated with the issuance of shares	-	-	-	-	(84,676)	-	(84,676)

Net loss	-	-	-	-	-	(166,753)	(166,753)

Balances, December 31, 2001	-	-	3,000,000	300	495,174	(172,117)	323,357

(Continued on following page)
The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to September 30, 2005
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Change in par value of common shares
from $0.0001 per share to $0.01 per share	-	-	-	29,700	(29,700)	-	-

Issuance of shares and warrants in
a private offering which closed in
January 2002 ($1 per share)	-	-	20,000	200	19,800	-	20,000

Issuance of shares and warrants in
a private offering which closed in
November 2002 ($10 per share)	25,400	254	-	-	253,746	-	254,000

Payment of accounts payable through
issuance of shares and warrants	12,700	127	532,500	5,325	334,048	-	339,500

Payment of note payable through
issuance of shares and warrants	5,000	50	-	-	49,950	-	50,000

Costs associated with the issuance of shares	-	-	-	-	(159,449)	-	(159,449)

Net loss	-	-	-	-	-	(387,152)	(387,152)

Balances, December 31, 2002	43,100	431	3,552,500	35,525	963,569	(559,269)	440,256

(Continued on following page)

The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to September 30, 2005
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Issuance of shares in connection
with executive employment	-	-	50,000	500	49,500	-	50,000

Issuance of shares on warrants exercise	-	-	165,000	1,650	31,350	-	33,000

Issuance of dividend shares to
record holders as of December 31, 2002	4,310	43	-	-	(43)	-	-

Issuance of shares and warrants in
a private offering which closed in
February 2003 ($10 per share)
for cash consideration	10,500	105	-	-	104,895	-	105,000
for reduction of accounts payable	4,554	46	-	-	45,494	-	45,540

Issuance of shares and warrants as
compensation for extension of
$100,000 line of credit	1,000	10	-	-	9,990	-	10,000

Payment of account payable through
issuance of shares and warrants	100	1	-	-	999	-	1,000

Conversion of preferred shares to common
shares in reincorporation merger	(63,564)	(636)	762,768	7,628	(6,992)	-	-

Issuance of shares in a private offering
which closed in July 2003 ($3 per share)
for cash consideration	-	-	33,000	330	98,670	-	99,000
for reduction of accounts payable	-	-	3,000	30	8,970	-	9,000

Issuance of shares upon
exercise of options and warrants:
for cash consideration	-	-	25,000	250	24,750	-	25,000
for reduction of accounts payable	-	-	124,083	1,241	142,217	-	143,458

Issuance of shares upon
exercise of warrants for cash consideration	-	-	63,500	635	82,115	-	82,750

Payment of account payable through
issuance of shares	-	-	80,000	800	139,200	-	140,000

Costs associated with the issuance of shares	-	-	-	-	(58,484)	-	(58,484)

Net loss	-	-	-	-	-	(815,314)	(815,314)

Balances, December 31, 2003	-	-	4,858,851	48,589	1,636,200	(1,374,583)	310,206

(Continued on following page)

The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to September 30, 2005
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of shares on warrants exercise	-	-	122,500	1,225	182,525	-	183,750

Issuance of shares and warrants in
a private offering	-	-	263,083	2,631	1,007,619	-	1,010,250

Payment of officer salaries through
issuance of shares and warrants	-	-	114,603	1,146	278,050	-	279,196

Payment of director honorariums through
issuance of shares and warrants	-	-	11,250	112	44,888	-	45,000

Payment of account payable through
issuance of shares and warrants	-	-	12,500	125	49,875	-	50,000

Payment of bridge loan through
issuance of shares and warrants	-	-	125,000	1,250	498,750	-	500,000

Payment of bridge loan interest and commitment fee
through issuance of shares and warrants	-	-	7,500	75	29,925	-	30,000

Payment of bridge loan finders fee through
issuance of shares and warrants	-	-	2,500	25	7,475	-	7,500

Payment of service bonus through
issuance of shares and warrants	-	-	20,000	200	19,800	-	20,000

Costs associated with the issuance of shares	-	-	-	-	(59,000)	-	(59,000)

Net loss	-	-	-	-	-	(1,675,244)	(1,675,244)

Balances, December 31, 2004	-	-	5,537,787	55,378	3,696,107	(3,049,827)	701,658

(Continued on following page)

The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Period from April 6, 2000 (inception) to September 30, 2005
(Continued)
						Deficit
						Accumulated
					Additional	in
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of shares on warrants exercise:
for cash	-	-	363,167	3,632	483,643	-	487,275
for payment of deferred officer salaries	-	-	17,334	173	20,828	-	21,001
for exchange of shares of common stock	-	-	160,000	1,600	(1,600)	-	-

Cancellation of shares tendered
for warrants exercise	-	-	(40,000)	(400)	400	-	-
Issuance of shares and warrants in a private
offering that closed in March 2005:
for cash	-	-	518,750	5,188	2,069,812	-	2,075,000
for payment of deferred officer salaries	-	-	10,000	100	39,900	-	40,000
for payment of account payable	-	-	6,250	62	24,938	-	25,000

Issuance of shares and warrants in a private
offering that closed in June 2005:
for cash	-	-	261,000	2,610	1,302,390	-	1,305,000
for payment of directors honoraria	-	-	14,000	140	69,860	-	70,000
for payment of account payable	-	-	1,000	10	4,990	-	5,000

Issuance of shares in a private
offering that closed in September 2005:
for cash	-	-	461,000	4,610	2,300,390	-	2,305,000
for payment of deferred officer salaries	-	-	40,000	400	199,600	-	200,000
for payment of account payable	-	-	2,000	20	9,980	-	10,000

Costs associated with the issuance of shares	-	-	-	-	(214,713)	-	(214,713)

Net loss	-	-	-	-	-	(901,904)	(901,904)

Balances, September 30, 2005	-	$ -	7,352,288	$73,523	$10,006,317	($3,951,731)	$6,128,317

The accompanying notes are an integral part of these statements.

Zion Oil & Gas, Inc.
(A Development Stage Company)
Statements of Cash Flows
			Period from
	Nine-month	Nine-month	April 6, 2000
	period ended	period ended	(inception) to
	September 30, 2005	September 30, 2004	September 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

Cash flow from operating activities
Loss for the period	$ (901,904)	$ 1,261,771)	$ (3,951,731)

Adjustments to reconcile loss to cash flows from
operating activities:
Depreciation	8,515	447	9,000
Changes in assets and liabilities:
Increase in assets held for severance pay	(454)	(399)	(5,122)
Increase in current liabilities	1,214,440	651,642	1,043,926
Decease in other liabilities	(13,826)	-	750,804
Increase in receivables and prepaid expenses	(619,327)	18,527	(676,855)
Cash used in operating activities	(312,556)	(591,554)	(2,829,978)

Cash flows from investing activities
Investment in oil and gas properties	(6,109,199)	(243,381)	(7,504,137)
Property and equipment	(35,426)	(6,787)	(50,350)
Net cash used in investing activities	(6,144,625)	(250,168)	(7,554,487)

Cash flows from financing activities
Loan proceeds-related parties	-	11,000	650,000
Loan principal repayments-related party	(1,000)	(4,500)	(32,000)
Loan proceeds - other	-	500,000	500,000
Loan principal repayments - other	-	(500,000)	(500,000)
Proceeds from sale of stock	6,375,190	1,410,597	10,634,055
Financing costs of issuing stock	(90,802)	(58,484)	(572,974)
Net cash provided by financing activities	6,283,388	1,358,613	10,679,081

Net increase (decrease) in cash	(173,793)	516,891	294,616
Cash - beginning of period	468,409	13,264	-
Cash - end of period	$ 294,616	$ 530,155	$ 294,616

The accompanying notes are an integral part of these statements.

ZION OIL & GAS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (Continued)

			Period from
	Nine-month	Nine-month	April 6, 2000
	period ended	period ended	(inception) to
	September 30, 2005	September 30, 2004	September 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
SUPPLEMENTAL INFORMATION
Cash paid for interest	$ 5,090	$ 10,000	$ 29,371
Payment of accounts payable through
issuance of preferred and common stock	336,001	293,360	1,373,359
Payment of notes payable through issuance
of common stock	-	500,000	575,000
Payment of accounts payable through
issuance of note payable	-	-	34,678
Financing costs paid through issuance of
common stock	45,000	7,500	77,500
Increase in accounts payable and deferred
compensation for financing costs	8,612	22,502	412,663

The accompanying notes are an integral part of these financial statements

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (Unaudited)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

Effective July 9, 2003, Zion Oil & Gas, Inc., a Florida corporation ("Zion Florida") was merged into its wholly owned Delaware subsidiary, Zion Oil & Gas, Inc. (the Company), the purpose of which was solely to reincorporate from Florida to Delaware in anticipation of a public offering. Upon the reincorporation, all the outstanding shares of common stock in Zion Florida were converted into common stock of the Company on a one-to-one basis and all the outstanding shares of preferred stock in Zion Florida were converted into common stock of the Company at the ratio of twelve shares of common for each share of preferred stock. All of the outstanding warrants and options of Zion Florida were converted into equivalent warrants and options of the Company.

The Company holds a petroleum exploration license on approximately 98,100 acres of unproved properties in north-central Israel called the "Ma'anit-Joseph License", issued to the Company by the State of Israel. The term on the license expires April 30, 2007 and it contains a commitment to drill or re-enter a well on or before April 30, 2005. On April 10, 2005 the Company commenced of the re-entry of the Ma'anit #1 and deepening of the well. On July 19, 2005 the well reached a depth of 15,509' and testing and completion began thereafter. During drilling and completion operations, the well had numerous significant oil and gas shows in different zones. At present, completion operations on the Ma'anit #1 well have been temporarily suspended and the drilling rig has been released. It is anticipated that during the next few months the Company's engineers will be designing a comprehensive completion procedure using a smaller and less expensive completion rig. They will also be planning the drilling of the next well on the Ma'anit structure to better appraise its overall size, dimensions and production potential. The timing for the completion rig work on the Ma'anit #1 and the drilling of the appraisal well is dependent upon rig availability in Israel and other factors, but both are anticipated to commence in 2006. The Company is required to submit a work program for the remaining term of the license to the Petroleum Commissioner for his approval by February 2006.

Effective August 1, 2005, the Company received formal notification and documentation from the Minister of National Infrastructures and the Petroleum Commissioner granting the Company's application for a Preliminary Permit with Priority Rights for an area covering approximately 121,100 acres abutting on and immediately to the north of the Ma'anit-Joseph License. The permit is designated the "Asher" Permit and covers lands on Israel's coastal plain and Mt. Carmel range. The Asher Permit is for an 18-month period and is subject to a work program, with an estimated total cost of $325,000, which requires the Company to perform certain geological and geophysical work. Upon satisfactory performance of the work program, as may be amended, the Company will be entitled to the grant of an exploration license for a period of up to seven years for a portion of the Asher Permit area not to exceed 400,000 dunam (approximately 98,800) acres. As of September 30, 2005, work on this program had not commenced. Operations in Israel are conducted through a branch office and the License and Permit are held directly in the name of the Company.

Basis of Presentation

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. Since the Company is in the development stage, it has limited capital resources, insignificant revenue, and a loss from operations. The propriety of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital to finance its current operations and, ultimately, to achieve profitable operations. Given the scope of the Company's planned operations over the next year, the success of the Company's recent private placements of $3,955,000 in common stock and warrants that closed March 31, 2005, its accredited private placement of $1,380,000 in common stock and warrants that closed June 10, 2005, its second accredited private placement of $3,230,000 of common stock that closed October 24, 2005, warrants exercised for $390,000 in December 2005, private placements of $814,000 in common stock and warrants in December 2005 through January 24, 2006, and the recent exploration efforts of the Company in Israel, it is the opinion of management that the going concern basis is appropriate.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Presentation

On February 17, 2004, the registration statement with the Securities and Exchange Commission was declared effective to offer 7,000,000 shares of the Company's common stock to the public. The minimum offering requirement of $6,500,000 was not subscribed by the offering termination date of August 30, 2004. As a result, no securities were sold to the public, all escrow subscription funds (approximately $3.7 million) that had been received relating to the offering were sent back to the subscribers by the escrow agent, and the Company removed from registration the 7,000,000 shares of the Company's common stock. Management plans to continue to raise capital through debt and private offerings, and intends during the fourth quarter of 2005 to file a registration statement for a public offering with a lower minimum. Management intends to continue to use the proceeds from debt and/or equity sales to explore for and develop oil and gas reserves in Israel. The Company believes that these actions will enable the Company to carry out its business plan and to achieve profitable operations. In the opinion of management, all adjustments considered necessary for a fair presentation of financial position, results of operations, and changes in financial position have been included.

Financial Statements in United States Dollars

The currency of the primary economic environment in which the operations of the Company are conducted is the United States dollar ("dollar"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), and may not be exchangeable for dollars.

Cash

The Company maintains its cash balance at two banks with one bank located in the United States and one bank located in Israel. The account at the bank located in the United States is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Oil and Gas Properties

The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is included in income from continuing operations before income taxes and the adjusted carrying amount of the unproved properties is amortized on the unit-of-production method.

Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. As of September 30, 2005 no unproved property was found to be impaired. The net capitalized costs are subject to a "ceiling test" which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. The recoverability of amounts capitalized for oil and gas properties is dependent upon the identification of economically recoverable reserves, together with obtaining the necessary financing to exploit such reserves and the achievement of profitable operations.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment other than oil and gas property and equipment is recorded at cost and depreciated over their estimated useful lives of five to ten years.

Long-Lived Assets

Long-lived assets, other than oil and gas properties, are periodically reviewed for impairment based on an assessment of future operations. The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Measurement of an impairment loss is based on the fair market value of the asset. Impairment for oil and gas properties is computed in the manner described above under "Oil and Gas Properties."

Costs Associated With Public Offering

Costs associated with each specific private or public offering are accumulated until either the closing of the offering or its abandonment. If the offering is abandoned, the costs are expensed in the period the offering is abandoned. If the offering is completed and funds are raised, the accumulated costs are a reduction to the paid-in capital attributable to the offering. Financing costs not attributable to any specific offering are charged to expense as incurred.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

3. PROVISION FOR SEVERANCE PAY

Under Israeli law and labor agreements, an Israeli employer is required to make severance payments to its dismissed Israeli employees who leave its employment under certain circumstances. The liability in respect of certain of the company's employees is discharged in part by participating in a defined contribution pension plan and making regular deposits with recognized pension funds. The deposits are based on certain components of the salaries of the said employees. The custody and management of the amounts so deposited are independent of the company's control and accordingly such amounts funded (included in expenses on a accrual basis) and related liabilities are not reflected in the balance sheet. Part of the liability is discharged by deposits made with severance pay funds.

The liability for severance pay is calculated on the basis of the latest salary paid to each employee multiplied by the number of years of employment. The liability is covered by the amounts deposited including accumulated income thereon as well as by the unfunded provision. Withdrawals from the funds may be made only upon termination of employment.

The Company's liability for termination of the employer-employee relationship is composed as follows:

September 30, 2005
Provision for severance pay	$45,209
Amounts funded including accumulated income	5,122
$40,087

Zion Oil & Gas, Inc.
(A Development Stage Company
NOTES TO FINANCIAL STATEMENTS (Unaudited)

4. STOCKHOLDERS' EQUITY

The Company has reserved 690,700 shares of common stock as of September 30, 2005 for the exercise of warrants. These warrants have been excluded from earnings per share calculations because they are anti-dilutive at September 30, 2005. These warrants could potentially dilute basic earnings per share in future years. The warrants exercise prices and expiration dates are as follows:

Exercise	Number	Expiration
Price	of Shares	Date

$ 3.00	130,000	December 31, 2005
3.00	40,000	December 31, 2006
4.00	75,000	December 31, 2006
5.00	445,700	December 31, 2006
	690,700

The warrant transactions since January 1, 2004 are shown in the table below:

	Number	Weighted Average
	of Shares	Exercise Price
Outstanding, January 1, 2004	898,520	$ 1.42
Granted to:
Employees, officers and directors	90,000	4.72
Others	211,500	4.22
Expired/canceled	-	-
Exercised	(222,686)	1.36
Outstanding, December 31, 2004	977,334	2.34
Granted to:
Employees, officers and directors	25,000	4.00
Private placement investors	269,200	5.00
Expired/canceled	(40,333)	1.39
Exercised	(540,501)	1.24
Outstanding, September 30, 2005	690,700	4.13

Exercise of Warrants

In January 2005, warrants to purchase 358,167 shares of the Company's common stock were exercised for cash, raising a total of $462,275 and warrants to purchase 17,334 shares of the Company's common stock were exercised to reduce deferred officers salaries payable totaling $21,001. Also in January 2005, warrants to purchase 160,000 shares of the Company's common stock at $1.00 per share were exercised by the delivery and cancellation of 40,000 shares of the Company's common stock pursuant to an agreement between the Company and its vice-president of finance. In September 2005, warrants to purchase 5,000 shares of the Company's common stock were exercised at $5.00 per share.

In connection with the recapitalization merger on July 9, 2003, all then outstanding options were converted to warrants. All such warrants have been exercised or expired as of January 31, 2005.

Zion Oil & Gas, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (Unaudited)

4.  STOCKHOLDERS' EQUITY (continued)

Fair Value of Warrants

The fair value of each warrant granted was estimated on the date of grant using the Minimum Value option-pricing model with the following assumptions:

Risk-free interest rate

2.00%

Expected dividends

-

Expected terms (in years)

3.0

Compensation cost is determined based on the fair value at the grant dates for awards. The fair value and compensation cost associated with grants of warrants during 2005 and 2004 is $0 for each year.  The fair values generated by the Minimum Value model may not be indicative of the future benefit, if any, that may be received by the option or warrant holder.

Private Placement Offerings

Between January 1, 2005 and March 31, 2005, the Company raised $2,140,000 through the sale of 535,000 shares of common stock and warrants to purchase 214,000 shares of the Company's common stock in a private placement offering.  The warrants are exercisable at $5.00 per share expire December 31, 2006 and are designated "E Warrants."  Between April 22 and June 10, 2005, the Company raised $1,380,000 through the sale of 276,000 shares of common stock and 55,200 E warrants.  Between June 20, 2005 and September 30, 2005, the Company raised $2,515,000 through the sale of 503,000 shares of common stock.

5.  RELATED PARTY TRANSACTIONS

Notes payable to related parties includes $43,000 under a loan facility with Cimarron Resources, Inc. (Cimarron) a  company owned by the President of the Company.  Cimarron obtained the monies to lend to the Company through a loan facility with Bank One.  The note accrues interest at Bank One's Prime Rate (5.5% at March 31, 2005) plus 2.5%.  The terms of Cimarron's loan facility to Zion are a 100 month term loan repayable monthly commencing December 1, 2003 in $500 increments, with Cimarron having the option commencing January 15, 2005 to call the loan in whole or in $5,000 increments on 30 days notice.

Notes payable to related parties includes a $75,000 note payable under a line of credit loan agreement with a shareholder of the Company in the maximum amount of $100,000 to be repaid out of the first $200,000 in receipts from a public offering.  Any outstanding balance may be converted at the election of the lender to shares of common stock at $4.00 per share.  Outstanding balances will accrue interest at 10% per annum.  At the direction of the shareholder, a commitment fee of $10,000 was paid to two children of the shareholder in the form of 1,000 shares of preferred stock and warrants to purchase 5,000 shares of the Company's common stock.

Robert E. Render

On June 30, 2004 and August 25 and 31, 2004, pursuant to a loan agreement dated June 30, 2004, the Robert E. Render Trust (the "Render Trust") a trust controlled by Mr. Robert Render (who was, on September 28, 2004, elected a director of the company) loaned the company $100,000, $80,000 and $20,000 respectively ($200,000 in the aggregate) (each such loan, a "Render Loan" and collectively the "Render Loans").   Each Render Loan bore interest at the rate of 10% annually and was due on March 2, 2005, subject to Mr. Render's right to convert each Render Loan into a five year amortized term loan.  In connection with each Render Loan, the company granted the Render Trust a warrant to purchase respectively 20,000, 16,000 and 4,000 (40,000 in the aggregate) shares of common stock of the company at $3.00 per share exercisable at any time between January 1 and December 31, 2006.  On September 30, 2004, the Render Trust forgave all of the Render Loans in consideration for 50,000 shares of common stock of the company and warrants to purchase 20,000 shares of common stock of the company at $5.00 per share, exercisable at any time through December 31, 2006.  During the one-year period ending September 30, 2005, Mr. Render provided $30,000 of consulting services to the Company.

Zion Oil & Gas, Inc.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Unaudited)

5.  RELATED PARTY TRANSACTIONS (CONTINUED)

Richard J. Rinberg

In connection with arranging the loan described in Note 7 below, Mr. Richard J. Rinberg, prior to becoming a director, received a $7,500 fee paid in shares of common stock.

6.  INCOME TAXES

At September 30, 2005, the Company has available net operating loss carryforwards of approximately $4,035,000 to reduce future U. S. taxable income.  These carryforwards expire from 2020 to 2025.

7. LOAN TRANSACTIONS

On February 28, 2004, the Company entered into three $100,000 loan agreements out of $500,000 authorized by the board of directors.  The loans were due on or before the 30th day following the initial closing of the then open initial public offering or February 28, 2005, whichever occured first.  The loans bore interest at 10% and in connection with each of the loans, the Company granted each lender a warrant to purchase 10,000 shares of the Company's common stock at $3.00 per share.  The warrants expire on December 31, 2005.  In connection with the placement of the loan, the Company paid a finder's fee in the amount of 2,500 shares of restricted common stock valued at $7,500. On September 30, 2004, each of the three lenders forgave its loan in full in consideration for 25,000 shares of common stock of the company and warrants to purchase 10,000 shares of common stock of the company at $5.00 per share, exercisable at any time through December 31, 2006.  On November 4, 2004, one of the lenders, Mr.  Rinberg was appointed a director of the Company. See also Note 9.

8.  COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental cleanup of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof.  Although environmental assessments are conducted on all purchased properties, in the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated.

Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation could fall upon the Company.  No claim has been made, nor is the Company aware of any liability, which it may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.  Liabilities for expenditures are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated.

Royalty Commitments

The Company is obligated, according to the Israeli Petroleum Law, 5712-1952 (the Petroleum Law), to pay royalties to the Government of Israel on oil and gas produced from the oil and gas properties of the Company located in Israel (except those reserves serving to operate the wells and related equipment and facilities).  The royalty rate stated in the Petroleum Law is 12.5% of the produced reserves as mentioned above.  At September 30, 2005, the Company does not have any outstanding obligation in respect to royalty payments, since it is at the "exploration stage" and, to this date, no proved reserves have been found.

Zion Oil & Gas, Inc.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (Unaudited)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

Long Term Incentive Plan

The Company has initiated the establishment of a long term management incentive plan for key employees whereby a 1 1/2% overriding royalty or equivalent interest in the Ma'anit-Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company shall be assigned to key employees.

Charitable Trusts

The Company has initiated the establishment of two charitable trusts based in Israel and in the United States for the purpose of supporting charitable projects and other charities in Israel and the United States. A 3% overriding royalty or equivalent interest in the Ma'anit-Joseph License and such other oil and gas exploration and development rights as may in the future be acquired by the Company shall be assigned to each charitable organization (6% overriding interest in the aggregate).

9. SUBSEQUENT EVENTS

During October 2005:  (i) the Company raised $990,000 from the sale of 198,000 shares of common stock; (ii) Mr. Richard J. Rinberg was elected president; and (iii) the board of directors approved an award to Mr. Rinberg of 200,000 shares of common stock valued at $500,000 as compensation for the two year period beginning November 1, 2005, subject to restrictions and vesting requirements.

During December 2005 the Company raised $390,000 from the exercise of warrants to purchase 130,000 shares of common stock.  During December 2005 through January 24, 2006, the Company raised $814,000 from the sale of 148,000 shares of common stock and warrants to purchase 19,625 shares of common stock at $5.50 per share at any time from July 1, 2007 (as may be deferred by the Company for up to six months) through December 31, 2008

Zion Oil & Gas, Inc.

SUBSCRIPTION AGREEMENT

The Investor named below, by payment of a wire transfer or check payable to ZION OIL & GAS, INC.  ESCROW ACCOUNT, hereby subscribes for shares of common stock, $.01 par value ("the Shares") indicated below (minimum purchase of 100 shares at a purchase price of $7.00 per Share) of Zion Oil & Gas, Inc. Shares must be purchased in increments of $700. By such payment, the named Investor acknowledges receipt of the Prospectus and any amendment, the terms of which govern the investment in the Shares.

A.  INVESTMENT:

(1) No. of Shares purchased _________.  Dollar Amount: $___________

(2) [  ]Initial Purchase; or [  ]Additional Purchase

(3) [  ]Check Payment Enclosed:  Number:_________ Date:___/___/____; or

(4) [  ]Wire Transfer:   Sending Bank:______________________Wire #:_________ Date:___/___/____

    Address_____________________________________Phone #_______________

B.  REGISTRATION:

(1)  Registered Owner: [  ]Mr.  [  ]Mrs. [  ]Ms.   ]Dr.  [  ]Other _______________________________

Name:_______________________________________________________________________________

(2)  Co-owner:  [  ]Mr.  [  ]Mrs. [  ]Ms. [  ]Dr.  [  ]Other _____________________________________

Name:_______________________________________________________________________________

(3)  Mailing Address: __________________________________________________________________

(4)  Residence Address (if different from above):_____________________________________________

(5)  Telephone #: (Home) (_____) _____ - ________ (Office) (_____) _____ - ________________

(6) Email Address:_____________________________________________________________________

(7)  Birth Date:______ /______ /____   (8)Birth Date Co-Owner_____/_____/________

(9)  Please indicate Citizenship Status:  [  ]U.S. Citizen  [  ]Other_________________________

(10) Social Security (National Identity) Number:___________________________________________

(11) Co-Owner:_______________________________________________________________________

Corporate or Custodial  Taxpayer ID #: __________________________________________________

C.  OWNERSHIP: [  ]Individual Ownership  [  ]IRA or Keogh  [  ]Joint Tenants with Rights of Survivorship  [  ]Trust/Date of Trust Established Pension/Trust  ___ / ___ / ___  (S.E.P.)

[  ]Tenants in Common   [  ]Tenants by the Entirety  [  ]Corporate Ownership  [  ]Partnership

[  ]Other _____________________________________________________________________________

Zion Oil & Gas, Inc.--Subscription Agreement, page 2

D.  SIGNATURES: By signing below, I/we represent that I/we have relied on the information set forth in the Prospectus, as and if amended, and on no other statement whatever, whether written or oral.

Signatures - Registered Owner: _______-____________ Co-Owner: _____________________________

  Print Names of Custodian or Trustee:

_____________________________________________________________  Date:__________________

Authorized Signature: ________________________Witness Signature:  __________________________

F.  RETURN OF PAYMENT SHOULD BE SENT TO (IF DIFFERENT FROM REGISTERED OWNER):

Name: _________________________________ c/o: __________________________________________

Address: _____________________________________________________________________________

Account #___________________________ Phone: (_____) ______ - _____________

G.  BENEFICIAL OWNER(S): All reports and financial statements will normally be sent to the registered owner at the address in Section B. If reports and financial statements are to be sent to the Beneficial Owner of an IRA or Keogh, insert name of the Beneficial Owner.

Name of Beneficial Owner Only: _______________________________ Phone: (___)___- ___________

Address: _____________________________________________________________________________

H.   BROKER-DEALER/REGISTERED REPRESENTATIVE DATA (broker-dealer use only):

Broker-Dealer NASD Firm Name: ________________________ Telephone Number: (___)___- _______

Main Office Address: __________________________________________________________________

Authorized Signature: ______________________________________________ Date: ______________

Print or Type Name of Registered Representative:____________________________________________

Signature: _________________________________________________ Phone: (__)______- _________

Branch Office Address: _________________________________________________________________

SEND TO: Network 1 Financial Securities, Inc.   ACCEPTED:

   Attn:  Corporate Securities    ZION OIL & GAS, INC.

   2 Bridge Avenue, Penthouse Suite

   Red Bank, NJ  07701     By:_______________________

   Phone (800) 886-7007       Fax (732) 758-6671  Title:  Date:

Ma'anit #1 Wellbore
(Lithology from mud log)
Formation
Lithology
Depth (meters)
Wellbore Diagram
Norian
3390
Carnian
TRIASSIC
Open sea high energy
3855
Ladinian (Saharonim)
Rising open sea - high wave energy
4145
Anisian (Givanim & Ra'af)
Givanim Shale? Top of Ra'af - 4340
4560
Scythian (Zafir)
PALEOZOIC
Permian
3300
3350
3400
3450
3500
3550
3600
3650
3700
3750
3800
3850
3900
3950
4000
4050
4100
4150
4200
4250
4300
4350
4400
4450
4500
4550
4600
4650
4700
Total Depth 4719
Top of Triassic 3382 by log interpretation (10,768 ft) (First paleo marker @ 3302) Highest Structural position in Northern Israel
Drilling breaks with gas shows start @ 3475 (11,401 feet)
Water-bearing intrusive volcanics dated as Cretaceous age
9-7/8" Hole
Open Perforations 4345 to 4351.1 meters (14,255 to 14,275 feet).
Determined oil/water contact to be at 4613 meters. After recovering water from the Scythian, set cement plug from total depth to 4453 meters to isolate water.
6" Hole
Lithographic Legend
dolomite
limestone
shale
volcanics

350,000 Shares (Minimum)   2,000,000 Shares (Maximum)

Zion Oil & Gas, Inc.

Shares of Common Stock, Par Value $.01 per Share

Purchase Price - $7.00 per Share

TABLE OF CONTENTS

PROSPECTUS SUMMARY *

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS *

RISK FACTORS *

USE OF PROCEEDS *

PLAN OF OPERATION AND MANAGEMENT'S DISCUSSION *

CAPITALIZATION *

DETERMINATION OF OFFERING PRICE *

DILUTION *

ADDITIONAL SHARES TO BE REGISTERED *

DIVIDEND POLICY *

PLAN OF DISTRIBUTION *

LEGAL PROCEEDINGS *

MANAGEMENT *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT *

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS *

EXECUTIVE COMPENSATION *

Stock Option Plan *

DESCRIPTION OF SECURITIES *

SHARES ELIGIBLE FOR FUTURE SALE *

INTEREST OF NAMED EXPERTS AND COUNSEL *

BUSINESS AND PROPERTIES *

TAX CONSEQUENCES *

EXPERTS *

WHERE YOU CAN FIND MORE INFORMATION *

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 24.  Indemnification of Directors and Officers

 Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

 We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum offering amounts.  Each amount, except for the commission registration fee and listing fee, is estimated.

Minimum

Maximum

SEC Filing Fee

$1,648

$1,648

Non-Accountable Underwriter's Costs

73,500

420,000

Accounting Fees and Expenses

45,000

45,000

Legal Fees and Expenses

45,000

50,000

Printing Fees and Advertising

25,000

70,000

Listing Fees

50,000

50,000

Fees of Transfer and Escrow Agent

10,000

10,000

Blue Sky Fees and Expenses

5,000

10,000

Travel and Public Relations

23,352

63,352

TOTAL

$278,500

$720,000

Item 26.  Recent Sales of Unregistered Securities

1.     Series A Convertible Preferred Offering Completed in February 2003.

In February 2003, we completed a private placement in which we issued 50,254 shares of our Series A Convertible Preferred Stock and "B Warrants" exercisable at $1.50 per share through December 31, 2004 (later extended to January 31, 2005) to purchase 251,270 shares of common stock to 22 investors for a total consideration of $502,540.  Of the total consideration, $280,000 was paid in cash by 14 investors and $222,540 was a reduction of outstanding indebtedness owed by us to eight investors.  B Warrants to purchase 219,520 shares were exercised and B Warrants to purchase 31,750 shares expired.  On July 9, 2003, in connection with the reincorporation merger from Florida to Delaware, each share of Series A Convertible Preferred Stock was converted into 12 shares of common stock.

Our shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") in view of the following:

  None of these issuances involved underwriters, underwriting discounts or commissions.

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

2.  Common Stock Offering Completed July 2003

On July 10, 2003, we completed a private placement in which we issued 36,000 shares of our common stock to seven investors, one of whom was an officer and director, for a total consideration of $108,000.

Our shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

  None of these issuances involved underwriters, underwriting discounts or commissions.

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

3.  Cimarron Line of Credit.

In early 2002, Zion borrowed $50,590 under a loan facility with Cimarron Resources, Inc, which is owned by Eugene Soltero, the chief executive officer of Zion.  Cimarron obtained the monies to lend to Zion through a loan facility with Bank One.  The interest charged to us is the Cimarron's interest cost which accrues at Bank One's prime rate (6.5% at December 31, 2005) plus 2.5%.   The note was due on the earlier of (a) 30 days following the closing of an initial public offering by Zion; (b) the determination by the Board of Directors of Zion that Zion has raised funds in sufficient amounts to enable Zion to conduct operations prior to the closing of an initial public offering without need for recourse to the loan facility; or (c) the date or dates the principal amount of the monies advanced to Cimarron under the Bank One facility was due.  At the time the terms of the Bank One facility to Cimarron were amended in October 2003, the terms of Cimarron's loan facility to Zion was amended to convert the loan principal outstanding on September 30, 2003 of $50,000 into a 100 month term loan repayable monthly commencing December 1, 2004 in $500 increments, with Cimarron having the option commencing January   15, 2005 (later deferred to July 31, 2007) to call the loan in whole or in $5,000 increments on 30 days notice.  In connection with the conversion of the Cimarron loan to Zion to a 100-month term loan, an option which had been granted to Cimarron to convert $50,000 of the loan principal into 50,000 shares of common stock was modified to allow its exercise by reduction of Zion accounts payable to Cimarron.  Effective September 30, 2003, Cimarron exercised the option in consideration for the forgiveness of $50,000 of accounts payable in connection with services rendered to Zion by Mr. Soltero.  Cimarron transferred the shares to Mr. Soltero.

The issuance of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering.  Eugene Soltero, the control person of Cimarron, is a director and the chief executive officer of Zion.

4.  Rappaport Loan

In February 2003, we entered into a loan agreement with Ms. Irith Rappaport, a shareholder of Zion, to borrow the sum of up to $100,000 to cover certain obligations of Zion.  We paid a commitment fee valued at $10,000 in the form of 1,000 shares of preferred stock and a B Warrant (to purchase 5,000 shares of common stock), to her designees (two of her children).  Monies advanced under this facility bear interest at the rate of 10% per annum and were originally due on February 28, 2004, which date was subsequently extended to December 31, 2004.  On December 9, 2004, the due date was extended to June 30, 2005, in consideration for which Ms. Rappaport was granted the option to convert monies outstanding under the facility into equity securities of Zion in increments of $5,000 (a "unit"), each unit being convertible into 1,250 shares of common stock of the company and warrants to purchase 500 shares of common stock at $5.00 per share at any day through December 31, 2006.  On June 30, 2005, the note was extended to December 31, 2005. As of December 1, 2005, the note was further extended to the earlier of (a) July 31, 2006 provided that if  by July 31, 2006, the company has not closed in a public offering an aggregate minimum amount which provides to the company proceeds from the offering of at least $2,500,000, such date may be extended by mutual agreement or (b) at such time or times as in the opinion of the directors of Zion, funds available to Zion so permit.

The issuance of securities above were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering.  We determined that the purchaser of securities described above, an existing shareholder, was a sophisticated investor who had the financial ability to assume the risk of her total investment, acquired the securities for her children's accounts and not with a view to any distribution thereof to the public.  The certificates evidencing the securities bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.

5.  Options, Warrants and Shares Issued to Officers and Directors

In January 2003, Ralph DeVore exercised warrants previously issued to him for services to purchase 120,000 shares for $0.20 per share.

During the year 2003 we issued to certain directors warrants to purchase common stock at $3.00 per share through December 31, 2005 (the "C Warrants").  All the warrants had a recorded value of $0 upon issuance because the underlying common stock would be restricted upon their issuance and there was no market for the shares of common stock.

Name

C Warrants

Date Issued

Disposition (if any)

Z. Sheldon Fink

25,000

7/14/2003

Exercised 12/1/2005

Eitan Lubitch

25,000

7/14/2003

Exercised 12/1/2005

Paul Oroian

25,000

11/18/2003

Exercised 12/1/2005

Kent Siegel

25,000

11/18/2003

Exercised 12/1/2005

In January 2003 we issued 50,000 shares of common stock and an A Warrant to purchase 200,000 shares to William H. Avery in connection with his employment as vice-president of finance.  The transaction was recorded as a $50,000 charge to general and administrative expenses.  Effective September 30, 2003 Mr. Avery purchased 40,000 shares of common stock by a partial exercise of the A Warrant, in exchange for a reduction of $40,000 of our payables to him.  In January 2004, Mr. Avery exercised the remaining 160,000 shares of common stock in exchange for 40,000 shares of our common stock.

During 2004 and 2005 we issued to certain directors warrants to purchase shares at $4.00 per share through December 31, 2006 (the "$4.00 Warrants") and authorized the issuance to directors, former directors, officers and key employees of warrants or stock options to purchase shares at $5.00 per share between July 1, 2007 (as may be deferred by the company by up to six months) and December 31, 2008 (the "$5.00 Options") as set forth in the table below.  None of the $4.00 Warrants or $5.00 Options have been exercised.

Name

$4.00 Warrants

$5.00 Options

Date Issued/Authorized

Robert Render

25,000

9/30/2004

Richard Rinberg

25,000

11/1/2004

James Barron

25,000

4/4/2005

Yehezkel Druckman

25,000

10/27/2005

Forrest Garb

25,000

10/27/2005

Paul Oroian

25,000

10/27/2005

Kent Siegel

25,000

10/27/2005

Z. Sheldon Fink

25,000

10/27/2005

Eitan Lubitch

10,000

10/27/2005

David Patir

80,000*

10/27/2005

Stephen Pierce

40,000*

10/27/2005

*  The options, to be issued pursuant to the company's 2005 Stock Option Plan, vest ratably over a three year period, one-third at the end of each year of employment.

The issuance or authorization for issuance of the options and warrants, as well as the issuance of shares of common stock purchased upon exercise of the options above, were made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering.  All of the recipients and purchasers of the securities at the time of issuance or authorization for issuance were officers, directors, former directors or key employees of Zion.

6.  Bonus and Relocation Reimbursement for John Brown

Effective September 30, 2003 we awarded a bonus to John Brown in the amount of $80,000 and paid him a non-accountable relocation expense reimbursement of $10,000.  He elected to invest the $90,000 by purchasing 30,000 shares of common stock at $3.00 per share, which was the same price of the most recent sale of our common stock to unrelated third parties.

The issuance of the shares of common stock was made in reliance upon Section 4(2) of the Securities Act, which provides exemptions for transactions not involving a public offering.  The purchaser of the securities is the founder and chairman of the board of Zion.

7.  Working Capital Loans

On February 28, 2004, pursuant to loan agreements dated February 17, 2004, three non-U.S. persons (including Mr. Richard Rinberg, who subsequently became a director and then president of Zion) loaned the company $300,000 (the "Working Capital Loans").  The Working Capital Loans bore interest at 10% annually and were due on February 28, 2005, subject to prepayment in certain circumstances.  In connection with the Working Capital Loans, the company granted the lenders warrants (the "C Warrants") to purchase 30,000 shares of common stock of the company at $3.00 per share, exercisable at any time through December 31, 2005.  On September 30, 2004, the lenders (as part of the transaction set forth in section #11 below) forgave the Working Capital Loans and the accrued interest thereon and in consideration therefore and an additional cash amount of $12,501, were issued 82,500 shares of common stock of the company and warrants (the "E Warrants") to purchase 33,000 shares of common stock at $5.00 per share exercisable at any time through December 31, 2006.  In connection with placing two of the loans in the amount of $200,000 in February 2004, Mr. Rinberg was paid a finder's fee in the amount of 2,500 restricted shares of the company's common stock valued at $7,500.

Prior to Robert Render's appointment as a director of Zion on September 28, 2004, on July 30, 2004 and August 25 and 31, 2004, pursuant to a loan agreement dated June 30, the Robert E. Render Trust, a trust (the "Render Trust") controlled by Mr. Robert Render who subsequently became a director of Zion, loaned the company $100,000, $80,000 and $20,000 respectively ($200,000 in the aggregate) (each such loan, a "Render Loan" and, collectively the "Render Loans".)  Each Render Loan bore interest at the rate of 10% annually and was due on March 2, 2005, subject to Mr. Render's right to convert each Render Loan into a five year amortized term loan.  In connection with each Render Loan, the company granted the Render Trust a warrant to purchase respectively 20,000, 16,000 and 4,000 (40,000 in the aggregate) shares of common stock of the company at $3.00 per share, exercisable at any time between January 1 and December 31, 2006.  On September 30, 2004, the Render Trust forgave all of the Render Loans in consideration for 50,000 shares of common stock of the company and warrants to purchase 20,000 shares of common stock of the company at $5.00 per share, exercisable at any time through December 31, 2006.

Our shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were accredited and sophisticated enough to evaluate the risks of the investment.

  Restrictive legends were and will be placed on all certificates issued as described above.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

8.  Warrant for Services

In October 2005, we authorized the issuance of a warrant to purchase 10,000 shares of common stock  at $5.00 per share exercisable commencing July 1, 2007 (as may be extended for up to six months by the company) through December 31, 2008, to Alberdale & Co., a non-U.S. financial institution based in London, U.K., for financial consulting services rendered.

The issuance of securities above was made in reliance upon Section 4(2) of the Securities Act, which provide exemptions for transactions not involving a public offering.  We determined that the recipient of securities described above was a sophisticated investor who had the financial ability to assume the risk of its total investment and acquired them for their its account and not with a view to any distribution thereof to the public.  The certificates evidencing the securities will bear legends stating that the shares are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from  such registration requirements.

9.  President's Stock Award

Effective November 1, 2005, Mr. Rinberg was elected our president.  In connection with this appointment, the board authorized the chairman and the chief executive officer of the company to negotiate a two year retention agreement commencing November 1, 2005 subject to audit committee review and approval and ratification by the board, the principle element of compensation to be prepaid in the form of  200,000 shares of Zion common stock, subject to certain pro-rated vesting requirements over the two year retention period and voting agreement requirements.  Due to the nature of the restrictions and requirements related to the stock, the transaction was valued at $500,000, and will be accounted for as prepaid expenses that are pro rated at $20,833 per month for the twenty-four month period commencing November 1, 2005. If  Mr. Rinberg's retention is terminated prior to the end of the term, the company shall have the right to repurchase the unearned shares at par. The retention agreement has not yet been finalized nor the shares formally issued.

The issuance of the shares of common stock was authorized and will be made in reliance upon Section 4(2) of the Securities Act, which provides exemptions for transactions not involving a public offering.  The purchaser of the securities is an a director and executive officer of Zion.

10.  Exercise of Outstanding Warrants

During 2003, we issued 75,000 shares of common stock upon the exercise of "A Warrants" (initially to purchase shares of common stock at $1.00 per share through December 31, 2004 and later extended to January 31, 2005) and 13,500 shares of common stock upon the exercise of B Warrants, in consideration for cash in the aggregate amount of $107,750.  Also during the year, in consideration of debt reduction in the aggregate amount of $90,958, we issued 37,000 shares of stock upon the exercise of A Warrants and 47,083 shares upon the exercise of B Warrants. During 2004,  we issued 124,000 shares of common stock upon the exercise of B Warrants, in consideration for cash in the aggregate amount of $186,000.  Also during the year, in consideration of debt reduction in the aggregate amount of $114,196, we issued 61,666 shares of stock upon the exercise of A Warrants and 35,020 shares upon the exercise of B Warrants.

On December 30, 2004, the Company extended by thirty-one (31) days the last day on which its unexercised A Warrants and B Warrants could be exercised from December 31, 2004 to January 31, 2005.  During January 2005, 358,167 shares of our common stock were issued pursuant to A and B Warrants expiring on January 31, 2005 for cash payment in the amount of $461,500, and 7,334 shares of our common stock were issued pursuant to A and B Warrants expiring on January 31, 2005, for debt reduction in the total amount of $11,001.  160,000 shares were issued pursuant to exercise of A Warrants in exchange for 40,000 of shares of our common stock.  On January 31, 2005, A Warrants to purchase 8,833 shares of our common stock expired without being exercised, and B Warrants to purchase 32,000 shares of our common stock expired without being exercised.

In September 2005, E Warrants to purchase 5,000 shares of our common stock were exercised for cash in the amount of $25,000.  During December 2005, C Warrants to purchase 130,000 shares of our common stock at $3.00 per share were exercised for cash in the amount of $390,000.

Our shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

  None of these issuances involved underwriters, underwriting discounts or commissions.

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

11.  Regulation "D" Private Placement

As of March 31, 2005, the Company completed two parallel private placements, one to U.S. residents and one to non-U.S. residents, the first sales of which were  on September 30, 2004 in which 988,750 shares of our common stock and E Warrants to purchase 395,500 shares of common stock were sold to ninety-two (92) investors for a total consideration of $3,955,000.  Of the total consideration, $3,092,501 was paid in cash by eighty-four (84) investors, thirty-eight (38) of whom were "accredited" investors in the amount of $1,455,000, thirty-four (34) were "non-accredited" investors in the amount of $1,237,000, and eleven (11) were not residents of the United  States in the amount of $400,501.  The remaining consideration of $862,499 was paid by cancellation or reduction of outstanding indebtedness owed by us to thirteen (13) investors (of whom three were also cash investors and all of whom were either "accredited" or non-US residents), ten (10) of whom were directors and/or officers of the Company in the amount of $575,833, and four (4) of whom were not directors or officers of the Company in the amount of $286,666.  The E Warrants are exercisable at $5.00 per share through December 31, 2006.  E Warrants for 5,000 shares have been exercised.   Commissions in the amount of $14,500 were paid to Network 1 Financial Securities, Inc.

Our shares were issued in reliance upon Section 4(2) of, and Regulation D and Regulation S pursuant to, the 1933 Act in view of the following:

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

  Distributions to non-U.S. residents under Regulation S met all of the requirements of the Regulation.

  Restrictive legends were and will be placed on all certificates issued as described above.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors (and in the case of investors investing pursuant to Regulation S, such investors qualified as non-U.S. residents), and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

12.  Accredited Private Placement

As of June 10, 2005, the Company completed two parallel private placements, one to U.S. residents and one to non-U.S. residents, in which 276,000 shares of our common stock and E Warrants to purchase 55,200 shares of common stock were sold to thirty-nine (39) investors for a total consideration of $1,380,000.  Of the total consideration, $1,345,000 was paid in cash by thirty-five (35) investors, twenty-nine (29) of whom were "accredited" investors in the amount of $1,025,000, and six (6) were not residents of the United  States in the amount of $320,000.  The remaining consideration of $35,000 was paid by cancellation or reduction of outstanding indebtedness owed by us to four (4) investors (all of whom were either "accredited" or non-US residents), two (2) of whom were directors and/or officers of the Company in the amount of $20,000, and two (2) of whom were not directors or officers of the Company in the amount of $15,000.  The E Warrants are exercisable at $5.00 per share through December 31, 2006.  None of the E Warrants have been exercised.

Our shares were issued in reliance upon Section 4(2) of, and Regulation S pursuant to, the 1933 Act in view of the following:

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

  Distributions to non-U.S. residents under Regulation S met all of the requirements of the Regulation.

  None of these issuances involved underwriters, underwriting discounts or commissions.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited and sophisticated investors (and in the case of investors investing pursuant to Regulation S, such investors qualified as non-U.S. residents), and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

13.  Second Accredited Private Placement

As of October 24, 2005, the Company completed two parallel private placements, one to U.S. residents and one to non-U.S. residents, in which 646,000 shares of our common stock were sold to fifty-two (52) investors for a total consideration of $3,230,000.  Of the total consideration, $2,920,000 was paid in cash by forty-seven (47) investors, thirty-four (34) of whom were "accredited" investors in the amount of $985,000, and thirteen (13) were not residents of the United  States in the amount of $1,925,000.  The remaining consideration of $310,000 was paid by cancellation or reduction of outstanding indebtedness owed by us to five (5) investors, two of whom are executive officers of the Company.

Our shares were issued in reliance upon Section 4(2) of, and Regulation S pursuant to, the 1933 Act in view of the following:

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

  Distributions to non-U.S. residents under Regulation S met all of the requirements of the Regulation.

  None of these issuances involved underwriters, underwriting discounts or commissions.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited and sophisticated investors (and in the case of investors investing pursuant to Regulation S, such investors qualified as non-U.S. residents), and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

14.  Third Accredited Private Placement to U.S. residents

As of January 24, 2006, the Company completed a private placement to U.S. residents, in which 128,000 shares of our common stock and "G Warrants" to purchase common stock at $5.50 per share exercisable commencing July 1, 2007 (as may be extended for up to six months by the company) through December 31, 2008 in the amount of 15,625 shares were sold to fourteen (14) "accredited" investors for a total consideration of $704,000, of which $693,000 was paid in cash by thirteen (13) investors and $11,000 was reduction in accounts payable to one investor.

Our shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

  None of these issuances involved underwriters, underwriting discounts or commissions.

  Restrictive legends were and will be placed on all certificates issued as described above.

  The distribution did not involve general solicitation or advertising.

  The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investor, we have made independent determinations that all of the above-referenced persons were accredited and sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

15.  Private Placement to non-U.S. residents

As of January 24, 2006, the Company completed its first closing in a private placement to non-U.S. residents, in which 20,000 shares of our common stock and "G Warrants" to purchase common stock at $5.50 per share exercisable commencing July 1, 2007 (as may be extended for up to six months by the company) through December 31, 2008 in the amount of 4,000 shares were sold to one (1) investor for a total cash consideration of $110,000.

Our securities were issued in reliance upon Regulation S, promulgated pursuant to the 1933 Act in view of the following:

  The distribution was made only to a non-U.S. resident.

  The distribution met all of the requirements of Regulation S.

  The distribution did not involve general solicitation or advertising.

  The distribution was made only to an investor who was sophisticated enough to evaluate the risks of the investment.

  Restrictive legends were and will be placed on all certificates issued as described above.

In addition to representations given to us by the above-referenced investor, we have made independent determinations that the above-referenced person was a sophisticated investor who qualified as a non-U.S. resident, that she was capable of analyzing the merits and risks of her investment, and that she understood the speculative nature of her investment.

Furthermore, the above-referenced person was provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investor was given access.

16.  Stock for Services

In January 2006, we issued 500 shares of common stock valued at $2,750 to our Israeli Controller for accounting services rendered.

As of January 24, 2006, the Company completed its first closing in a private placement to non-U.S. residents, in which 20,000 shares of our common stock and "G Warrants" to purchase common stock at $5.50 per share exercisable commencing July 1, 2007 (as may be extended for up to six months by the company) through December 31, 2008 in the amount of 4,000 shares were sold to one (1) investor for a total cash consideration of $110,000.

Our securities were issued in reliance upon Regulation S, promulgated pursuant to the 1933 Act in view of the following:

  The distribution was made only to a non-U.S. resident.

  The distribution met all of the requirements of Regulation S.

  The distribution did not involve general solicitation or advertising.

  The distribution was made only to an investor who was sophisticated enough to evaluate the risks of the investment.

  Restrictive legends were and will be placed on all certificates issued as described above.

In addition to representations given to us by the above-referenced investor, we have made independent determinations that the above-referenced person was a sophisticated investor who qualified as a non-U.S. resident, that he was capable of analyzing the merits and risks of his investment, and that he understood the speculative nature of his investment.

Furthermore, the above-referenced person was provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investor was given access.

Item 27.   Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number

Description

1.1

Underwriting Agreement

3.1

Amended and Restated Certificate of Incorporation of Zion Oil & Gas, Inc.

3.2

Amended and Restated Bylaws of Zion Oil & Gas, Inc.

4.1

Specimen Certificate for Zion Common Stock, par value $.01 per share

4.2

Employee Stock Option Plan

5.1

Opinion of Alice A. Waters, Attorney at Law, regarding legality of securities being registered

8.1

Opinion of Ray, Cho, Wiley, Van Brauman & Gibson, LLPC, regarding Israeli tax impact to United States Shareholders

8.2

Due diligence report of Forrest A. Garb & Associates

9.1

Stockholders' and Voting Agreement (with John M. Brown)

9.2

Stockholders' and Voting Agreement (with Ralph DeVore)

9.3

2005 Stockholders' and Voting Agreements

10.1

Ma'anit-Joseph License, as extended and supplemented

10.2

Asher Preliminary Permit

10.3*

Form of Escrow Agreement

10.5

Employment Agreements with Executive Officers

16.1

Letter on Change in Certifying Accountant

23.1

Consent of Alice A. Waters, Attorney at Law (included in the opinion filed as Exhibit 5.1 to this registration statement)

23.2

Consent of Lane Gorman Trubitt, L.L.P.

23.3

Consent of Ray, Cho, Wiley, Van Brauman & Gibson, LLPC

23.4

Consent of Forrest A. Garb & Associates, Inc.

24.1

Powers of Attorney

_______________________

* To be filed by amendment

Item 28. Undertakings.

 The undersigned registrant hereby undertakes:

    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:  (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) To provide to the Placement Agent(s) at each closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 25, 2006.

 ZION OIL & GAS, INC.
(Registrant)

 By:      /s/ E A SOLTERO
 Eugene A. Soltero

 Chief Executive Officer

(Principal Executive Officer)

 By:      /s/ DAVID PATIR

 David Patir, Senior Vice-President
 (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature

Title

Date

/s/ JOHN M. BROWN

Chairman of the Board and Director

January 25, 2006

John M. Brown

/s/ EUGENE A. SOLTERO

Chief Executive Officer and Director

January 25, 2006

Eugene A. Soltero

*

President and Director

January 25, 2006

Richard Rinberg

*

Executive Vice President and Director

January 25, 2006

Glen H. Perry

*

General Counsel and Director

January 25, 2006

Philip Mandelker

*

Director

January 25, 2006

Paul Oroian

*

Director

January 25, 2006

Kent Siegel

*

Director

January 25, 2006

Robert Render

*

Director

January 25, 2006

James Barron

*

Director

January 25, 2006

Yehezkel Druckman

*

Director

January 25, 2006

Forrest A. Garb

* By:  /s/  EUGENE A. SOLTERO

    Eugene A. Soltero, Attorney-in-Fact